Exhibit 10.1

REDEVELOPMENT AGREEMENT

by and between

NEW JERSEY SPORTS AND EXPOSITION AUTHORITY

and

MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP

DEVELOPMENT AND CONSTRUCTION OF
A MIXED-USE REDEVELOPMENT PROJECT

at

THE MEADOWLANDS SPORTS COMPLEX

December 3, 2003.

THIS DRAFT AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO ARE STRICTLY CONFIDENTIAL AND ARE FOR THE USE OF THE INTENDED RECIPIENTS ONLY.  THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES APPENDED HERETO SHOULD NOT BE FURTHER REPRODUCED, DUPLICATED OR DISSEMINATED BY ANY MEANS WHATSOEVER.

REDEVELOPMENT AGREEMENT

THIS REDEVELOPMENT AGREEMENT is made as of the 3rd day of December, 2003 (this “Agreement”), by and between the NEW JERSEY SPORTS AND EXPOSITION AUTHORITY, a public body corporate and politic with corporate succession and having an address at Meadowlands Sports Complex, 50 State Route 120, East Rutherford, New Jersey 07073 (the “Authority”), and MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP, a Delaware limited partnership, having an address at c/o The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, and its permitted successors and assigns (the “Developer”).  The Developer and the Authority are referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Legislature of the State of New Jersey has found that the holding of athletic contests, horse racing, spectator sporting events, trade shows, entertainment events and other expositions and forums will promote the general health and welfare of the people of New Jersey; and

WHEREAS, pursuant to Public Law 1971, Chapter 137 (codified at N.J.S.A. 5:10-1 et seq., and as thereafter amended and modified, the “Enabling Legislation”) the Legislature of the State of New Jersey established the Authority to, inter alia, promote athletic contests, spectator sporting events, trade shows and other expositions and to carry out projects as set forth in the Enabling Legislation; and

WHEREAS, the Authority owns certain real property consisting of approximately 750 acres in the Borough of East Rutherford, New Jersey, commonly known as “The Meadowlands Sports Complex” or “The Meadowlands” (as more particularly described in Exhibit A-1 attached hereto) on which the Authority has constructed, inter alia, an enclosed sports arena and associated surface parking lots, walks and driveways (currently known as the Continental Airlines Arena and formerly known as the Brendan Byrne Arena, and hereinafter referred to as the “Arena”), Giants Stadium, and the Meadowlands Racetrack, such real property and improvements being collectively referred to herein as the “Meadowlands Complex” or the “Sports Complex”); and

WHEREAS, in furtherance of its mission under Section 5:10-6 of the Enabling Legislation, and in the exercise of its statutory powers, the Authority has determined that it is necessary to improve the Meadowlands Complex with a project including, but not limited to, an entertainment complex, retail and other vending facilities, restaurants, recreation areas, hotel, offices and other buildings, structures, facilities, properties and appurtenances that are related to, incidental to, necessary for or complementary to the purposes of such project and overall to the Meadowlands Complex, as hereinabove defined; and

WHEREAS, pursuant to that goal, in June 2002, the Authority publicly circulated a request for proposals (the “RFP”) seeking a developer to construct, manage and otherwise effectuate, in conjunction with the Authority, the foregoing facilities subject to the provisions of the Enabling Legislation, other applicable laws and regulations and a redevelopment agreement to be entered into between the Authority and the selected developer; and

WHEREAS, several entities and interested parties submitted development proposals in response to the RFP (each, a “Response”); and

WHEREAS, all Responses and supplements thereto were thoroughly reviewed by the Authority and, on the basis of the Developer’s Response, the Authority’s evaluation thereof and additional public query and comment, the Authority’s Board of Commissioners, by resolution duly adopted February 12, 2003, has determined that the Authority should enter into exclusive negotiations with the Developer for development of the real property located within the Meadowlands Complex (adjacent to but excluding the Arena and the Arena Site, as such terms are defined in Schedule 1.1 hereto), consisting of approximately 100 acres and as more particularly described in Exhibit “A” attached hereto (the “Project Site”); and

WHEREAS, the Authority has concluded the above-referenced negotiations and is entering into this Agreement with the Developer as the master developer for a mixed-use project consisting of buildings and structures comprising a total of approximately 5,000,000 square feet of gross leaseable area (“GLA”) which project includes the following components, entitlements and rights (each a “Component” or “Project Component” and collectively, the “Project”): (a) approximately 12,500 parking spaces located on the Project Site or within the Project buildings or Components (as further defined on Schedule 1.1 hereof, the “Parking Component”); (b) approximately 2,200,000 square feet of GLA of entertainment, recreation, retail and other vending facilities, dining facilities and other facilities vending food or beverage, together with such other facilities, whether vending or otherwise, related to, necessary for, incidental to and/or complementary to the activities and purposes of the Project and overall to the Meadowlands Complex and activities carried out by the Authority and/or by the Sports Complex Users on the Meadowlands Complex together with a fashion area of retail, not specifically oriented to entertainment or recreation, of approximately 600,000 square feet of GLA, and also including approximately 500,000 square feet of common area which, together with the above-described 2,200,000 square feet of GLA comprising approximately 2,700,000 square feet (the “Entertainment/Retail Component”); (c) approximately 1,760,000 square feet of Class “A” office space, together with ancillary and/or complementary supporting retail and vending space that is related to, necessary for, incidental to and/or complementary to the Class “A” office use and activities and the purposes of the Project and overall to the Meadowlands Complex and activities carried out by the Authority and/or by the Sports Complex Users on the Meadowlands Complex (the “Office Component”); (d) approximately 500,000 square feet of hotel space, together with ancillary and/or complementary supporting retail and vending space that is related to, necessary for, incidental to and/or complementary to the hotel use and activities and purposes of the Project and overall to the Meadowlands Complex and activities carried out by the Authority and/or the Sports Complex Users on the Meadowlands Complex, and including approximately 520 hotel rooms (the “Hotel Component”); (e) certain on- and off-site improvements to the traffic and transportation infrastructure servicing the Project Site, all as further described in this Agreement and as to be described in the Master Plan, and (f) the related rights granted to the Developer under this Agreement and the Project Agreements; it being understood that the configuration of the floor area of the Project (in its entirety) and each of the foregoing Components may be subject to adjustment based upon the Master Plan approval process set forth herein and/or the final Development Approvals issued for or with respect to the Project and as more fully set forth in this Agreement; and

WHEREAS, in selecting the Developer to develop and operate the Project, the Authority has determined that the Developer’s Response to the RFP and the Project (as described above) are consistent with, and satisfy the requirements of, the RFP; and

WHEREAS, the Parties are entering into this Agreement in furtherance of the above public purposes and in order to set forth the terms and conditions governing the design, permitting, construction, operation and maintenance of the Project.

NOW, THEREFORE, in consideration of the promises and mutual obligations of the Parties hereto and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound thereby, do hereby covenant and agree with the other as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

SECTION 1.1.  Definitions and Recitals.  Capitalized terms used in this Agreement and its schedules and exhibits shall have the meanings described in the text of this Agreement (or schedules and exhibits, as the case may be) which defined terms may be further refined or described in Schedule 1.1 hereto which when taken together shall comprise the complete defined term.  The Recitals set forth in this Agreement, as well as the definitions contained therein, are hereby incorporated herein as if fully set forth herein.

SECTION 1.2.  Conflict with Project Agreements.  This Agreement and each of the Project Agreements are each intended to address each of the respective matters specifically set forth therein.  Prior to Completion of the Project in its entirety (or Completion of a Component thereof, as the case may be), in the event of any conflict between the terms of this Agreement and the terms of any other Project Agreement, the terms of this Agreement shall control absent an unambiguous intent to the contrary.  Following Completion of the Project in its entirety (or Completion of a Component thereof, as the case may be), in the event of any conflict between the terms of the Ground Lease and the terms of any other Project Agreement, the terms of the Declaration and the Ground Lease (or the applicable Component Lease, as the case may be) shall control absent an unambiguous intent to the contrary.  Nothing in the foregoing shall be interpreted to mean that this Agreement terminates upon completion of the Project or Component thereof and the provisions of this Agreement are, unless otherwise expressly provided to the contrary herein, intended to remain in effect following completion of the Project or Component thereof, as the case may be.

SECTION 1.3.  Drafting Ambiguities; Interpretation.  In interpreting any provision of this Agreement, no weight shall be given to, nor shall any construction or interpretation be influenced by, the fact that counsel for one of the Parties drafted this Agreement, each Party recognizing that it and its counsel have had an opportunity to review this Agreement and have contributed to the final form of same.  Unless otherwise specified (i) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, (ii) the words “consent” or “approve” or words of similar import, shall mean the prior written consent or approval of the Authority or Developer, as the case may be, unless expressly stated to the contrary herein, (iii) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”, (iv) “hereunder” shall be deemed to refer to the provisions of this Agreement in their entirety and not to a provision contained within any particular Section, and (v) the Schedules and Exhibits to this Agreement are incorporated herein by reference.

ARTICLE 2
APPOINTMENT OF DEVELOPER

SECTION 2.1.  Appointment of Developer; No Warranty.  (a) Appointment; Acceptance.  The Authority hereby appoints the Developer as the master developer of the Project, and Developer hereby accepts such appointment upon and subject to the terms and conditions set forth in this Agreement.  Developer shall (i) act as the master developer for the Project and shall cause the Project to be designed, permitted and constructed materially in accordance with the requirements of this Agreement, the Master Plan and the Development Approvals, (ii) cause the Project to be operated and maintained in accordance with the terms hereof and the provisions of the Ground Lease and, to the extent applicable, Developer may effect such obligations by and through the Project Agreements, including without limitation, any Component Lease(s) and Component Agreements, and (iii) provide (or cause to be provided) all materials, fixtures, furniture, supplies, equipment, all architectural, engineering and consulting services and labor necessary for the design, permitting, and construction of the Project, in all material respects in accordance with this Agreement.  The Authority and the Developer and their respective agents, employees and representatives shall use their respective diligent and commercially reasonable efforts to work collaboratively through the completion of the Project in its entirety, unless this Agreement has been terminated in accordance with its terms.

(b)                                 No Representation or Warranty.  Developer specifically acknowledges that, except as expressly provided herein or in the Project Agreements, the Authority makes no representation or warranty, expressed or implied, as to the Project’s or the Project Site’s fitness for use for any particular purpose, condition or durability thereof, or that it will be suitable for Developer’s purposes; provided however, that the Parties acknowledge and agree that the Developer has entered into this Agreement in reliance upon the Authority’s representations as set forth in Section 16.2 hereof.

(c)                                  Independent Contractor; Financial Responsibility.  Developer is an independent contractor and is not, and shall not be deemed to be, an agent of the Authority.  Developer has no authority to make commitments on behalf of, or to legally bind, the Authority.  All contracts relating to the design, permitting and initial construction of the Project and, to the extent applicable, the Traffic and Infrastructure Improvements, shall be entered into by Developer (or a Component Entity, to the extent applicable) and not the Authority, and Developer shall (except to the extent expressly provided to the contrary in this Agreement, including specifically and without limitation, (i) Section 3.3(d) hereof with respect to payment of the costs relating to Final Traffic and Infrastructure Improvements that exceed the Traffic and Infrastructure Cap Amount, (ii) Section 15.3(f) hereof with respect to payment of the Authority’s Environmental Remediation Contribution, and (iii) with respect to any agreement or obligation under the Enabling Legislation, the Settlement Agreement or future agreement providing for payment by the Authority of any PILOT Payments) be financially responsible for payment of all fees and contract sums due under such contracts (unless the Authority or other Governmental Body has assumed, in whole or in part, the obligation to perform under such contract).

ARTICLE 3
PROJECT

SECTION 3.1.  Project Development.  Pursuant to the terms of this Agreement and the Project Agreements, the Developer shall, as master developer, have the exclusive right to design, permit and construct and operate the Entertainment/Retail Component of the Project and that portion of Parking Component related thereto, and to master develop, on a phased basis, the balance of the Project, all in conformance with the Master Plan.  In addition to the foregoing, the Traffic and Infrastructure Improvements may be constructed by the Developer on a phased basis in accordance with the Traffic and Infrastructure Sequencing Plan and Development Approvals.

SECTION 3.2  Project Phasing.  (a) The Project will consist of the following phases, consisting of the applicable buildings, structures, equipment, fixtures, appurtenances and other on-site and off-site improvements and facilities (each a “Phase”), each of which (to the extent permitted by the applicable Development Approvals) is projected to be constructed in the below-listed order:

(i)                                     Phase I – (A) Fill undeveloped wetland areas, as required, for the Project, subject to the Development Approvals, (B) that portion of the Parking Component comprised of approximately 1,675 spaces, (C) the applicable Traffic and Infrastructure Improvements (including the applicable relocation of existing utilities) described on Exhibit “C-1” hereto, and (D) establishment of Project Contractor staging areas.

(ii)                                  Phase II – (A) the Entertainment/Retail Component, (B) that portion of the Parking Component comprised of approximately 6,325 spaces, (C) the applicable Traffic and Infrastructure Improvements described on Exhibit “C-2” hereto and (D) assuming favorable economic and marketing conditions, a minor league baseball stadium of approximately 8,000 seats (the “Baseball Stadium”).  Subject to the terms hereof, a Baseball Stadium may be built as part of Phase II or a subsequent Phase in which event it shall become part of the Project.

(iii)                               Phase III – Assuming favorable economic and market conditions, (A) the Hotel Component or portion thereof, and/or (B) that portion of the Office Component designated as Office Building “A”, and (C) the accessory parking related to the Hotel

Component (or portion thereof) and/or the Office Building “A” portion of the Office Component, and (D) the applicable Traffic and Infrastructure Improvements described on Exhibit C-3 hereto.

(iv)                              Phase IV – Assuming favorable economic and market conditions, (A) all or any portion of the Hotel Component not Completed as part of Phase III (and Office Building “A”, if not Completed in Phase III) and the accessory parking related thereto and/or those portions of the Office Component designated as office building “B”, “C” and/or “D”, (B) the accessory parking related to the office buildings “B”, “C” and/or “D”, as the case may be, and (C) the applicable Traffic and Infrastructure Improvements described on Exhibit “C-4” hereto.  Upon prior written notice to the Authority as more fully set forth elsewhere herein, Developer shall have the right to develop the Components or Component Parts constituting Phase III and/or IV in multiple sub-phases based on market conditions.

Notwithstanding the foregoing, with the exception of Phases I and II, which shall be constructed first (excluding the Baseball Stadium), the sequencing of construction and the dates on which each Component of the Project (or Phase thereof) shall be constructed shall be determined by the Developer in the exercise of its business judgment, taking into account all relevant factors (after reasonable consultation with the Authority if materially different than the Preliminary Project Sequencing Plan or the Final Project Sequencing Plan, as the case may be) and, in any case, in accordance with the Construction Management Agreement and/or the Project Operating Agreement then in effect.  Subject to the restrictions set forth in the Project Agreements, nothing herein is intended to preclude or limit the right or power of the Developer to undertake work on multiple Phases concurrently or require that any one Phase be Completed prior to the commencement of work on a different Phase.  Nothing herein shall require the Authority to expend any actual out-of-pocket costs or incur any liabilities, except as hereinafter otherwise provided or in the Project Agreements, of any kind or nature to facilitate the development, construction or operation of the Project or any Component thereof in accordance with any particular Project Schedule now or hereafter proposed by Developer or using any particular construction methods.

(b)                                 Preliminary and Final Project Sequencing Plan.  The preliminary plan for the sequencing of construction of the Project and the projected dates on which certain Components of the Project, or Phase thereof, may be constructed are set forth in the description attached hereto as Exhibits “C-1” through “C-4”, inclusive and Exhibit “E” (collectively, the “Preliminary Project Sequencing Plan”).  However, the Parties acknowledge that as of the date hereof, the sequencing of construction of the Project Components also depends upon resolution of certain technical matters and market considerations that are not capable of conclusive determination at this time.  As such, an updated construction sequencing plan of the Project Components will be prepared by the Developer from time-to-time to reflect the changes made since the Preliminary Project Sequencing Plan which changes may be made to reflect then current market considerations, to be finalized and submitted to the Authority for review as part of Item No. 5 of the Master Plan requirements described in Section 6.2(c)(i)(5) hereof (the “Final Project Sequencing Plan”).

(c)                                  Preliminary and Final Traffic and Infrastructure Sequencing Plan. A preliminary plan for the sequencing of construction of the Traffic and Infrastructure

Improvements is set forth in the description attached hereto as Exhibit “C-6” (collectively, the “Preliminary Traffic and Infrastructure Sequencing Plan”).  However, the Parties acknowledge that as of the date hereof, the sequencing of construction of the Traffic and Infrastructure Improvements, although based upon the sequencing of construction of the Project Components (or Phases thereof), depends upon the resolution of certain technical matters that are not capable of conclusive determination at this time.  As such, an updated construction sequencing plan of the Traffic and Infrastructure Improvements will be prepared by the Developer from time to time to reflect the changes made since the Preliminary Traffic and Infrastructure Sequencing Plan, to be finalized and submitted to the Authority for review as part of Item No. 5 of the Master Plan requirements described in Section 6.2(c)(i)(5) hereof (the “Final Traffic and Infrastructure Sequencing Plan”).

(d)                                 Non-Interference.  Developer shall use commercially reasonable efforts to minimize the creation of Developer Interference and Authority Interference in designing the Preliminary and Final Project Sequencing Plans and the Preliminary and Final Traffic and Infrastructure Sequencing Plans.

(e)                                  Modifications to Sequencing Plans.  With the exception of Phase I and Phase II, following Approval of the Master Plan, the Developer shall be permitted to modify the Final Project Sequencing Plan and/or the Final Traffic and Infrastructure Sequencing Plan from time-to-time, as it reasonably determines consistent with customary commercial construction practices and then current market conditions and in accordance with the balance of this Section 3.2(e).  The Developer shall provide prompt written notice to the Authority of such changes.  Any such modifications to the Final Project Sequencing Plan and/or the Final Traffic and Infrastructure Sequencing Plan shall not limit, reduce or otherwise modify the Parties’ respective rights or obligations under this Agreement in any material respect.

SECTION 3.3.  Traffic and Infrastructure Improvements.  (a) As of the Effective Date, the Developer has identified the Traffic and Infrastructure Improvements described on Exhibit “C-5” as being required to support construction and operation of the Project (the “Preliminary Traffic and Infrastructure Improvements”).  Such Preliminary Traffic and Infrastructure Improvements include, without limitation, on-site and off-site improvements, utility relocations and roadway relocation consistent with the Preliminary Traffic and Infrastructure Sequencing Plan.  The Authority and the Developer acknowledge and agree that the Preliminary Traffic and Infrastructure Improvements shall be subject to review and approval by Governmental Bodies as part of the process of acquiring the Development Approvals and, as such, the Preliminary Traffic and Infrastructure Improvements described on Exhibit “C-5” hereto may be materially and substantially revised; provided however, any such modification shall not be deemed to require the Developer to expend in excess of the Traffic and Infrastructure Cap Amount set forth in Section 3.3(d) hereof unless Developer shall have elected to do so pursuant to Section 8.2(b)(xi) hereof.  A revised plan for construction of the Traffic and Infrastructure Improvements will be prepared by the Developer to reflect the proposed changes made to the Preliminary Traffic and Infrastructure Improvements (the improvements reflected in the final plan are hereinafter referred to as the “Final Traffic and Infrastructure Improvements”).  The Developer shall provide prompt written notice to the Authority of any revision to the Preliminary Traffic and Infrastructure Improvements and furnish the Authority with copies of all interim drawings promptly following completion.  Concurrent with the preparation and submittal of final Development Approval Documents relating to the Traffic and Infrastructure Improvements, the Parties shall endeavor in good faith to agree upon a revision to Exhibit C-5 to reflect the Final Traffic and Infrastructure Improvements and such revision shall include the Developer’s estimated budget to permit, design and construct such Final Traffic and Infrastructure Improvements, subject to the limitations in Section 3.3(b), (c) and (d) hereof.  From and after the date of such revision and acceptance or Approval by the Authority, as the case may be, pursuant to the terms hereof, to the extent required by Section 6.2 hereof, such revised Exhibit “C-5” and the Development Approvals shall define the scope of the Developer’s obligations with respect to such Final Traffic and Infrastructure Improvements.  Such written plan shall be promptly prepared by the Developer and submitted to the Authority for review as part of Item No. 6 of the Master Plan requirements described in Section 6.2(c)(i)(6) hereof.

(b)                                 Developer Responsibilities; Cooperation by Authority.  In order to provide for construction of the Final Traffic and Infrastructure Improvements at the lowest practicable cost and in the most efficient manner (in light of, among other things, economies that result from integration of construction of the Final Traffic and Infrastructure Improvements with construction of other Project Components), to the maximum extent practicable consistent with Legal Requirements, construction of the Final Traffic and Infrastructure Improvements shall be undertaken and/or overseen/managed by the Developer.  The Developer shall be responsible for the costs relating to the permitting, design and construction of the Final Traffic and Infrastructure Improvements (whether or not such Improvements are constructed by the Developer); provided however, that (i) the Developer’s obligations to pay such costs shall be subject to the provisions of Section 3.3(d) hereof and shall not exceed the Traffic and Infrastructure Cap Amount (unless Developer so elects as provided in Section 8.2(b)(xi) hereof, and (ii) Developer shall not be obligated for any increase in cost caused by an Authority Event of Default or the action or omission of the Authority in contravention of the terms of this Agreement and/or the Construction Management Agreement.  The Authority shall cooperate with the Developer at no out-of-pocket, third-party cost to the Authority in obtaining the agreement or approval from Governmental Bodies having competent jurisdiction over construction of the Final Traffic and Infrastructure Improvements to permit the Developer to design and promptly construct the Final Traffic and Infrastructure Improvements.

(c)                                  Construction.  The Final Traffic and Infrastructure Improvements shall be constructed substantially in accordance with the Final Traffic and Infrastructure Sequencing Plan, it being expressly understood that none of the Components comprising Phase I nor Phase II of the Project shall be deemed to be eligible for the delivery of a Certificate of Completion by the Authority pursuant to the terms hereof unless the Final Traffic and Infrastructure Improvements applicable to such Phases have been substantially completed, in each case, in conformance with the Development Approvals and the Final Traffic and Infrastructure Sequencing Plan.  Notwithstanding the foregoing, the Developer (in the exercise of its reasonable discretion and, to the extent permitted by the Development Approvals), may elect to construct the portions of the Final Traffic and Infrastructure Improvements relating to the Office Component and/or the Hotel Component as part of Phase III and/or Phase IV, as applicable, rather than as part of Phase I and Phase II.

(d)                                 Traffic and Infrastructure Cost Allocation.  (i) The Parties acknowledge and agree that, subject to the occurrence of the Ground Lease Closing, Sixty-Five Million Dollars ($65,000,000) (the “Traffic and Infrastructure Cap Amount”) has been committed by the Developer for application to payment of the customary and reasonable hard and soft costs associated with and incurred in connection with the Final Traffic and Infrastructure Improvements (including specifically and without limitation costs of design and permit application, construction costs, financing costs, review fees, construction management and similar or related development fees, to the extent that the foregoing are reasonable and customary for projects of the size and scope of the Project).  The aggregate of all such costs actually expended shall be hereinafter referred to as the “Actual Traffic and Infrastructure Costs”.  In the event that the Actual Traffic and Infrastructure Costs are greater than Sixty-Five Million Dollars ($65,000,000), the Developer shall provide written certification thereof to the Authority no later than ninety (90) days following the earlier to occur of (i) the date reasonably estimated by Developer upon which substantial completion of the Final Traffic and Infrastructure Improvements in their entirety shall occur, or (ii) funding and actual payment by the Developer of Sixty-Five Million Dollars ($65,000,000) for such costs, subject to the provisions of Section 8.2(b)(xi).  Upon receipt of the certification of the Developer as provided hereinabove, the Authority shall pay to Developer the Authority Traffic and Infrastructure Payment Amount as determined pursuant to Section 8.2(b)(xi) hereof (or such amount in excess thereof that may have been agreed to pursuant to Section 8.2(b)(xi) hereof).  Notwithstanding anything herein (including, but not limited to, this Section 3.3 and Section 8.2(b)(xi)) to the contrary, the Authority Traffic and Infrastructure Amount (as defined in Section 8.2(b)(xi)) shall be limited to a maximum aggregate payment of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000).

(ii)                                  In the event that the Authority is obligated to pay the Authority Traffic and Infrastructure Payment Amount as provided herein, and such payment is not made by the Authority (or by the applicable Governmental Body responsible for such payment) within one hundred twenty (120) days of presentment of Developer’s written certification, as required, the Developer may offset the amount of such payment (together with interest thereon from the date such payment was due until fully paid at the Overdue Rate, plus the costs of collection, including without limitation, reasonable attorneys fees) against any payments then due and payable or to be paid by the Developer during the term of this Agreement, the Ground Lease or by a Component Entity under any Component Lease (including specifically and without limitation, the Ground Rent and/or the Developer PILOT Payments).  The foregoing right of the Developer to offset such payments shall not be deemed to constitute a waiver of any rights that the Developer may have at law or in equity to enforce the Authority’s obligation to pay the Authority Traffic and Infrastructure Payment Amount.

(iii)                               In the event that the Actual Traffic and Infrastructure Costs are less than the Traffic and Infrastructure Cap Amount, as evidenced by the aforementioned Developer’s certification, the Developer shall pay to the Authority an amount equal to the difference between the Traffic and Infrastructure Cap Amount, and the Actual Traffic and Infrastructure Costs (the “Unspent Traffic and Infrastructure Amount”).  The Developer shall pay the Unspent Traffic and Infrastructure Amount to the Authority within one hundred twenty (120) days following receipt by the Developer of the Authority’s written notification that the

Authority has reviewed and agreed with the Developer’s certification as to the Actual Traffic and Infrastructure Costs.  If the Parties cannot reach agreement as to the Actual Traffic and Infrastructure Improvement Costs, the provisions of Article 21 hereof shall apply and the successful Party shall be entitled to payment of interest on any unpaid amount at the Overdue Rate for the period from the date such amount is payable until the date such amount is paid.  The Unspent Traffic and Infrastructure Amount shall be applied by the Authority FIRST, for payment of the costs of connecting the Entertainment/Retail Component to the rail station to be constructed proximate to the Project Site, and SECOND, to the extent funds remain available, for payment of a portion of the capital cost to be incurred in connection with construction of the infrastructure improvements within the Meadowlands Complex required to bring rail access to the Sports Complex and the Project Site (such costs, the “Rail Access Project Expenditure”; the related project, the “Rail Access Project”).  The Rail Access Project Expenditure shall be subject to the reasonable approval of the Developer.  In the event that the Developer pays the Unspent Traffic and Infrastructure Amount and such funds are not used for the Rail Access Project Expenditure within five (5) years following Completion of the Entertainment/Retail Component, the Authority shall refund any unspent moneys to the Developer plus interest thereon from the date paid to the Authority at the “prime rate” (as such term is defined in Schedule 1.1 in the definition of Overdue Rate).

(e)                                  On-Site/Off-Site Cost Allocation.  Developer expressly acknowledges and agrees that the Traffic and Infrastructure Cap Amount is intended to fund only the Final Traffic and Infrastructure Improvements, and that the portion of the Final Traffic and Infrastructure Improvements relating to on-site improvements shall be limited in scope only to those specific improvements that are (i) needed to support construction and operation of the Project on the Project Site in particular, as opposed to improvements that would be required on development sites generally and (ii) other improvements that are described or contemplated as Preliminary Traffic and Infrastructure Improvements.  By way of example, but not limitation, costs associated with relocation of existing utilities and modifications to utility easements on the Project Site required to accommodate the Project would qualify as a Traffic and Infrastructure Improvement to be funded from the Traffic and Infrastructure Cap Amount.  Similarly, typical costs of installation of customary commercial application underground utilities to service the Project that would customarily be borne by the Developer as part of normal commercial non-site specific development shall not be applied as a deduction against the Traffic and Infrastructure Cap Amount, unless described or contemplated as Preliminary Traffic and Infrastructure Improvements.  Any dispute relating to the estimated budget and scope of work to permit, design and construct the Final Traffic and Infrastructure Improvements may be submitted to arbitration in accordance with Article 21 hereof.

(f)                                    Authority Cooperation.  The Authority shall (at no out-of-pocket third-party expense to the Authority) cooperate with Developer to identify and secure sources of financing for those Traffic and Infrastructure Improvements, including any, that are eligible (under applicable Federal income tax law) to be funded with tax-exempt debt obligations.  If requested by the Developer, the Authority shall (i) issue (on a non-recourse, conduit basis) debt obligations for sale to the public or private capital markets, or make application, together with the Developer to either the New Jersey Economic Development Authority, The Bergen County Improvement Authority or the Borough requesting such entity to issue non-recourse, conduit debt obligations on behalf of the Authority and/or the Developer, (ii) cooperate with the Developer in preparing and distributing any disclosure documentation required for the marketing and sale of such debt obligations, (iii) participate in meetings with credit rating agencies, bond insurance providers, credit enhancement issuers and/or institutional purchasers with respect to the proposed financing, (iv) execute such reasonably required closing or other documents as are necessary in order to effectuate the issuance of such debt obligations, provided however, in giving effect to the foregoing provisions, the Authority shall not (A) be obligated to incur any out-of-pocket expenses, or (B) be required to redeem outstanding Authority indebtedness or take remedial actions under the Internal Revenue Code, as amended, and the regulations, decisions and orders promulgated or issued thereunder, that may be required in order to maintain the exclusions of interest on the Authority’s tax-exempt debt obligations from gross income for Federal income tax purposes or violate any Sports Complex Agreements or existing bond finance documents.  Notwithstanding anything set forth in this Section 3.3(f), the Authority’s agreement to cooperate shall not constitute a representation by the Authority that such sources are available or permitted under Legal Requirements nor that any of the Traffic and Infrastructure Improvements would qualify for such financing.

SECTION 3.4.  Rail Access.  (a) The Parties shall use their good faith, diligent and commercially reasonable efforts, in conjunction with applicable Governmental Bodies, to develop and implement a plan to construct the Rail Access Project.  In the course of developing the Master Plan and obtaining Development Approvals, the Developer shall exercise its diligent and commercially reasonable efforts to consult with the Authority and the Governmental Bodies for the purpose of identifying the various options for the provision and location of rail access to the Project Site.  The Developer shall use commercially reasonable efforts to maintain flexibility within the Master Plan to accommodate multiple options with respect to implementation of the Rail Access Project; provided however, that such obligation shall not be deemed to require the Developer to modify the Project (or any Component thereof or financing related thereto) or accommodate multiple options to the extent that such modification or accommodation would (i) have a Material Adverse Effect on the Project, the Developer, the Master Plan and/or the ability of the Developer or the Authority to satisfy any material obligation required to be performed under this Agreement, the Ground Lease, any Component Lease or Project Indebtedness, or (ii) constitute a Major Modification.  The Developer expressly acknowledges and agrees that the Authority makes no representation or warranty, express or implied, with respect to the future availability of public transportation to the Project Site.

(b)                                 Rail Access Marketing.  In the event that rail access is provided to the Project Site, Developer shall use its commercially reasonable efforts to cause a marketing and publicity program to be initiated to encourage use of the rail system by Project visitors and employees.

(c)                                  No Further Obligation.  Notwithstanding the foregoing, other than application of the Unspent Traffic and Infrastructure Amount, if any, as provided in Section 3.3(d) hereof, the Developer shall not have any obligation to contribute or make payment to the Authority, the State or any Governmental Body with respect to the Rail Access Project.

SECTION 3.5.  Wetlands.  (a) Wetlands Mitigation Requirement. The Parties acknowledge and agree that, in order to obtain certain of the Development Approvals, wetlands mitigation may be required.  With respect to any wetlands mitigation that is required, Developer shall, at the sole cost and expense of Developer, carry out same in the manner authorized, required or permitted by applicable Development Approvals.

(b)                                 Establishment of Wetlands Mitigation Bank.  (i) The Parties acknowledge and agree that the Developer intends to seek approval of the Governmental Bodies having competent jurisdiction for establishment of a wetlands mitigation bank on the Empire Tract (the “Wetlands Mitigation Bank”) and execution of any applicable agreements relating thereto, including the MIMAC Agreement (the “WMB Approvals”).

(ii)                                  To the extent reasonably requested by the Developer, and to the extent consistent with Legal Requirements, the Authority shall cooperate with the Developer in its efforts to obtain and effectuate the WMB Approvals, including attendance at meetings with appropriate officials of the federal and/or State government as may be reasonably requested by Developer for such purpose, identification of potential governmental and quasi-governmental purchasers of wetlands mitigation credits from the Wetlands Mitigation Bank, and the Authority shall provide other cooperation, as may be reasonably requested by the Developer.

(c)                                  Conveyance of Empire Tract.  (i) Developer shall convey or cause to be conveyed insurable title to the Empire Tract on the Ground Lease Closing Date to an entity designated by the Authority or NJDEP.  In the event that any WMB Approval prohibits transfer of the Empire Tract prior to completion of mitigation banking activities, then the Developer shall convey insurable title to the Empire Tract after completion of such activities.

(ii)                                  The conveyance of the Empire Tract shall be subject to a reservation of Developer’s rights to (A) establish the Wetlands Mitigation Bank on the Empire Tract, (B) enter upon, occupy and make use of the Empire Tract for purposes of restoring the Empire Tract for use as a Wetlands Mitigation Bank, and (C) enter upon, occupy and use the Empire Tract for purposes of operating and maintaining the Wetlands Mitigation Bank for its intended purpose, in accordance with the WMB Approvals.  Such reservation shall be recorded with the Bergen County Clerk and thereafter shall encumber and run with the land comprising the Empire Tract.

(iii)                               In the event the Ground Lease Closing does not occur and this Agreement is terminated, Developer shall have no obligation to convey or cause to be conveyed the Empire Tract and thereafter, the Developer shall have no further obligations hereunder with respect to the Empire Tract, and the Authority and the entity previously designated to own the Empire Tract shall not have any further rights in, to or otherwise in connection with the Empire Tract.

(d)                                 Restoration of Empire Tract.  If the Wetlands Mitigation Bank has been established pursuant to Section 3.5(b) hereof, then the Developer shall promptly undertake (at its sole cost and expense) restoration of the Empire Tract in accordance with the WMB Approvals for those areas of the Empire Tract where agreements have been reached with third parties for the purchase of credits from the Wetlands Mitigation Bank.  The Developer anticipates spending up to approximately Twenty-Five Million Dollars ($25,000,000) (the “Estimated Wetlands Restoration Amount”) with respect to restoration of the Empire Tract, inclusive of the tasks set forth on Exhibit G hereto.  The Estimated Wetlands Restoration Amount (and the tasks set forth on Exhibit G hereto) shall be subject to revision based upon, among other things, the terms and conditions of the WMB Approvals (in accordance with the review process set forth in this Agreement for modification of the Master Plan) to give effect to the terms and conditions of the final, non-appealable WMB Approvals.  Expenditures in excess of the Estimated Wetlands Restoration Amount shall be made in the Developer’s sole discretion.

(e)                                  Operation of Wetlands Mitigation Bank.  In the event of a conveyance of the Empire Tract prior to the initiation and/or completion of wetlands mitigation activities (wetlands restoration and sale of mitigation credits) in accordance with Section 3.5(c) hereof, the Developer shall be granted a license to operate the Wetlands Mitigation Bank, which license shall provide, among other things, that (i) the Authority and the owner of the Empire Tract shall have no responsibility for operation of the Wetlands Mitigation Bank, (ii) the Developer shall indemnify, protect, defend and hold harmless the Authority and the owner of the Empire Tract from and against all claims arising in connection with operation of the Wetlands Mitigation Bank, and (iii) the Developer’s failure to operate the Wetlands Mitigation Bank in all material respects in accordance with applicable WMB Approvals shall result in termination of the license following receipt of written notice of such failure from the Governmental Body having competent jurisdiction and the provision of a reasonable cure period (in light of the work required to be performed or the actions required to be taken by the Developer to cure such failure), but not less than ninety (90) days.  The Developer’s rights with respect to the establishment and operation of the Wetlands Mitigation Bank (including without limitation, the right to receive and market the mitigation credits and retain proceeds derived from the sale of such credits) may be transferred, assigned or pledged by the Developer, in its sole discretion.

SECTION 3.6.  Additional Developer Commitments.  (a) Job Skills Training.  (i) Concurrent with submittal of Item No. 15 of the Master Plan requirements described in Section 6.2(c)(i)(15) hereof, Developer shall prepare and submit to the Authority for its review and comment, a written plan for the establishment and operation by (or on behalf of) the Developer of a job skills center intended to aid prospective employees of the Project in acquiring the education and job skills necessary to obtain and maintain employment at the Project.  Such plan shall include a reasonable estimate of the amount to be expended by (or on behalf of) the Developer or its designee (which designee shall be subject to the reasonable approval of the Authority) with respect to the Job Skills Program (as hereinafter defined).  Developer shall, at no cost or expense to the Authority, initiate and maintain the program through the opening of the Entertainment/Retail Component.  Following receipt of the Authority’s reasonable comments, the Developer shall endeavor in good faith to revise such proposed plan, which revision shall establish the scope of the job skills programs that the Developer shall be required to initiate and maintain through the opening of the Entertainment/Retail Component (the “Job Skills Program”).

(ii)                                  Within six (6) months prior to the scheduled Completion Date of the Entertainment/Retail Component, the Developer shall provide a written notice to the Authority stating that the Job Skills Program has been effectuated, together with the results of such Program, as of the date of such notice; provided however, that neither the provision of such notice nor the information set forth therein shall impact, in any manner, the other rights or obligations of the Parties under this Agreement.  From and after the Completion of the Entertainment/Retail Component, the Developer shall endeavor in good faith to cause the Job Skills Program to be reviewed annually through reasonable internal procedures established by Developer or its designee, taking into consideration the results of the prior twelve (12) months.  Based upon such internal review, the Developer shall provide the Authority with a written description of any modifications to the Job Skills Program proposed to be implemented during the next twelve (12) months.  The foregoing obligation shall, subject to the cap on expenditures set forth in Section 3.6(c) below, terminate on the earlier of (A) the first anniversary date of Completion of the Project in its entirety, or (B) three (3) years after Completion of the Entertainment/Retail Component.

(b)                                 Small Business Marketing Plan.  (i) Concurrent with submittal of Item No. 15 of the Master Plan requirements described in Section 6.2(c)(i)(15) hereof, Developer shall prepare and submit to the Authority for its review and comment, a marketing plan to assist small businesses located in the Municipalities.  Such plan shall be developed generally in accordance with the description set forth in Exhibit D hereto.

(ii)                                  Following receipt of the Authority’s reasonable comments, the Developer shall endeavor in good faith to revise such proposed plan which revision shall establish the scope of the Small Business Marketing Plan required to be initiated and maintained through the opening of the Entertainment/Retail Component (the “Small Business Marketing Plan”).

(iii)                               Within six (6) months prior to the scheduled Completion Date of the Entertainment/Retail Component (as set forth on any final construction schedule to be furnished to the Authority pursuant to any Construction Management Agreement), the Developer shall provide written notice to the Authority stating that the Small Business Marketing Plan has been effectuated, together with the results of such Plan, as of the date of such notice; provided however, that neither the provision of such notice nor the information set forth therein shall impact, in any manner, the other rights or obligations of the Parties under this Agreement.  From and after Completion of the Entertainment/Retail Component, the Developer shall endeavor in good faith to cause the Small Business Marketing Plan to be reviewed annually, taking into consideration the results of the prior twelve (12) months.  Based upon such review, the Developer shall provide the Authority with a written description of any modifications to the Small Business Marketing Plan proposed to be implemented within the next twelve (12) months.  The foregoing obligation shall, subject to the cap on expenditures set forth in Section 3.6(c) below, terminate on the earlier of (A) the first anniversary date of Completion of the Project in its entirety, or (B) three (3) years after Completion of the Entertainment/Retail Component.

(c)                                  Financial Commitment.  Notwithstanding the provisions of this Section 3.6 to the contrary, the total cost to the Project, including but not limited to, Developer’s or its designee’s costs relating to implementation, of the Job Skills Program and the Small Business Marketing Plan, as provided in Section 3.6 (a) and (b) respectively, shall not in the aggregate exceed One Million Dollars ($1,000,000).  The Developer shall (in the exercise of its sole discretion) determine the amount, timing and nature of such expenditures.

SECTION 3.7.  Developer Interference; Authority Interference; Compliance with Existing Sports Complex Agreements.  The Parties acknowledge and agree that the business activities at the Sports Complex, including without limitation the Continental Airlines Arena, and the development, construction and operation of the Project creates the potential for interference by the Authority and the Developer with the conduct of business operations by the other.  In recognition of the foregoing, the Parties shall provide hereinbelow and in the Project Agreements (whether now in effect or to come into effect in the future) such commercially reasonable terms, covenants, conditions and dispute resolution procedures to which the Parties may mutually agree to avoid and resolve Authority Interference and Developer Interference.

(a)                                  Developer Interference. In the performance of the Developer’s obligations and exercise of the Developer’s rights under this Agreement and the Project Agreements, the Developer shall exercise diligent and commercially reasonable efforts so that performance by the Developer of its obligations or the exercise of its rights hereunder or under any Project Agreement shall be carried out in such manner as to minimize or eliminate Developer Interference.  In furtherance of the foregoing, Developer shall take all actions reasonably required to fully and completely enforce all of its legal rights and remedies against any third party performing the obligations or exercising the rights of Developer hereunder or under any Project Agreement or any third party utilizing the Project Site if such performance, exercise or use results in a Developer Interference or otherwise would constitute a breach of Developer’s obligations hereunder or under the Project Agreements.  The Parties shall use diligent and commercially reasonable efforts so that the potential for Developer Interference shall be minimized.   However, in light of the Developer’s construction and operation of the Project, the Parties acknowledge and agree that the potential for Developer Interference exists (notwithstanding the good faith actions of the Parties) and, as such, the occurrence of Developer Interference shall not be the basis for a determination by the Authority that a Developer Event of Default has occurred.  With respect to Developer Interference prior to the Ground Lease Closing Date, the terms of this Agreement and the Access and Indemnity Agreements shall control.  Following the Ground Lease Closing Date, the actions of the Parties with respect to Developer Interference and Authority Interference shall be governed by the applicable provisions of this Agreement as the same may be modified by the terms of the Construction Management Agreement, the Project Operating Agreement or other applicable Project Agreements.

(b)                                 Authority Interference. The Authority shall exercise diligent and commercially reasonable efforts so that performance by the Authority of its obligations or the exercise of its rights hereunder or under any Sports Complex Agreement shall be carried out in such manner as to minimize or eliminate Authority Interference.  In furtherance of the foregoing, the Authority shall take all actions reasonably required to fully and completely enforce all of its legal rights and remedies against any third party performing under a Sports Complex Agreement or any third party utilizing the Sports Complex if such performance or use results in Authority Interference or otherwise would constitute a breach of the Authority’s obligations hereunder or under the Project Agreements.  The Parties shall each use diligent and commercially reasonable efforts so that the potential for Authority Interference shall be minimized.  However, in light of the Authority’s operation and use of the Sports Complex facilities, and the Developer’s construction and operating activities, the Parties acknowledge and agree that the potential for Authority Interference exists (notwithstanding the good faith actions of the Parties) and, as such, the occurrence of Authority Interference after the Ground Lease Closing Date shall not be the basis for a determination by the Developer that an Authority Event of Default has occurred.  Rather, in such events, the actions of the Parties after the Ground Lease Closing Date shall be governed by the applicable provisions of this Agreement, as the same may be modified by the terms of the Construction Management Agreement, the Project Operating Agreement or other applicable Project Agreements.  With respect to Authority Interference prior to the Ground Lease Closing Date, the terms of this Agreement and the Access and Indemnity Agreements shall control.  In no event shall any activity carried out by the Authority pursuant to the Enabling Legislation with respect to the Sports Complex constitute, in and of itself, an Authority Interference (i.e. development, construction, execution of agreements, conveyance of Authority property and other permitted Authority activities shall not, without demonstration of the Interference by the Developer, constitute Authority Interference.

(c)                                  Recognition and Priority of Existing Sports Complex Agreements.  Developer acknowledges that Developer has had the opportunity to review certain of the agreements relating to the Sports Complex, as more particularly described on Exhibit “H” attached hereto (the “Existing Sports Complex Agreements”) and shall review certain other agreements relating to the Sports Complex to be provided by the Authority during the due diligence period provided pursuant to Section 6.4 hereof.  Prior to the termination of the due diligence period provided in Section 6.4 hereof, Authority and Developer shall mutually agree on those Due Diligence Documents to be incorporated into Exhibit “H-1” as the final list of documents and agreements, which shall be initialed by the Parties and attached hereto, and thereafter Exhibit “H-1” shall constitute the Existing Sports Complex Agreements.  If the Parties fail to agree upon Exhibit “H-1” and this Agreement is not terminated, Exhibit “H” shall constitute the list of Existing Sports Complex Agreements.  Subject to the rights and obligations provided in Section 6.4 hereof, Developer recognizes the Existing Sports Complex Agreements and acknowledges that the rights granted to Developer and the obligations assumed by Developer hereunder are in all respects subordinate to the rights and obligations of the parties to the Existing Sports Complex Agreements.

(d)                                 Giants Lease. Developer acknowledges and agrees that the “Existing Sports Complex Agreements” include that certain Agreement of Lease between the Giants and the Authority dated as of August 26, 1971 together with such amendments and restatements as are set forth on Exhibit “H” attached hereto, (collectively, the “Giants Lease”). Developer also acknowledges that the Authority and the Giants have negotiated, but not executed, a memorandum of understanding providing for, among other things, the renovation of Giants Stadium pursuant to an amendment or restatement of the Giants Lease. The Parties recognize that a renovation of Giants Stadium may add additional complications and complexities to the transaction contemplated by this Agreement and the Project Agreements. The nature and extent of the complications and complexities will not be fully known until such time as the Authority and Giants enter into a binding amendment or restatement of the Giants Lease memorializing the rights, duties and obligations of the parties under the above-referenced memorandum of understanding. The Authority and the Developer recognize that it is in their mutual best interest to provide in this Agreement and in the Project Agreements flexibility to accommodate the renovation of Giants Stadium. The Authority recognizes that the Developer has entered into this Agreement and made certain commitments to the Authority based in part on reliance on a time schedule that does not have unlimited flexibility. Accordingly, with respect to the Giants Lease and proposed redevelopment of Giants Stadium the Parties agree as follows:

(i)                                     The Authority anticipates that a final agreement will be reached with the Giants after the Effective Date, but prior to June 1, 2004 (hereinafter referred to as the “Giants’ Negotiation Period”). The Authority represents to the Developer that the terms and conditions of the memorandum of understanding are not final, and that the Authority will use its good faith and commercially reasonable efforts to negotiate a final agreement with the Giants that (A) is not materially inconsistent with the terms and conditions of this Agreement or the Project Agreements, (B) does not contravene the rights granted to the Developer or the Project hereunder (or any Component thereof) hereunder including but not limited to the rights granted under Section 3.7(b) or Articles 12, 13 and 20 herein, (C) will not result in a Material Adverse Effect on the Project or the Master Plan, (D) will not require a Major Modification or delay or materially increase the cost of the Project to the Developer including but not limited to the Traffic and Infrastructure Improvements (“A” through “D” above are hereinafter collectively referred to as the “Limiting Factors”).

(ii)                                  During the Giants Negotiation Period, (A) in the course of developing the Master Plan and obtaining Development Approvals, the Developer and Authority shall exercise their diligent and commercially reasonable efforts to consult and cooperate for the purpose of identifying the issues related to integrating the renovation of Giants Stadium with the terms and conditions of this Agreement and the Project Agreements, (B) the Developer shall use commercially reasonable efforts to maintain flexibility within the Master Plan to accommodate implementation of the renovation of Giants Stadium; provided however, that such obligation shall not be deemed to require the Developer to modify the Project (or any Component thereof or financing related thereto) or accommodate changes to the extent that such modification or accommodation would trigger any of the Limiting Factors, (C) the Authority shall use its diligent and commercially reasonable efforts to promptly proceed to finalize the documentation with the Giants consistent with the terms of the memorandum of understanding and Limiting Factors, and (D) the Authority will endeavor in good faith and use its diligent and commercially reasonable efforts to provide the Developer with periodic updates of the progress of such negotiations and obtain from the Giants a confidentiality agreement which permits the Authority to keep the Developer informed of the progress and content of the negotiations (and the Developer shall agree to execute such mutually acceptable confidentiality agreement).

(iii)                               If the Authority does not enter into a final amended Giants Lease for the renovation of Giants Stadium with the Giants prior to the expiration of the Giants’ Negotiation Period, (A) the Developer shall have no further duties or obligations under this Section 3.7(d) with respect thereto other than as expressly set forth in the other terms of this Agreement or the Project Agreements, and (B) the Authority shall not withhold, condition or delay any Approval described or required hereunder that affects or might affect the Giants, the Giants Lease or the renovation of Giants Stadium. If the Authority does reach a final agreement with the Giants prior to the expiration of the Giants’ Negotiation Period, the Authority shall deliver a complete copy to the Developer. If the Giants Lease violates the Limiting Factors, Developer shall have the right to waive such violations or elect to terminate this Agreement upon written notice to the Authority within thirty (30) days of the expiration of the Giants’ Negotiations Period. If the Developer terminates this Agreement as aforesaid, the Authority shall promptly return to Developer the Deposit Letter of Credit and the monies paid under the Deposit Letter and thereafter the parties shall have no further rights, duties or obligations to each other hereunder.

(iv)                              If the final amended Giants Lease does not violate the Limiting Factors or Developer elects to waive any such violation, the Developer and Authority shall promptly and in good faith negotiate such modifications to the Project Agreements as may be necessary to accommodate the terms of the Giants Lease; provided that any such modifications are consistent with the Limiting Factors. At such time as the Authority and Developer agree on such modifications to the Project Agreements, the Developer, upon request from the Authority, shall acknowledge in writing that the amended Giants Lease as amended through the date of Developer’s acknowledgement constitutes an Existing Sports Complex Agreement and shall be deemed added to Exhibit “H” or Exhibit “H-1”, as the case may be, attached hereto. The provisions of Section 21 will govern any disputes between the Developer and the Authority associated with modifications to the Project Agreements as aforesaid.

(e)                                  New Sports Complex Agreements.  (i) The Authority shall not execute any New Sports Complex Agreement or enter into, or permit any other party (to the extent the Authority has consent or approval rights over the agreements entered into by the other party), to enter into any New Sports Complex Agreement that may presently or might in the future have a Material Adverse Effect on the Developer or the Project (or any Entertainment/Retail Component Use, any Office Component Use and/or any Hotel Component Use, including parking related thereto), may result in Authority Interference or breach the non-competition and other restrictive covenants provided in Section 13.6 hereof or result in a breach by the Authority of the Project Agreements.  The Authority shall promptly provide to the Developer for its review, copies of all proposed New Sports Complex Agreements.

(ii)                                  The Developer and the Project shall not be bound by, and the provisions of  Section 3.7(a) hereof relating to Developer Interference shall not apply to, any New Sports Complex Agreement unless the Developer has reviewed and Approved such New Sports Complex Agreement.  Subject to the foregoing, Developer shall, to the extent practicable (without adversely impacting the Developer’s rights or obligations hereunder or under any Project Agreement and without materially increasing the Developer’s cost of the design, permitting, construction, use, operation or management of the Project and/or the Traffic and Infrastructure Improvements), cooperate with the Authority at the Authority’s request with respect to the negotiation, renewal, and/or extension of any Existing Sports Complex Agreements and/or any New Sports Complex Agreements.  Such cooperation shall be at no out-of-pocket third-party cost or expense to the Developer.

(f)                                    Shared Parking Plan.  Notwithstanding the foregoing, the Parties acknowledge and agree that the Developer intends to develop the Parking Component and carry out its obligations hereunder through implementation of a shared parking plan pursuant to which

(i) the Developer will provide for the Authority’s use of a portion of the Parking Component so as to permit the Authority to satisfy its obligations under the Sports Complex Agreements, and (ii) the Authority shall make at least 4,500 parking spaces located on the existing surface parking lots located to the west of the Project Site available to the Developer at all times other than the days on which parking is required for events being held at the Meadowlands Complex.  The specific provisions concerning such shared parking plan shall be set forth in the Construction Management Agreement, the Project Operating Agreement and the Declaration.

(g)                                 Compliance with “Smart Growth” Criteria.  The Parties shall use commercially reasonable efforts to utilize the Parking Component so as to comply with State “smart growth” transportation criteria.

(h)                                 No Interference.  In consideration of the foregoing, the Parties agree that use of (i) a portion of the Parking Component by the Authority (as described in Section 3.7(f)(i) above) will not constitute Authority Interference, and (ii) the surface parking lots by the Developer (as described in Section 3.7(f)(ii) above) will not constitute Developer Interference.

(i)                                     Indemnification.  The rights, obligations and liabilities of the Parties under this Section 3.7 shall be subject to the mutual indemnification provisions of Section 17.6 and Section 17.7 hereof.

ARTICLE 4
THE PROJECT SITE

SECTION 4.1.  Project Site.  The Project Site consists of the surface of the land, subsurface beneath the land and airspace above the land, as more particularly described in Exhibit “A” attached hereto, subject to Permitted Exceptions.

SECTION 4.2.  Title Review; Permitted Exceptions.  (a) Title Review.  Prior to the Effective Date, the Developer has ordered (but not received) a commitment for insurance of the Developer’s leasehold interest in the Project Site to be issued in favor of the Developer (the “Title Insurance Commitment”) as the lessee of the Project Site.  Such Title Insurance Commitment shall be written by Fidelity National Title Insurance Company, or such other title insurance company selected by the Developer and licensed to do business in the State of New Jersey (“Title Insurer”).  Such Title Insurance Commitment as initially issued and without clearance or omission of any items, together with copies of all recorded documents and other items noted as exceptions therein, shall be promptly provided by the Developer to the Authority, but in no event later than sixty (60) days following the Effective Date.

(b)                                 Objections to Title; Permitted Exceptions.  (i) Not later than sixty (60) days after the date on which the Developer provides the Title Insurance Commitment to the Authority and obtains the Perimeter Survey, as provided in Section 6.1(a) hereof (the “Title Objection Date”), the Developer shall inform the Authority in writing of any objections to title and survey (such objections to survey as provided under Section 6.1(a) hereof and collectively, such title and survey objections are hereinafter referred to as the “Title Objections”) to the real property covered by the Title Insurance Commitment, including without limitation, any encumbrance adversely affecting the proposed use or enjoyment of the Project Site in accordance with the Master Plan.  For purposes of this Section, Title Objections shall not include any easements or similar encumbrances that can be resolved, removed or otherwise addressed by the Developer as part of, or as a Material Condition (such as, but not limited to, on-site utilities that are to be relocated as part of construction of the Project), without any additional material cost to the Developer in excess of amounts contemplated to be expended by Developer pursuant to the terms hereof.

(ii)                                  The Authority shall (at its sole cost and expense) use diligent and commercially reasonable efforts, at the earliest practicable date but in no event later than the Material Conditions Termination Date, to resolve any Title Objections to the reasonable satisfaction of the Title Insurer and the Developer such that the Title Insurer agrees to issue its Title Insurance Commitment to omit or provide affirmative insurance with respect to all Title Objections in question in a manner reasonably satisfactory to the Developer and its Project Lenders.  The Authority hereby agrees to cure and cause to be released any or all mortgages, deeds of trust and other monetary liens or encumbrances (including, without limitation, mechanics and materialmen’s liens (except for those liens which arise out of work performed by (or on behalf of) the Developer) and judgment and/or attachment liens, and liens arising as a result of delinquent taxes or assessments), affecting all or any portion of the Project Site which exist as of the Effective Date and/or come into existence on or prior to the Ground Lease Closing Date and if the Authority fails to do so, any such liens (except for those liens which arise out of work performed by (or on behalf of) the Developer) and except for mechanic’s or materialmen’s liens which the Authority is contesting in good faith and which have been bonded over by the Authority or insured over by the Title Insurer in a manner reasonably satisfactory to the Developer and its Project Lender(s) shall be paid out of the proceeds of and credited against the Development Rights Fee (as the same may be adjusted pursuant to the terms of this Agreement); provided however, that the Authority shall not be obligated to cure non-consensual liens that, in the aggregate, exceed the amount of the Development Rights Fee; and provided further that, in the event that such non-consensual liens, in the aggregate, exceed the amount of the Development Rights Fee, the Developer shall have the right (but not the obligation) to cure such liens on the Authority’s behalf.  In such event, the amount paid by the Developer shall be offset against any payments then due and payable or to be paid by the Developer during the term of this Agreement, the Ground Lease or by a Component Entity under any Component Lease (including specifically and without limitation, the Ground Rent and/or the Developer PILOT Payments).  If any Title Objection is not resolved to the Developer’s and its Project Lenders’ reasonable satisfaction as aforesaid prior to the Material Conditions Termination Date, as the same may be extended from time to time in accordance with the terms of this Agreement, the Material Condition relating to Title Objections set forth in Section 8.2(b)(viii) hereof shall be deemed not to have been satisfied, unless the Developer waives such Title Objection by written notice to the Authority.

(iii)                               Any defect, lien, encumbrance or other objection to title shown on the Title Insurance commitment and/or survey and not raised in a timely manner as aforesaid (and any such objection waived by the Developer as aforesaid) shall constitute a “Permitted Exception(s)” hereunder and under the Ground Lease and any applicable Component Lease (“Permitted Exceptions”).  A schedule of Permitted Exceptions will be annexed to the Ground

Lease prior to execution.  Upon execution and delivery of the Ground Lease, the Developer shall be deemed to have elected to proceed hereunder subject to all Permitted Exception(s).

(c)                                  Indemnification.  The rights, obligations and liabilities of the Parties under this Section 4.2 shall be subject to the mutual indemnification provisions of Section 17.6 and Section 17.7 hereof.

SECTION 4.3.  Title Insurance. As a condition to execution of the Ground Lease, the Title Insurer shall issue to the Developer or be irrevocably committed to issue to the Developer an American Land Title Association Lessee’s Policy with such endorsements which the Developer or the Project Lender(s) shall reasonably require, including, without limitation, such endorsements as may be necessary to cure Title Objections which the Authority has elected or is obligated to cure pursuant to the terms of this Agreement (the “Title Policy”), in the amount to be determined by the Developer, but in no event less than the amount of the Development Rights Fee payable on the Ground Lease Closing Date (as the same may be adjusted pursuant to the terms hereof), insuring that the leasehold interest in the Project Site is vested in the Developer subject only to the Permitted Exceptions.  The Developer shall be entitled to request that the Title Insurer provide such additional endorsements (or amendments) to the Title Policy as the Developer or the Project Lender(s) may reasonably require, provided that (a) such additional endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on the Authority (unless such endorsements are required in order to cure any Title Objection that remains by reason of the failure of the Authority to cure same in accordance with the terms hereof, in which case the Authority shall bear the cost) and (b) the Developer’s obligations to effectuate the Ground Lease Closing under this Agreement shall not be conditioned upon receipt of such additional endorsements and the Ground Lease Closing shall not be delayed as a result of the Developer’s request or inability to obtain such additional endorsements, unless such endorsements are required in order to cure any Title Objections and are otherwise not waived by the Developer.

ARTICLE 5
PAYMENTS AND FINANCIAL OBLIGATIONS

SECTION 5.1.  Developer’s Financial Obligations.  Except as expressly provided to the contrary herein, including specifically and without limitation (i) Section 3.3(d) hereof (with respect to payment of the costs of the Final Traffic and Infrastructure Improvements that exceed the Traffic and Infrastructure Cap Amount), (ii) Section 4.2(b) hereof (with respect to payments required to cure Title Objections), and (iii) Section 15.3(f) hereof (with respect to payment of the Authority’s Environmental Remediation Contribution), the costs of evaluating, designing, permitting, implementing, constructing, managing and operating the Project shall be borne solely by or through the Developer, including without limitation, payment of fees for Development Approvals, Building Permits, cost overruns and the Traffic and Infrastructure Improvements (up to, but not exceeding, the Traffic and Infrastructure Cap Amount); provided however, that the Authority shall be obligated to pay any costs (including without limitation, its own legal fees and expenses) incurred by the Authority with respect to the preparation, negotiation and/or review of any Project Agreements and Development Approvals by the Authority.

SECTION 5.2.  Development Rights Fee; Refundable Security Deposit; Ground Rent. (a) Development Rights Fee. (i) In consideration for the right to construct and operate the Project on the terms set forth in this Agreement, the Developer has agreed to pay a development rights fee in the amount of One Hundred Sixty Million Dollars ($160,000,000) (the “Development Rights Fee”).  The Developer shall not, however, be obligated to pay the Development Rights Fee until the Ground Lease Closing Date occurs and the Authority shall not be obligated to execute and deliver the Ground Lease unless the Development Rights Fee has been paid in full.  The Developer shall pay (or, to the extent applicable, the Component Entity executing the Component Agreement shall pay its allocated portion of) the Development Rights Fee (less the sum of Five Hundred Thousand Dollars ($500,000)) paid to the Authority pursuant to the Deposit Letter and any adjustments, credits or offsets expressly applicable under this Agreement) to the Authority on the Ground Lease Closing Date.

(ii)                                  The Development Rights Fee shall be allocated among the Entertainment/Retail Component, the Office Component and the Hotel Component.  From and after the date that each Component Agreement and/or Component Lease is executed, the Developer shall be released from the obligation to pay the allocated portion of the Development Rights Fee with respect to the Component Interest that is the subject of such Component Agreement and Component Lease, and the Authority shall thereafter look solely to the applicable Component Entity for payment of such portion of the Development Rights Fee; provided however, that (A) any reduction in the Development Rights Fee expressly provided herein (including, without limitation, a reduction pursuant to Section 13.3 hereof) shall be made from the full amount of the Development Rights Fee without taking into account any allocation of the Development Rights Fee amongst the Project Components by Developer and (B) the Authority shall not be obligated to execute the Ground Lease, any Component Lease or any Component Agreement prior to receipt of the entire Development Rights Fee in accordance with Section 5.2(a) above.

(b)                                 Refundable Security Deposit.  In order to assure the full and timely performance by the Developer of its obligations under this Agreement from and after the Effective Date until the Ground Lease Closing Date (or the Material Conditions Termination Date, as the case may be), the Developer has agreed to make payment to the Authority of a refundable security deposit in the amount of Ten Million Dollars ($10,000,000) (the “Refundable Security Deposit”), through delivery of an irrevocable, direct pay letter of credit issued by a financial institution reasonably acceptable to the Authority (the “Deposit Letter of Credit”).  The Deposit Letter of Credit shall name the Authority as beneficiary and shall be substantially in the form set forth in Schedule 5.2(b) hereof.  The Refundable Security Deposit shall be delivered by the Developer to the Authority on the Effective Date.

(c)                                  Disposition of Refundable Security Deposit.  The Refundable Security Deposit shall be held (but not used) by the Authority unless released in accordance with the terms hereof.  Upon such release, the Refundable Security Deposit shall be disbursed as set forth hereinbelow:

(i)                                     In the event that this Agreement is terminated by the Authority as a result of the occurrence of a Developer Event of Default at any time prior to the Ground Lease

Closing Date, and no Authority Event of Default shall have occurred and be continuing, the Refundable Security Deposit shall be retained by the Authority as liquidated and final damages, as the case may be.  From and after the date that the funds representing the Refundable Security Deposit are released to the Authority, Developer shall have no further obligation or liability to the Authority with respect to the Project and the Authority shall be released and discharged from any further obligations to Developer hereunder, except for any obligations of Developer or Meadowlands Mills Limited Partnership under this Agreement or any obligations under the Access and Indemnity Agreements that are expressly stated to survive termination.

(ii)                                  In the event that this Agreement is terminated by Developer as a result of (A) the occurrence of an Authority Event of Default, so long as no Developer Event of Default shall have occurred and be continuing, or (B) failure to satisfy the Material Conditions set forth in Section 8.2 hereof on or prior to the Material Conditions Termination Date (and such failure is not the result of a Developer Event of Default), then the Refundable Security Deposit and Deposit Letter monies shall be promptly returned to the Developer.

(iii)                               In the event that the Material Conditions set forth in Section 8.2 hereof have been satisfied or waived on or prior to the Material Conditions Termination Date, the Deposit Letter of Credit shall be returned to the Developer on the Ground Lease Closing Date simultaneously with payment of the Development Rights Fee.

(iv)                              In the event that the Developer willfully elects not to proceed with performance of its material obligations under this Agreement (whether prior to or on the Material Conditions Termination Date), and such election is not the result of the occurrence of a Force Majeure Event or Authority Event of Default that precludes the Developer and/or the Authority from fully satisfying the obligations provided herein on the terms and conditions herein provided or the result of the non-satisfaction of any Material Condition, the Refundable Security Deposit shall be paid to the Authority.  From and after the date that the funds representing the Refundable Security Deposit are released to the Authority, the Developer shall have no further obligation to the Authority with respect to the Project and the Authority shall be released and discharged from any further obligations to Developer hereunder, except for any obligations of Developer or Meadowlands Mills Limited Partnership under this Agreement or the Access and Indemnity Agreements that are expressly stated to survive the termination.

(c)                                  Payment of Balance of Development Rights Fee.  In the event that the Material Conditions set forth in Section 8.2 hereof have been satisfied or waived by the Developer on or prior to the Material Conditions Termination Date, the Developer shall make payment of the balance of the Development Rights Fee (in the amount of One Hundred Fifty-Nine Million Five Hundred Thousand Dollars ($159,500,000), to the Authority on the Ground Lease Closing Date, subject to such pro-rations and adjustments as are expressly provided for herein.  Concurrently with the Authority’s receipt of the Development Rights Fee, the Authority shall return the Deposit Letter of Credit to the Developer, together with a letter confirming the cancellation and surrender of the Deposit Letter of Credit, signed by an authorized signatory of the Authority.

(d)                                 Ground Rent.  (i) In consideration for the Authority’s execution of the Ground Lease and the Developer’s rights to lease and utilize the Project Site for the purposes set forth in this Agreement and the Ground Lease, during the term of the Ground Lease, subject to the terms hereof, the Developer shall pay the Ground Rent to the Authority on the dates and in the amounts set forth on Schedule 5.2(d) hereto.

(ii)                                  From and after the date that a Component Lease and Component Agreement are executed, the Developer shall be released from the obligation to pay Ground Rent with respect to the Component Interest that is the subject of such Component Lease and Component Agreement and the Authority shall thereafter look solely to the applicable Component Entity for payment of such portion of the Ground Rent.  Notwithstanding anything herein to the contrary, Developer shall not allocate any amount in excess of one-third of the obligation to pay Ground Rent to any one of the Hotel Component and Office Component.

SECTION 5.3.  PILOT Payments.  (a) Developer hereby covenants and agrees that it shall pay to the Authority on a quarterly basis, or on such dates otherwise established by the Settlement Agreement, as same may be amended pursuant to this Agreement, those amounts identified as “PILOT Payments” on Attachment 1-F of the Response to Third RAI, as referenced in the definition of Developer’s Response.  Following the final year set forth on said Attachment 1-F, Developer shall continue to make such payments for the term of the Ground Lease, as such term may be extended, in amounts increasing from the amount paid in the final year identified on Attachment 1-F of the Response to Third RAI, such increases to be determined by the same method by which increases to Ground Rent are calculated in Schedule 5.2(d) (but without regard to any provision for reduction set forth therein).  All payments required to be made pursuant to this Section 5.3(a) shall be referred to as “Developer PILOT Payments”.

(b)                                 Covenants; Property Tax Waiver.  The Authority acknowledges that the transaction contemplated hereunder and the covenant by Developer to make Developer PILOT Payments provided herein assumes that the Project Site remains tax exempt for real estate ad valorem tax purposes.  Developer acknowledges that, pursuant to the Enabling Legislation and the Settlement Agreement, payments in lieu of real property taxes (“PILOT Payments”) are payable to the Borough by the Authority in connection with facilities located within the Sports Complex as of the Effective Date.  The amount of PILOT Payments is fixed by the Settlement Agreement; however, the Authority shall be responsible for negotiating and finalizing amendments to the Settlement Agreement, if any, relating to the Project, including without limitation, a legally binding and enforceable waiver (in recordable form and to run with the land) by the Borough of its rights under the Settlement Agreement (or any successor agreement thereto) to assess and collect ad valorem real property taxes from the Developer with respect to its leasehold interest in the Project Site (the “Property Tax Waiver”).  To the extent that the amount agreed to be paid by Developer as Developer PILOT Payments pursuant to Section 5.3(a) hereof exceeds the amount of PILOT Payments required to be paid to the Borough by the Authority, the Authority shall retain such excess to be used for any lawful Authority purpose; provided however, that the Authority shall provide written notice to the Developer of the Authority’s determination as to the use and distribution of such excess PILOT Payments.  In the event that the Borough or any third party challenges the Authority’s actions with respect to the Authority’s payment of the PILOT Payments, the Authority shall promptly take all such actions as are required to contest such challenge and/or defend such actions.  To the extent that the Developer incurs any costs (including without limitation, reasonable attorneys fees and disbursements) in connection with any such challenges (whether in the defense of same or as a result of a final, non-appealable order of a court of competent jurisdiction determining that the Developer is obligated to pay any additional amounts), the Developer may offset the costs incurred (following the provision of written notice and supporting documentation to the Authority), together with interest thereon from the date such costs were incurred at the Overdue Rate against any amounts then due and payable or to be paid to the Authority under this Agreement (including specifically and without limitation, the Developer PILOT Payments) and/or any other Project Agreements.  For the purposes of this Agreement, PILOT Payments and Developer’s PILOT Payments shall be deemed to cover payment for all services provided by (or on behalf of) the Borough to non-residential taxpayers, the costs of which are recovered by the Borough through payment of ad valorem real property taxes (including specifically and without limitation, police, fire, emergency medical, etc.).  In the event that, notwithstanding payment of the Developer PILOT Payments, the Developer is billed for any of the foregoing services or in the event that the Borough imposes real property assessments and taxes directly against the Developer, the cost for any such assessments, taxes and services paid by the Developer shall be offset, together with interest thereon at the Overdue Rate (plus any costs incurred by the Developer with respect to contesting same, including without limitation, reasonable attorneys fees) against any amounts due and payable or to be paid by the Developer to the Authority (including specifically and without limitation, the Developer PILOT Payments and Ground Rent) under this Agreement and/or any other Project Agreements.

(c)                                  Allocation of PILOT Payments.  Nothing contained herein shall preclude the Developer from allocating the Developer PILOT Payments among the Component Leases that may be executed with respect to each of the Entertainment/Retail Component, the Office Component and/or the Hotel Component, such allocations being limited proportionally as set forth for Ground Rent in Section 5.2(d)(ii) hereof.  From and after the date that each such Component Lease is executed (provided that a Component Agreement has also been executed), the Developer shall be released from the obligation to pay the Developer PILOT Payments with respect to the Component Interest that is the subject of such Component Lease and Component Agreement and the Authority shall thereafter look solely to the applicable Component Entity for payment of such portion of the Developer PILOT Payment.

(d)                                 PILOT Negotiation Period.  During the period from the Effective Date to ninety (90) days following the Effective Date (hereinafter referred to as the “PILOT Negotiation Period”), the Authority shall negotiate an amendment of the Settlement Agreement effectuating the provisions of this Section 5.3, including without limitation, the Property Tax Waiver.  The terms and conditions relating to such amendment shall be determined by the Authority in its sole discretion.  In the event that an amendment of the Settlement Agreement has not been agreed to by the Authority and the Borough on or prior to the last day of the PILOT Negotiation Period, the Authority shall provide written notice to such effect to the Developer.  Thereafter, the Developer shall have the right to negotiate directly with the Borough with respect to the matters described in this Section 5.3, including without limitation, the Property Tax Waiver.  Any agreement reached by the Developer and the Borough shall be reasonably acceptable to the Authority.  The Authority shall be obligated to approve such agreement as long as such agreement does not have a Material Adverse Effect on the Authority and does not provide for payment by the Authority of amounts in excess of the Developer PILOT Payment.

(e)                                  Authority’s Lien Rights  Notwithstanding anything contained herein, the Parties agree that as long as the Project Site remains tax exempt, the Developer PILOT Payments shall be a continuous lien on and against the Project Site.  Such lien shall be perfected (in a manner reasonably determined by the Authority) for all purposes in accordance with law and the lien thereafter shall be superior to all non-municipal liens thereafter recorded or otherwise arising, including without limitation, the lien of any Project Indebtedness.

(f)                                    Indemnification.  The rights, obligations and liabilities of the Parties under this Section 5.3 shall be subject to the mutual indemnification provisions of Section 17.6 and Section 17.7 hereof.

SECTION 5.4.  Authority’s Profit Participation.  (a) The Authority shall be entitled to a payment, in addition to the Ground Rent, equal to five percent (5%) of ordinary net cash flow and net capital proceeds after the “Initial Threshold” is achieved, and ten percent (10%) of ordinary net cash flow and net capital proceeds after the “Second Threshold” is achieved (the “Authority Profit Participation”). The Authority Profit Participation shall be paid on an annual basis after all appropriate calculations are made by the Developer (or the applicable Component Entity, as the case may be) for the preceding fiscal year of operation and shall be paid to the Authority, if the Authority Profit Participation is due and payable to the Authority hereunder upon completion of the annual audited statements of the Developer (or such Component Entity).  As used herein, “Initial Threshold” shall mean that amount which shall equal the aggregate of (i) all invested capital by the Developer (including any Component Entity) in or in connection with the Project; (ii) all invested capital by Mills, its Affiliates or the Developer (including any Component Entity) in or in connection with the Empire Tract; and (iii) a twenty-five percent (25%) internal rate of return calculated on the sum of (i) and (ii) above; which shall be received by the Developer or any Component Entity affiliated with the Developer (including amounts distributed to the partners of the Developer or such Component Entity) as distributions from or on account of the Project and the Empire Tract, if any.  As used herein, “Second Threshold” shall mean that amount which shall equal the aggregate of (i) and (ii) above plus a thirty percent (30%) internal rate of return calculated on the sum of (i) and (ii) above which shall be received by the Developer and any Component Entity affiliated with the Developer (including amounts distributed to the partners of the Developer and such Component Entity) from or on account of the Project and the Empire Tract, if any.  The Authority Profit Participation shall be paid in any year, after the Initial Threshold and/or Second Threshold are achieved, that the Developer (or such Component Entity) earns net ordinary cash flow or net capital proceeds.

(b)                                 Allocation.  Nothing herein shall preclude the Developer from allocating the Authority Profit Participation among the Component Leases and Component Agreements that may be executed with respect to each of the Entertainment/Retail Component, the Office Component and/or the Hotel Component.  From and after the date that each such Component Lease and Component Agreement is executed, the Developer shall be released from the obligation to pay the Authority Profit Participation with respect to the Component Interest that is the subject of the Component Lease and Component Agreement and the Authority shall thereafter look solely to the applicable Component Entity for payment of such portion of the Authority Profit Participation.  However, notwithstanding such allocation, the aggregate amount of the payments to be made to the Authority shall not exceed the payments calculated pursuant to the formula set forth in Section 5.4(a) hereof.

ARTICLE 6
PRE-DEVELOPMENT ACTIVITIES; MASTER PLAN

SECTION 6.1.  Surveys.  (a) Perimeter Project Site Survey.  (i) As part of the Title Review to be conducted under Section 4.2 hereof, the Developer shall (at its cost and expense) promptly cause a survey to be prepared showing the perimeter boundaries of the Project Site (the “ALTA Survey” or the “Perimeter Survey”).  The Perimeter Survey shall be prepared by a surveyor licensed to practice in the State of New Jersey and shall be prepared in conformance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, 1997, for Urban Surveys, including items 2, 3, 5 and 11 from Table A.

(ii)                                  Any defects, encumbrances, ambiguities or similar issues identified on the Perimeter Survey shall be included by the Developer in determining whether there are any Title Objections, as contemplated by Section 4.2(b) above.

(iii)                               The Perimeter Survey shall be recorded on the Ground Lease Closing Date, together with a short-form Memorandum of Ground Lease.  The costs of recording shall be paid by the Developer.

(b)                                 Conceptual Project Site Plan.  A map showing the Project Site boundaries and proposed location of each Project Component and the location of all Preliminary Traffic and Infrastructure Improvements has been prepared by the Developer and reviewed and approved by the Authority (the “Conceptual Project Site Plan”).  A copy of the Conceptual Project Site Plan is attached as Schedule 6.1(b) hereto and shall serve as the basis for development of the Master Plan.

(c)                                  Delivery of Survey.  Promptly upon completion, the Developer shall provide or cause to be provided to the Authority (at the Developer’s cost and expense) three (3) original certified or reproductions of certified copies of the Perimeter Survey, and accompanying metes and bounds descriptions.  The Developer shall also provide for each Survey and description a digital version as an Auto CAD drawing in .DWG or .DFX format on either diskette or CD Rom.

SECTION 6.2.  Procedures Governing Review and Approval of Master Plan.  (a) General.  (i) The Parties acknowledge and agree that they shall exercise their respective diligent and commercially reasonable efforts to design and construct the Project and the Traffic and Infrastructure Improvements in such manner so as to be consistent with (A) the important public policy, governmental, environmental, land use planning, transportation and economic goals and prerogatives of the State, the Authority, the County of Bergen, the NJMC and the Municipalities and to assure that such policies and goals are protected and/or effectuated in an effective, efficient and consistent manner, (B) the important policies and prerogatives previously articulated by the Stakeholders Advisory Group are effectuated in an effective, efficient and consistent manner in light of the competing goals and prerogatives of other affected constituent groups and/or the Developer, (C) the Authority achieving its desired policy, regional planning and economic goals and objectives while assuring compliance by the Authority with the duties and obligations imposed upon the Authority under the Sports Complex Agreements and/or as required to effectively and efficiently operate the Sports Complex in the manner envisioned by the Enabling Legislation and in compliance with all Sports Complex Agreements, and (D) the Developer being able to design, permit and proceed with construction of the Project in a timely, cost effective and efficient manner in accordance with this Agreement and the Project Agreements.

(ii)                                  In furtherance of the foregoing, in order to facilitate the development of a mutually acceptable design, site plan and technical approach to any required Remediation of the Project Site and construction of the Project Components and Traffic and Infrastructure Improvements in the most efficient, cost-effective and consistent manner practicable, the Parties have established the procedures set forth below for the preparation of a master plan (the “Master Plan”) by the Developer for submittal to and review and Approval of the Authority in phases.

(b)                                 Purpose of Master Plan.  (i) Subject to the terms and conditions of this Agreement, the Developer shall cause the Project to be constructed and operated in (A) substantially the manner shown and described in the Approved Master Plan, the narrative description related thereto, and the drawings, Plans and Specifications, in each case as prepared by the Developer in support of the applications for the Development Approvals, as any of the foregoing may be modified from time to time to reflect changes in the composition of the Project, and (B) consistent in all material respects with the Conceptual Site Plan or the Approved Master Plan, as the case may be, the Perimeter Survey and the Development Approvals.

(ii)                                  The Master Plan is intended to provide the Authority with sufficient reasonable information (at the early stages of Project development) so as to enable it to achieve its goals and prerogatives and to carry out its obligations with respect to the ownership and operation of the Sports Complex, while balancing the legitimate rights, obligations and prerogatives of the Developer.  Subject to the provisions of this Agreement (and the exercise of any regulatory or similar powers granted to it by the Enabling Legislation), the Authority may exercise its rights and prerogatives in furtherance of its policy goals and contractual obligations in such manner as it reasonably determines (subject to applicable Legal Requirements).  However, following its Approval of the Master Plan, the Authority’s powers with respect to the design, entitlements, uses, development and construction of the Project shall be limited to customary municipal oversight and the review and Approval rights expressly set forth in this Agreement and the Project Agreements to determine that the Project is designed, constructed and operated in accordance with the Approved Master Plan and the terms of this Agreement.

(c)                                  Master Plan Requirements.  (i) The Master Plan shall include information sufficient to determine compliance with this Agreement.  As such, the Master Plan shall address each Project Component and each of the Parking Component Uses, Entertainment/Retail Component Uses, and, to the extent applicable, Hotel Component Uses, and Office Component

Uses. At such time as the Developer submits a detailed Master Plan for the Office Component and the Hotel Component, the provisions of this Section 6.2 shall be applicable to such submittals with the same effect as if such submittals were made as part of the initial Master Plan and not as a Post-Approval Item (as such term is hereinafter defined).

The Master Plan shall also include the following:

(1)                                  Reasonably detailed plans depicting existing rights-of-way and easements, as well as temporary and proposed rights-of-way and easements, in the Project Site, and shared use of the Authority’s wastewater and stormwater management systems.

(2)                                  Reasonably detailed plans noting the use, location, total gross floor area, plan area, set backs, height and bulk of all existing and proposed structures within the Project Site.

(3)                                  A reasonably detailed plan showing vehicular parking and loading areas and a layout of pedestrian and vehicular and mass-transit circulation patterns in relation to buildings and public facilities within the Meadowlands Complex and within the vicinity of the Project Site.

(4)                                  Landscape plans reasonably sufficient to show general design concepts.

(5)                                  The Preliminary Project Sequencing Plan and the Preliminary Traffic and Infrastructure Sequencing Plan, as such Preliminary Plans may be updated and modified in accordance with the terms of this Agreement so as to develop the Final Project Sequencing Plan and the Final Traffic and Infrastructure Sequencing Plan.

(6)                                  Such portion of the Plans and Specifications in reasonably sufficient detail to support Development Approval applications with respect to each of the Project Components and, to the extent applicable, the Traffic and Infrastructure Improvements, including without limitation, elevation drawings.

(7)                                  Reasonably detailed design criteria to be followed for exterior building finishes.  Such criteria shall address exterior architectural standards, including expectations as to acceptable materials, non-acceptable materials in highly-visible areas (such as rib-face, split-face block or pointed CMU), fenestration requirements, required glazing, tints, etc.  In addition, design criteria relating to amenities to be constructed for the convenience of the occupants of each Component.

(8)                                  A narrative and graphic description of the configuration, including spatial relationships of the buildings to each other and to other Components, Sports Complex and Arena, location of parking and service areas and the amount of landscaping to be provided in pedestrian courtyards, parking areas and around the buildings.

(9)                                  Reasonably detailed design criteria to be followed for exterior signage and criteria for graphics packages for exterior Project signage.

(10)                            Reasonably detailed architectural design criteria to be followed with respect to each of the buildings and structures that comprise the Project.

(11)                            A traffic study (“Traffic Study”) analyzing the impact of the development of the Project on existing infrastructure.  The Traffic Study shall assess, among other things, the traffic impacts based upon construction of the entire Project.  The limits of the study area shall be submitted to the Authority for review prior to initiating any field work.

(12)                            To the extent not addressed in the Construction Management Agreement, the Project Operating Agreement and/or the Declaration, (a) a reasonably detailed parking management plan describing the impact of the development and construction of each Component on parking available for the Project and the Sports Complex, and a plan to provide the Authority with access to and use of parking facilities for the conduct of Sports Complex operations, and (b) a reasonably detailed plan describing the impact of the development, construction and, following Completion, operation of each Component on the Sports Complex and a plan to coordinate such activities with the use of the Sports Complex by the Authority for the conduct of the Authority’s activities and operations and/or the Sports Complex Tenants under the Sports Complex Agreements.

(13)                            A reasonably detailed report analyzing the impact on police, fire and emergency medical services resulting from the proposed Project and an emergency services plan for the Project developed in collaboration with the Borough and the Authority.  Such plan shall be timely updated in connection with the construction of each Component of the Project.

(14)                            A map and schedule setting forth a plan for the accommodation and continued use of the Arena and the Arena Site, including any renovations, re-use or redevelopment of the Arena that the Authority may undertake following the Effective Date in accordance with this Agreement.

(15)                            The Job Skills Program plan, the Small Business Marketing Plan.

(16)                            Such additional documents as the Authority may reasonably request in connection with its review of the Master Plan all in reasonable detail and consistent in form and substance with the terms of this Agreement.

(ii)                                  The statements and documents required to be included in the Master Plan may be combined.  The Master Plan may be submitted on a phased basis to reflect the individual Project Components (or Phases thereof) and the Authority shall review such phased submittals, as received.

(iii)                               Nothing contained herein shall preclude the Developer from initially submitting a Master Plan that provides the above information with respect to the Entertainment/Retail Component and the initial Phases of the Parking Component, while reserving the provision of detailed information concerning the Office Component and the Hotel Component to a later date.  In such event, the provisions of this Section 6.2 shall be initially applicable only to the Entertainment/Retail Component and the initial Phases of the Parking Component.

(d)                                 Procedures.  (i) Administrative Completeness.  The Developer shall have the right to submit to the Authority for administrative completeness, the aforementioned Master Plan requirements in four (4) distinct sets as follows: (A) Items No. 1, 2, 3, 5 and 11, (B) Items No. 4, 6, 7, 8, 9 and 10, (C) Items No. 12, 13, 14 and 15, and (D) Item No. 16.  Within ten (10) Business Days of submission by the Developer of one or more of the above-described submittals (A), (B), (C) and/or (D), those elements of the Master Plan will be reviewed by the Authority for administrative completeness to determine that the elements set out in the applicable Items (1) to (16), inclusive, above have been submitted and that the requirements of this Agreement have been addressed.  If the Master Plan set is deemed to be administratively complete, the Authority will notify the Developer in writing within such ten (10) day period and promptly commence review of the Master Plan set for technical completeness and acceptability, in accordance with the provisions of Section 6.2(d)(ii) below.  If the Master Plan set is deemed to be administratively incomplete, the Authority shall advise the Developer in writing, within ten (10) days of the Authority’s receipt of the Master Plan set, such notice to set forth a detailed explanation of the deficiencies.  In the event that the Master Plan set is deemed to be administratively incomplete, within ten (10) Business Days of receipt of the Authority’s notice, the Developer shall submit or resubmit such information as shall fully address the matters described in the Authority’s deficiency notice.  Thereafter, the Authority shall review such new information only (as opposed to additional review of previously submitted and accepted information) and shall complete such review of the Master Plan set within ten (10) Business Days following such submittal.  The foregoing procedures shall be repeated until such time as the Master Plan set is deemed to be administratively complete.

(ii)                                  Technical Completeness.  Within ten (10) Business Days after the Authority determines that the Master Plan set is administratively complete, the Authority shall review the documentation submitted in support of the Master Plan set to determine if the submitted Items of such Master Plan set are technically complete and to ensure that the requirements of this Agreement with respect thereto have been satisfied.  If the Master Plan set is deemed to be technically complete, the Authority shall notify the Developer in writing and shall thereafter immediately commence its substantive review, as provided in Section 6.2(e) below.  If the Master Plan set is deemed to be technically incomplete, the Authority will advise the Developer of such determination, in writing, within fifteen (15) Business Days of the receipt of an administratively complete Master Plan set.  Such notice shall set forth a detailed explanation of the deficiencies and any additional submittal requirements.  In the event that the Master Plan set is deemed to be technically incomplete, within fifteen (15) Business Days of receipt of the Authority’s notice, the Developer shall submit or resubmit such information as shall fully address the matters described in the Authority’s deficiency notice.  Thereafter, the Authority shall review new information only (as opposed to additional review of previously submitted and accepted information or a previously approved Master Plan “set”) and shall complete such review of the Master Plan set within fifteen (15) Business Days following such submittal.  The foregoing procedures shall be repeated until such time as the Master Plan set is deemed to be technically complete.

(e)                                  Review and Approval of Master Plan.  (i) Within fifteen (15) Business Days of a determination that the submission of the Master Plan elements (1) to (16) are technically complete, the staff of the Authority shall either (A) determine that it will recommend to the Authority’s Board of Commissioners, subject to Section 6.2(e)(v) hereof, Approval of the Master Plan, or (B) disapprove the Master Plan.  If the Authority staff disapproves the Master Plan, the Authority staff shall advise the Developer of such determination, in writing within such fifteen (15) Business Day period (“Disapproval Notice”).  The Disapproval Notice shall set forth a detailed explanation of the reasons for such disapproval.

(ii)                                  In the event that the Authority staff disapproves the Master Plan, the Developer shall prepare and submit to the Authority for its Approval such additional information that addresses or responds to the deficiencies in the Master Plan and/or the reasons given by the Authority staff for its disapproval (“Resubmitted Master Plan Information”).  The Developer may, but shall not be required to, resubmit the Master Plan in its entirety in response to the Authority’s Disapproval Notice or, alternatively, the Developer may submit responsive information only.  In either event, the Authority shall only review and have a right to disapprove the Resubmitted Master Plan Information, except to the extent that an element of the Master Plan that was not previously deficient is materially and adversely affected thereby.

(iii)                               Following submittal of the Resubmitted Master Plan Information, the Authority staff shall, within fifteen (15) Business Days, either recommend Approval of or disapprove the Resubmitted Master Plan Information and such determination shall be set forth in writing.  If the Resubmitted Master Plan Information is recommended for Approval (as evidenced by a written notice from the Authority (the “Approval Notice”)), then the Master Plan shall be deemed to have been Approved by the Authority, as of the date of the Authority Board’s adoption of the staff recommendation of the Approval Notice.  If the Authority staff reasonably disapproves the Resubmitted Master Plan Information, the Parties shall follow the procedures set forth in this Section 6.2(e) until such time as the Authority Approves such Resubmitted Master Plan Information; provided however, if the Master Plan is not Approved within six (6) months following receipt of a determination that the Master Plan is technically complete, or the Developer believes that the Authority’s disapproval prior thereto is not in accordance with the standards set forth in Section 6.2(g) hereof, the Developer may dispute the Authority’s disapproval of the Master Plan and the provisions of Article 21 hereof shall apply.

(iv)                              If the scope of the Master Plan (whether initially or with respect to the Resubmitted Master Plan Information) creates a need for the Authority to seek outside consulting services, the time needed to secure such services shall not be included within the review periods set forth above, but shall be added thereto; provided however, that such review period extension shall not exceed thirty (30) Business Days.

(v)                                 The Parties acknowledge that the Master Plan and any Post-Approval Items that relate to a Major Modification requires a vote of the Authority’s Board of Commissioners.  As such, following receipt of the Authority staff’s recommendation regarding the Master Plan or the Major Modification, as the case may be, the Authority’s Board of Commissioners shall adopt or reject the staff recommendation within forty-five (45) days following issuance of the written notice advising the Developer that the Approval Notice has been sent to the Authority’s Board of Commissioners.  The Master Plan shall not be deemed approved by the Authority until approved by the legally binding vote of a majority of the Authority’s Board of Commissioners.

(vi)                              Any Post-Approval Item that does not constitute a Major Modification shall not require action by the Authority’s Board of Commissioners and shall be deemed to have been Approved by the Authority as of the date of written notice thereof to the Developer from the Authority’s President (or other authorized official).

(f)                                    Approval of Modifications to Master Plan.  (i) After the Master Plan is Approved, the Developer may request a modification of the Master Plan by submitting a revised Master Plan to the Authority.  In its submittal for Approval of a modification of the Approved Master Plan, the Developer shall (in the exercise of its reasonable discretion taking into account all relevant factors) characterize the proposed modification as either a Minor Modification or a Major Modification.  Any dispute over the characterization of a modification shall be resolved in accordance with the provisions of Article 21 hereof.  Any proposed amendment or modification of the Approved Master Plan (whether constituting a Minor Modification or Major Modification) (“Post-Approval Items”), shall be subject to the Authority’s Approval or disapproval, which shall not be unreasonably conditioned or delayed.  The Authority shall follow the procedures set forth in Section 6.2(d) and (g) in reviewing any Post-Approval Item (whether constituting a Minor Modification or a Major Modification).  The Authority agrees to Approve or disapprove any Post-Approval Items in writing to the Developer as soon as practicable but no later than thirty (30) days (in the event of Post-Approval Item that constitutes a Minor Modification) or sixty (60) days (with respect to any Major Modification) after receipt of such Post-Approval Item and all information that the Authority deems reasonably necessary to render an informed decision (the “Response Period”).  Post-Approval Items submitted hereunder shall contain in the cover letter, cover sheet, or top page, as applicable, a conspicuous statement that such Item is submitted for Approval under this Section 6.2(f) and that a response is required within thirty (30) days (for Minor Modifications) or sixty (60) days (for Major Modifications), as the case may be, of submittal.

(ii)                                  In the event that the Authority disapproves any such Post-Approval Item, the Authority agrees to notify the Developer in writing setting forth (in reasonable detail) the reasons for such disapproval and thereafter within five (5) days of such notice, the Authority shall confer (in person or by telephone) with the Developer to discuss the reasons for such response and how the Developer can address the Authority’s concerns.  The Developer shall thereafter prepare and submit to the Authority for its Approval such additional information that addresses or responds to the deficiencies in the Post-Approval Item and/or the reasons given by the Authority for its disapproval of the Post-Approval Item (“Resubmitted Post-Approval Item Information”).  The Developer may, but shall not be required to, resubmit the Post-Approval

Item in its entirety in response to the Authority’s Disapproval Notice or, alternatively, the Developer may submit responsive information only.  In either event, the Authority shall only review and have a right to disapprove the Resubmitted Post-Approval Item Information, except to the extent that an element of the Master Plan or any Post-Approval Item that was not previously deficient is materially affected thereby.

(iii)                               Following submittal of the Resubmitted Post-Approval Item Information, the Authority shall either Approve or disapprove same in accordance with the standards set forth in Section 6.2(g) hereof.  If the Resubmitted Post-Approval Item Information is Approved (as evidenced by an Approval Notice), then the Master Plan shall be deemed to have been Approved by the Authority in its entirety as of the date of the Approval Notice.  If the Authority disapproves the Resubmitted Post-Approval Item Information, the Parties shall follow the procedures in this Section 6.2(f) until such time as the Authority Approves such Resubmitted Post-Approval Item Information; provided however, if the Resubmitted Post-Approval Item Information is not Approved within six (6) months following the original submittal by the Developer of the Post-Approval Item or the Developer believes that the Authority’s disapproval prior thereto is not in accordance with the standards set forth in Section 6.2(g) hereof, the Developer may dispute the Authority’s disapproval of the Post-Approval Item in accordance with the provisions of Article 21 hereof.  In either event, the Authority shall only review and have a right to disapprove the Resubmitted Post-Approval Item Information, except to the extent that an element of the Master Plan, any Post-Approval Item or any Resubmitted Post-Approval Item that was not previously deficient is materially and adversely affected thereby.

(iv)                              The Parties shall use diligent and commercially reasonable efforts and endeavor in good faith to consult, cooperate and coordinate in an effort to streamline and expedite the Approval of any Post-Approval Item.

(g)                                 Standards of Review.  (i) Master Plan Review.  In connection with its review of the Master Plan or any Resubmitted Master Plan Information, the Authority may Approve or disapprove such submittal in its discretion, utilizing the standards of review applied by the New Jersey Superior Court, Appellate Division, to the review of final agency actions or determinations (i.e. arbitrary and capricious standard).  Such standards shall be applied to take into consideration the consistency of or conformance of the Master Plan or the Resubmitted Master Plan Information to the Project Components and Component Uses described in this Agreement and the Conceptual Site Plan.

(ii)                                  Post-Approval Items.  (A) Major Modifications.  In connection with its review of a Post-Approval Item or a Resubmitted Post-Approval Item that constitutes or relates to (as the case may be) a Major Modification, the Authority may Approve or disapprove such submittal utilizing the same standards of review set forth in Section 6.2(g)(i) above, but applied to determine whether the Post-Approval Item or Resubmitted Post-Approval Item is consistent with and conforms to the Approved Master Plan.

(B)                                Minor Modification.  In connection with its review of a Post-Approval Item or a Resubmitted Post-Approval Item that constitutes or relates to (as the case may be) a Minor Modification, the Authority may Approve or disapprove such submittal, in the exercise of its reasonable discretion.  Such standards shall be applied to take into consideration the consistency of or conformance of the Post-Approval Item or the Resubmitted Post-Approval Item to the Approved Master Plan.

SECTION 6.3.  Effect of Authority Approval.  The review or Approval by the Authority of any matters submitted for its review or Approval shall not constitute a representation, warranty or guaranty by the Authority as to the substance or quality of the documents, work or other matter reviewed, approved or accepted.  At all times, Developer shall use Developer’s judgment as to the accuracy and quality of all such documents, work and other matters.  The final written Approval (including any Board Approval with respect to a Major Modification) by the Authority of any matter submitted for Authority Approval shall be final, binding and conclusive upon the Authority, and Developer shall be entitled to rely upon the Approval.

SECTION 6.4.  Developer Due Diligence.  (a) The Authority shall use diligent and commercially reasonable efforts to provide the Developer with such agreements, leases, maps, plans, reports, financial documents, financing documents and such other information and documents as the Developer may reasonably request in order to perform due diligence activities relating to the physical and environmental conditions of the Project Site, existing uses of and rights with respect to the Arena and the Sports Complex, the nature of the tax-exempt status of the Authority and the transaction contemplated herein, the Authority’s outstanding debt and other obligations and the existence of encumbrances on the Project Site (collectively, the “Due Diligence Documents”).  The Due Diligence Documents set forth on Schedule 6.4 hereto shall, to the extent available, be provided or otherwise made available to the Developer by the Authority at the earliest practicable date but in no event later than thirty (30) days following the Effective Date.  Any additional Due Diligence Documents shall be requested by the Developer in writing and shall be provided by the Authority within five (5) Business Days after its receipt of such request.  Not later than sixty (60) days after the date on which the Authority provides copies of the Due Diligence Documents, Developer shall inform the Authority in writing of any reasonable objections related to the Existing Sports Complex Agreements or the Settlement Agreement and discussions with the Borough described in Section 5.3 herein (collectively, such objections are hereinafter referred to as the (“Complex Agreement Objections”).  The Authority shall use all its diligent and commercially reasonable efforts, at the earliest practicable date but in no event later than sixty (60) days after the delivery of the Developer’s notice of the Complex Agreement Objections, to resolve any Complex Agreement Objections to the reasonable satisfaction of the Developer.  Without limitation, the reasonable efforts of the Authority shall include the commencement and diligent prosecution of negotiations with third party vendors taking by or through Existing Sports Complex Agreements to redefine, restrict or eliminate exclusives granted to such vendors which are inconsistent with the rights granted to the Developer hereunder including, but not limited to, those described in Section 20 herein.  Notwithstanding anything in this Agreement to the contrary, the Authority shall not be obligated to incur actual out-of-pocket expenses to “buy-back” rights granted under the Existing Sports Complex Agreements.  If any Complex Agreement Objections are not resolved to the Developer’s satisfaction within said 60-day period, then in that event, Developer shall have ten (10) Business Days in which to notify the Authority that Developer elects to either waive such remaining Complex Agreement Objections or terminate this Agreement and receive the Refundable Security Deposit and the amount paid under the Deposit Letter.  In the event that the

Developer waives such Complex Agreement Objections or is deemed to have waived by failing to notify the Authority within such ten (10) Business Day period, the Developer shall be deemed to have taken subject to those uncured Complex Agreement Objections.  If Developer terminates, the Refundable Security Deposit and the amount paid under the Deposit Letter shall be returned to Developer and the parties shall have no further rights, duties or obligations to each other hereunder (except those which expressly survive termination).

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, the Authority has provided and will provide Due Diligence Documents for informational purposes only and provision of such Due Diligence Documents shall not constitute a representation, warranty or guaranty as to the substance or quality of the Due Diligence Documents (other than that such Documents are, to the best of the Authority’s knowledge, after reasonable inquiry, true, accurate and current copies of such Due Diligence Documents in possession of the Authority).  The Developer and Project Professionals shall not rely upon such Due Diligence Documents but rather shall use their own judgment as to the sufficiency or quality of such Due Diligence Documents.

SECTION 6.5.  No Liens.  Except as is contemplated hereunder or in the Ground Lease (or any Component Lease), the Developer, in the performance of its obligations under this Agreement shall exercise diligent and commercially reasonable efforts to not permit any lien to cause a Material Adverse Effect on the Authority’s interest in the Sports Complex.  In the event that a lien is caused by or arises out of Developer’s activities at the Project Site, thereby causing a Material Adverse Effect on the Authority’s interest in the Sports Complex, Developer shall use all commercially reasonable efforts to discharge, insure over or bond over such lien as soon as is reasonably and commercially practicable.  Moreover, if, in the Authority’s reasonable judgment, a lien has (or would have, if not discharged, insured over or bonded over) a Material Adverse Effect on the Authority if not discharged, insured over or bonded over, the Authority shall provide written notice to the Developer of such determination, including the basis or reasons for the Authority’s determination and Developer shall immediately take all steps necessary to cause such lien to be removed by the payment of money or bonded by financial security reasonably acceptable to the Authority.

ARTICLE 7

PROJECT APPROVALS

SECTION 7.1.  Development Approvals.  (a) Authority Review and Approval.  Developer shall exercise its diligent and commercially reasonable efforts to obtain Development Approvals for construction of the Project, in accordance with this Agreement and the Project Agreements.  Procurement of the Development Approvals shall be at the Developer’s sole cost and expense, with the exception of those permits necessary for Remediation related to the Authority’s Environmental Responsibility.  Developer shall timely prepare such necessary reports, studies, schematic documents, design development documents, and construction documents as provided herein required for the issuance of the Development Approvals (“Development Approval Documents”).  A copy of the relevant Development Approval Documents shall be promptly provided to the Authority.  If such Development Approval

Document is presented to the Authority for approval or signature, either because it deviates from the Conceptual Site Plan (or the Approved Master Plan, if applicable) or the Developer requests that the Authority execute as co-permittee, then, the Authority shall provide its Approval, disapproval or signature to the Developer within five (5) Business Days of receipt of Development Approval Document(s) unless such other time period is designated under Section 11.6 hereof.  If the Authority disapproves, it shall state its reasons therefor.  The foregoing shall not limit or diminish the Authority’s rights of review provided under Section 6.2 hereof with respect to modifications of the Approved Master Plan.  In the event that the Authority fails to provide its Approval, disapproval or signature within such period, the Developer may (to the extent that the Authority’s signature is not required as a condition of such submittal) submit such documentation to the appropriate regulatory agency without Authority comment or Approval.  In the event that the Authority’s signature is required as a condition to such submittal, the Authority hereby consents to the submission of such documentation and shall execute the appropriate application or submittal documentation, notwithstanding that the Authority has failed to provide its Approval, disapproval or signature within the applicable review period (and such consent shall be equally applicable to any resubmission, as herein contemplated, if the Authority fails to provide its Approval, disapproval or signature within the applicable review period).  Upon any resubmission of Development Approval Documents, the Authority shall review only those elements of the Development Approval Documents that the Authority has not previously reviewed; provided however, that if the elements of the Development Approval Documents that are resubmitted are integrally and inseverably related to elements of the Development Approval Documents previously reviewed by the Authority, the Authority may include within the scope of its review of any resubmission elements previously reviewed.  All submissions and responses hereunder shall be made through the respective Designated Representatives of the Authority and the Developer.

(b)                                 No Warranty.  The review, comment, approval or acceptance by or on behalf of the Authority of any Development Approval Document or any other work, plans, budget or schedule shall not constitute a representation, warranty or guaranty by the Authority as to the substance or quality of the documents, work or other matter reviewed, approved or accepted.  At all times, Developer and the Project Professionals shall use their own judgment as to the accuracy and quality of all such documents, work and other matters.  The Authority shall use commercially reasonable efforts to cause its professionals and consultants to add the Developer as an additional named insured on any errors and omissions and/or professional liability insurance policies provided to the Authority by such professionals and/or consultants.

(c)                                  Copies of Submissions.  The Developer and the Authority shall each exercise diligent and commercially reasonable efforts to provide to the other Party a complete copy of each and every application for Development Approvals submitted by Developer or the Authority, as the case may be, to Governmental Bodies, which copy shall be provided substantially at the same time as those applications are submitted to those agencies.

(d)                                 Cooperation with Governmental Officials.  In connection with obtaining the Development Approvals, the Developer shall cooperate with all federal, State, and local officials, including but not limited to the NJDEP and the NJMC.

(e)                                  Authority Cooperation.  The Authority shall use diligent and commercially reasonable efforts to cooperate with the Developer in obtaining the Development Approvals and, to the extent reasonably determined by the Authority and reasonably agreed to by the Developer, may join in applications for the Development Approvals; provided however, that (i) the Authority shall not be required to incur any out-of-pocket cost or expense in joining in such applications absent the Developer’s agreement to reimburse the Authority for such costs or expenses, and (ii) the Authority shall not be required to take any action that, in the reasonable judgment of the Authority, constitutes an ultra vires act or will cause a breach or default under any Sports Complex Agreement.  Notwithstanding the foregoing, the Development Approvals for which the Authority shall be a co-applicant or co-permittee are set forth on Schedule 8.2(b) hereto.

(f)                                    Assignment Upon Termination.  In the event that this Agreement is terminated by either the Authority or Developer, upon the written request of the Authority, Developer shall, as soon as reasonably possible, assign or cause to be assigned to the extent permitted by law any or all of the Development Approvals obtained by Developer or an assignment of any pending applications in form sufficient to permit the Authority to continue the application process for any pending Development Approvals.  Assuming that there has been no Developer Event of Default and that this Agreement has not been terminated by reason of such Developer Event of Default, the assignment by Developer hereunder may be conditioned upon the express written condition that the Authority assumes financial obligations under the applicable Development Approvals or applications therefor, including payment or reimbursement of all reasonable out-of-pocket costs and expenses associated with preparation and processing of Development Approvals or pending applications.  Such assignment shall be without recourse, representation or warranty of any nature, express or implied.

(g)                                 Indemnity.  In amplification, and not in limitation, of the Developer’s indemnification obligations set forth in Section 17.6(a) hereof, in the event Authority agrees to act as an applicant or co-applicant for any Development Approval, the Developer shall indemnify, protect, defend and hold harmless the Authority from and against any Developer Indemnified Claim; provided however, that the provisions of Section 17.6(a) hereof shall not be applicable to any claim of an Authority Indemnified Party if such claim arises out of or relates to (i) Remediation relating to the Authority’s Environmental Responsibility, or (ii) any violation of a Development Approval, to the extent that such violation was caused by the action(s) or inaction(s) of the Authority or any Authority Indemnified Party.

SECTION 7.2.  NJDEP/NJMC Consultation.  Developer acknowledges that pursuant to the Enabling Legislation, the NJDEP and NJMC have certain review rights as to the Project that require one or more public hearings before the NJDEP and NJMC.  Concurrently with preparation of applications for Development Approvals as provided in Section 7.1 hereof, the Parties shall present the Project to the NJDEP and NJMC in a timely fashion for review in accordance with the Enabling Legislation.

ARTICLE 8

GROUND LEASE CLOSING; MATERIAL CONDITIONS

SECTION 8.1.  Development Covenant.  In consideration for the Authority’s grant of exclusive development rights hereunder and conveyance of, among other things, the leasehold estate in the Project Site and the full and prompt performance of its obligations under this Agreement and the Project Agreements, subject to the provisions of this Agreement, the Developer shall (a) diligently pursue the design, permitting and construction of Phase I and Phase II, as provided under the terms of this Agreement, (b) until and if released, perform and observe the terms and conditions of this Agreement, as herein provided, and (c) make payment of the Development Rights Fee and the applicable Ground Rent, as provided in this Agreement and the Ground Lease; provided however, the failure to construct the Hotel Component and/or the Office Component (or any Phase incorporating such Components) shall not invalidate or otherwise affect the obligations of the Parties hereunder and/or the sufficiency of consideration for this Agreement and shall not constitute a Developer Event of Default hereunder or under the Ground Lease.

SECTION 8.2.  Satisfaction of Material Conditions; Termination.  (a) If, after the exercise of all good faith, diligent and commercially reasonable efforts by each Party, any of the following conditions (the “Material Conditions”) are not satisfied on or prior to March 31, 2005  (the “Material Conditions Termination Date”), subject to application of the provisions of Sections 8.3 and 8.4 hereof, either of the Parties may elect no later than the Material Conditions Termination Date to terminate this Agreement by written notice to the other, in which event, this Agreement shall be terminated as of the date of such notice and all obligations of the Parties hereunder shall cease and all claims that the Parties may have shall be deemed to have been forever waived (except such obligations as are specifically stated in this Agreement or which by their nature are intended to survive termination and any claims arising in connection with such obligations).  Upon termination of the Agreement for failure to satisfy the Material Conditions, the Refundable Security Deposit and the amount paid to the Authority under the Deposit Letter shall be promptly returned to the Developer.

(b)                                 The following shall constitute the Material Conditions:

(i)                                     All Development Approvals required for the Project, as set forth on Schedule 8.2(b) hereof and such other permits, licenses or approvals that are determined to be required following the Effective Date, shall have been obtained, shall be in form and content reasonably acceptable to the Developer, shall be in full force and effect and all applicable appeal periods shall have expired without an appeal being filed, or, if an appeal has been filed, that such appeal has been decided by issuance of a final non-appealable order or decision by a court of competent jurisdiction upholding and affirming the validity of the Development Approval(s) that is the subject of such appeal and/or if any such appeal period has not expired, such pending appeal cannot, in the reasonable judgment of the Parties, be resolved in a manner preventing construction and operation of the Project substantially in the manner contemplated by the Development Approvals, this Agreement or the Master Plan.

(ii)                                  An agreement effectuating the provisions of Section 5.3(b) hereof shall have been reached with the Borough of East Rutherford or the Authority (in the exercise of its sole discretion) shall have executed an agreement with the Developer in form and substance acceptable to Developer in its sole discretion that holds the Developer harmless with respect to any future challenge by constituent municipalities and/or counties for payments to and/or the imposition of real property taxes or assessments in excess of the Developer PILOT Payments by the State of New Jersey, the Authority or any municipality in which the Meadowlands Complex is located based upon use of the Project Site by the Developer substantially in the manner contemplated in this Agreement and the Master Plan.

(iii)                               All administrative proceedings which are required in order to carry out the Project, as contemplated by this Agreement and the Master Plan, shall have been completed, and all other actions, hearings, proceedings or determinations required to be taken, held and/or rendered, as the case may be, by the Authority, the NJDEP, the NJMC and/or any other agency or authority in order for the Project to be constructed and operated in the manner contemplated by the Master Plan shall have been undertaken and completed and a favorable determination rendered so as to permit construction and operation of the Project, as reflected in the Master Plan.  An order(s) or finding(s), as applicable, shall have been issued, such order or finding determining that the Project to be constructed on the Project Site, as described in the Master Plan and this Agreement, is approved and that the Project proposed to be constructed complies with or is consistent with all planning, land use and/or environmental requirements applicable to the Meadowlands Complex and/or the Project Site.  Such order, finding and/or resolution evidencing such Approval shall be in full force and effect and all applicable appeal periods shall have expired without an appeal being filed, or, if an appeal has been filed, that such appeal has been decided by issuance of a non-appealable order or decision of a court of competent jurisdiction upholding and affirming the validity of the order(s) or finding(s) or resolution(s) that is the subject of such appeal or if any such appeal has not been decided, such pending appeal cannot, in the reasonable judgment of the Parties, be resolved in a manner preventing or materially affecting construction and operation of the Project substantially in the manner contemplated by the Development Approvals, this Agreement or the Master Plan.

(iv)                              The Master Plan shall have been Approved by the Authority and such order, finding and/or resolution evidencing such Approval shall be in full force and effect and all applicable appeal periods shall have expired without an appeal being filed, or, if an appeal has been filed, that such appeal has been decided by issuance of a non-appealable order or decision of a court of competent jurisdiction upholding and affirming the validity of the order(s) or findings(s) that is the subject of such appeal or if such appeal has not been decided, such pending appeal cannot, in the reasonable judgment of the Parties, be resolved in a manner preventing or materially affecting construction or operation of the Project substantially in the manner contemplated by the Development Approvals, this Agreement or the Master Plan.

(v)                                 The Developer shall have received all easements, rights of access, licenses and other rights and/or the termination or modification of existing easements, rights of access, licenses and other rights reasonably required in order to permit use and operation of the Project Site in the manner contemplated by this Agreement, the Ground Lease, the Master Plan, the Development Approvals and the Project Agreements (subject only to the Permitted Exception(s)) and such easements, rights of access, licenses and other rights and/or modifications or terminations shall be in form and content reasonably acceptable to the Developer and its Project Lenders, and shall be in full force and effect.

(vi)                              All (A) WMB Approvals shall have been obtained and shall be in full force and effect and all applicable appeal periods shall have expired without an appeal being filed, or, if an appeal has been filed, such appeal has been decided by issuance of a non-appealable order or decision of a court of competent jurisdiction upholding and affirming the validity of the order(s) or finding(s) that is the subject of such appeal and/or if any such appeal period has not expired, such pending appeal cannot, in the reasonable judgment of the Parties, be resolved in a manner preventing effectuation of the Wetlands Mitigation Bank and the license to operate same by the Developer, and (B) actions required to be taken in order to permit the Developer to effectuate the Wetlands Mitigation Bank (in the manner contemplated by Section 3.5 hereof) and the WMB Approvals, including execution of any applicable agreements related thereto (as provided in Section 3.5(b) hereof), including the MIMAC Agreement, shall have been completed.  The form and content of such WMB Approvals shall be acceptable to the Developer (in the exercise of its sole discretion).

(vii)                           No litigation shall be outstanding (including without limitation, the potential for appeals from previously issued decisions or orders for which the appeal period shall not have expired) against or affecting the Authority (A) challenging the validity of this Agreement, the Ground Lease, the Project Agreements and/or the Authority’s legal right and power to enter into same or to carry out the transactions contemplated herein, or (B) which precludes, hinders, inhibits or limits (or could in the reasonable judgment of the Developer and/or the Authority preclude or limit) the ability of the Authority and/or the Developer to satisfy the Material Conditions and/or carry out the transactions contemplated by this Agreement, the Ground Lease, the Project Agreements, the Master Plan, the Wetlands Mitigation Bank (as provided in Section 3.5 hereof) and/or the Development Approvals.

(viii)                        All Title Objections which are not Permitted Exception(s) pursuant to the provisions of Section 4.2 hereof shall have been discharged or otherwise satisfied or arrangements mutually satisfactory to the Parties for discharge at the Ground Lease Closing shall have been made to the satisfaction of the Developer and the Project Lenders.

(ix)                                Mutually satisfactory forms of Ground Lease, Project Operating Agreement, the Construction Management Agreement and the Declaration shall have been agreed upon by the Parties.

(x)                                   A Project Labor Agreement (in form and content satisfactory to the Developer in the exercise of its sole discretion) shall have been executed with the Bergen County Building and Construction Trades Council covering, among other things, the terms and conditions under which construction of the Project will be carried out through the use of persons or firms that recognize established Bergen County collective bargaining units.

(xi)                                A.  The Parties shall have reached agreement as to (i) the Traffic and Infrastructure Improvements and the reasonably estimated costs thereof to be credited against the Traffic and Infrastructure Cap Amount, and (ii) the amount, if any, of the projected Unspent Traffic and Infrastructure Amount.  In the event that such estimated costs of the Traffic and Infrastructure Improvements are projected to exceed Sixty Eight Million Two Hundred Fifty Thousand Dollars ($68,250,000), the Parties shall work cooperatively (and in conformance with

Section 3.3(e)(i) hereof) to reduce the scope of the Traffic and Infrastructure Improvements so that the projected costs of such Improvements do not exceed the Traffic and Infrastructure Improvement Cap Amount, as long as such change in scope (A) will not adversely impact any Development Approval, (B) will not cause any reduction in the size of the Project (or any Component) or change the Component Uses, or (C) will not materially and adversely reduce the level of road service currently provided at the Sports Complex or that is anticipated to be required to serve the Completed Project and Sports Complex.  Any dispute with respect to the applicability of such criteria shall be resolved in accordance with the provisions of Article 21 hereof.  If the amount by which the estimated costs of the Traffic and Infrastructure Improvements exceeds the Traffic and Infrastructure Improvement Cap Amount is less than or equal to Three Million Two Hundred Fifty Thousand Dollars ($3,250,000), the Authority shall be obligated to pay for such excess costs (the “Authority Traffic and Infrastructure Payment Amount”).  In such event, this Material Condition shall be deemed to have been satisfied.

B.  Notwithstanding anything contained herein to the contrary, if the estimated costs of the Traffic and Infrastructure Improvements exceeds Sixty Eight Million Two Hundred Fifty Thousand Dollars ($68,250,000), and the Authority has not paid (or has determined that it will not pay towards such costs, having no obligation to do so) amounts in excess of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000), the Authority may terminate this Agreement and, in such event, shall not be required to pay the Authority Traffic and Infrastructure Payment Amount or any amount in excess thereof; provided however, that, Developer may proceed in accordance with Section 8.4(c) hereof and in such event, the Authority shall be obligated to pay the Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) as provided in Section 3.3(d)(i) for payment of the Authority Traffic and Infrastructure Payment Amount to the Developer and this Material Condition shall be deemed to have been satisfied.

SECTION 8.3.  Limited Extension of Material Conditions Termination Date.  (a) The Material Conditions Termination Date may be extended by one day for each day after March 31, 2005 that any litigation instituted and continued by a third party challenging this Agreement, the Ground Lease, the ability or power of the Authority to undertake and carry out the transactions contemplated by this Agreement, the Ground Lease or the Project Agreements, or implementation of the Wetlands Mitigation Bank (as provided in Section 3.5(b) hereof), or challenging any Development Approval or other approval or action issued, adopted or taken by the Authority, the NJDEP, the NJMC or any other regulatory agency having jurisdiction over the Project or the Project Site, or any portion thereof, or implementation of the Wetlands Mitigation Bank, which litigation could reasonably be anticipated to have a Material Adverse Effect, has not been conclusively adjudicated.

(b)                                 In the event that the Material Conditions Termination Date shall be extended by reason of the application of this Section 8.3 until March 31, 2008 (the “Outside Material Conditions Termination Date”), then either Party shall have the right at any time after the Outside Material Conditions Termination Date (but prior to the conclusive adjudication of those actions described in the first sentence of this Section 8.3) to terminate this Agreement by written notice, and upon any such termination the Refundable Security Deposit and the amount provided under the Deposit Letter shall be returned to Developer, and each Party shall be released  from any further obligations hereunder, except as expressly provided herein to the contrary.

SECTION 8.4.  Limited Waiver of Material Conditions.  (a) In the event that the Authority has exercised its rights to terminate this Agreement for the failure to satisfy the Material Conditions, the Developer shall have the right to waive any Material Conditions remaining to be satisfied and such waiver shall be deemed to constitute a rescission of the Authority’s termination notice; provided however, the Developer shall not be permitted to waive the Material Conditions described in Section 8.2(ii), (ix) and, to the extent provided therein, (xi).  The Developer’s determination to waive any Material Conditions shall be set forth in writing and provided to the Authority on or prior to the date that is ten (10) days after the Authority’s delivery of notice of termination to the Developer.  In such event, the Material Conditions shall be deemed to have been satisfied as of the date of the Developer’s waiver of such remaining Material Conditions and the Ground Lease Closing Date shall be established in accordance with the provisions of Section 9.1 hereof.

(b)                                 Notwithstanding the foregoing, if the Material Condition described in Section 8.2(b)(iv) has not been satisfied on or prior to the Material Conditions Termination Date, the Developer may waive the satisfaction of such Material Condition.  However, in such event the Authority’s review and Approval of the Master Plan shall be governed by the provisions of subparagraphs (a), (b), (c), (d), (e) and (g) but not (f) of Section 6.2 hereof.

(c)                                  In the event that the Authority has exercised its rights to terminate this Agreement as a result of the failure to satisfy the Material Condition described in Section 8.2(b)(xi) of Section 8.2, the Developer may override such determination by providing written notice to the Authority (not later than ten (10) days after receipt of Authority’s termination notice, of its decision to relieve the Authority from any obligation with respect to payment of any amount in excess of the Authority Traffic and Infrastructure Payment Amount.  In such event, said Material Condition shall be deemed to have been satisfied on or prior to the Material Conditions Termination Date.

SECTION 8.5.  Access to the Project Site.  The terms and conditions of access to the Sports Complex (including the Project Site) by the Developer prior to the Ground Lease Closing Date shall be governed in all respects by the Access and Indemnity Agreements.

ARTICLE 9

GROUND LEASE; COMPONENT LEASES

SECTION 9.1.  Execution of Ground Lease.  (a) (i) On or prior to the one hundred fiftieth (150th) day following satisfaction or waiver (to the extent waivable hereunder) by the Developer of the Material Conditions set forth in Section 8.2 hereof (or such earlier date as  provided below), the Authority and the Developer will enter into the Ground Lease and record a memorandum or short form of the Ground Lease.

(ii)                                  The form of Ground Lease is currently under negotiation by the Authority and the Developer.  The Parties shall endeavor in good faith to negotiate a final form of the Ground Lease in accordance with the term sheet attached hereto as Exhibit “B” (the “Ground Lease Term Sheet”) within ninety (90) days following the Effective Date.  Unless otherwise agreed to by the Parties, the final form of Ground Lease shall not materially deviate from the substantive financial terms reflected in the Ground Lease Term Sheet and shall not materially increase any obligation to be performed by the Parties or materially limit or diminish any rights held by the Parties, in each case, as compared to the obligations and/or rights reflected in the Ground Lease Term Sheet.  As soon as the form of Ground Lease has been mutually agreed to, the Parties shall initial the form and attach same hereto as Exhibit “B-1” at which time Exhibit “B” will be incorporated therein and superceded by Exhibit “B-1”.  From and after such date, the Ground Lease Term Sheet shall be of no force or effect.  In addition, the Parties acknowledge that the form of Ground Lease shall be subject to review and may be subject to comment and modification at the request of Project Lenders.  The Authority shall cooperate with the Developer in addressing the requests of the Project Lenders, subject to the provisions of this Section 9.1(a)(ii).

(b)                                 Notwithstanding anything contained herein to the contrary, at any time after satisfaction or waiver of the Material Conditions (other than the Material Conditions set forth in subparagraphs (ii), (ix) and, to the extent provided therein, (xi) of Section 8.2(b) hereof, each of which may not be waived by the Developer without the prior written consent of the Authority which may be provided or withheld in its sole discretion), the Parties may determine that the Ground Lease Closing Date shall occur prior to expiration of the one hundred fifty (150) day period provided in Section 9.1(a)(i) above and, in such event, the Ground Lease Closing Date shall be the date determined by the Developer and the Authority.

SECTION 9.2.  Conditions Precedent to Ground Lease Closing.  Prior to entering into the Ground Lease and commencement of construction of the Project, each of the following conditions precedent shall have been satisfied by the Developer or the Authority, as the case may be.

(a)                                  No Event of Default.  No Developer Event of Default or Authority Event of Default hereunder or under any of the Project Agreements (i.e. event of default under any Access and Indemnity Agreement) nor any event that with the passage of time or delivery of notice or both, could constitute a Developer Event of Default or Authority Event of Default, as the case may be, hereunder or under any of the Project Agreements shall have occurred and be continuing (subject to a Party’s cure rights, as provided herein), and an Authorized Representative of the Developer shall have delivered to the Authority a written certificate to such effect and an Authorized Representative of the Authority shall have delivered a written certificate to the Developer to such effect.

(b)                                 No Proceedings.  No action, suit, proceeding or investigation of any kind shall have been instituted or, to the Developer’s or Authority’s knowledge, pending or threatened by any third party, including actions or proceedings of or before any Governmental Body to which the Authority, the Developer or the Project (or any Component thereof) is a party or is subject or by which any of them or the Project are bound or can reasonably be expected to have a Material Adverse Effect, no injunction or other restraining order shall have been issued and no hearing to cause an injunction or any restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding if the same reasonably could be expected to have a Material Adverse Effect.

(c)                                  Financial Condition.  Since the Effective Date, there shall not have occurred any change in the financial condition, business or property of the Developer, Mills or Mack-Cali that could reasonably be expected to have a Material Adverse Effect, and an Authorized Representative of the Developer shall have delivered a written certificate to the Authority to such effect.

(d)                                 Insurance.  The Developer and the Authority shall each have delivered evidence that insurance coverage complying with the terms of the Project Agreements shall be in place and in full force and effect.

(e)                                  Representations and Warranties.  Each representation and warranty of the Developer and the Authority provided herein or in any other Project Document shall be true and correct in all material respects as if made on such date (except that any representation and warranty that relates expressly to an earlier date shall be deemed made only as of such earlier date) and to the Developer’s and/or the Authority’s knowledge, as the case may be, unless failure of any such representation or warranty to be true and correct could not reasonably be expected to have a Material Adverse Effect, in each case, as certified by an Authorized Representative of the Developer in a written certification to the Authority (as to representations and warranties of the Developer) and as certified by an Authorized Representative of the Authority in a written certification to the Developer (as to representations and warranties of the Authority).

(f)                                    Further Assurances.  The Parties shall have delivered such other documents, certificates, agreements or other materials as the Parties may reasonably request.

SECTION 9.3.  Ground Lease Closing.  (a) Developer Deliveries. At the Ground Lease Closing, the Developer shall deliver the following items, validly executed and attested, acknowledged and/or notarized as appropriate: (i) the Ground Lease, subject only to the Permitted Exception(s) in accordance with Section 4.2 hereof and, including without limitation, the Declaration, (ii) a certificate stating and reaffirming in all material respects the representations and warranties of the Developer set forth in this Agreement (including without limitation, Section 16.1 hereof), effective as of the Ground Lease Closing Date, (iii) such evidence of the legal right and power of the Developer to enter into and effectuate the transactions contemplated in this Agreement, the other Project Agreements and the Ground Lease and of the due authorization of the persons acting on behalf of the Developer with respect hereto as the Authority or the Title Insurer may reasonably request, (iv) subject to such exclusions as are reasonably warranted by the Project Litigation and other customary exclusions, an opinion of legal counsel in form and substance and rendered by counsel to the Developer reasonably acceptable to the Authority (A) as to the matters referred to in clause (iii) above, and (B) that all instruments, documents or other writings executed by the Developer in connection with the Ground Lease Closing (including specifically, and without limitation, the Ground Lease) are valid, effective and enforceable in accordance with their respective terms, (v) evidence in form and substance satisfactory to the Authority that all insurance required to be provided by the Developer pursuant to the Project Agreements has been provided and remains in full force and effect, (vi) such other documents and instruments that are reasonably requested to consummate the conveyance of the leasehold estate in the Project Site from the Authority to the Developer, provided that such documents and instruments are consistent with the Parties’ intent as expressed in this Agreement, do not have a Material Adverse Effect and are within the powers of the Authority under applicable law, and (vii) payment of the Development Rights Fee less any adjustments, offsets or credits expressly provided hereunder.

(b)                                 Authority Deliveries. At the Ground Lease Closing, the Authority shall deliver the following items, validly executed and attested, acknowledged and/or notarized as appropriate: (i) the Ground Lease, subject only to the Permitted Exception(s) in accordance with Section 4.2 hereof and the Declaration, (ii) such affidavits as may be reasonably requested by the Title Insurer, including but not limited to mechanics’ liens and parties in possession (provided that, without limitation, the Authority may exclude from its affidavit any claim arising from the actions of the Developer or any person claiming through or under the Developer, or acting on the Developer’s behalf), (iii) a certificate stating and reaffirming in all material respects the representations and warranties of the Authority set forth in this Agreement (including specifically, and without limitation, Section 16.2 hereof), effective as of the Ground Lease Closing Date, (iv) such evidence of the legal right and power of the Authority to enter into and effectuate the transactions contemplated in this Agreement and of the due authorization of the persons acting on behalf of the Authority with respect hereto as the Developer or the Title Insurer may reasonably request, (v) subject to such exclusions as are reasonably warranted by the Project Litigation and other customary exclusions, an opinion of legal counsel in form and substance and rendered by counsel to the Authority reasonably acceptable to the Developer (A) as to the matters referred to in clause (iv) above, and (B) that all instruments, documents or other writings executed by the Authority in connection with the Ground Lease Closing (including specifically and without limitation, the Ground Lease) are valid, effective and enforceable in accordance with its terms, and (vi) evidence in form and substance satisfactory to the Developer that all insurance required to be provided by the Authority pursuant to the Project Agreements has been provided and remains in full force and effect and (vii) such other documents and instruments that are reasonably requested to consummate the conveyance of the leasehold estate in the Project Site from the Authority to the Developer, provided that such documents and instruments are consistent with the Parties’ intent as expressed in this Agreement, do not have a Material Adverse Effect and are within the powers of the Authority under applicable law.

SECTION 9.4.  Component Parts; Component Entities; Component Leases; Component Agreements.  (a) The Parties acknowledge and agree that following the execution of the Ground Lease (or simultaneously therewith) the Developer shall segregate the Project Site into multiple components comprising each of the Office Component, Parking Component, Hotel Component and Entertainment/Retail Component to be Controlled by Developer or Permitted Transferees.  In furtherance of the foregoing, Project Components and Project Site Components (and the related rights appurtenant thereto) may, upon written notice to the Authority, but at the sole discretion of the Developer in the exercise of its reasonable business judgment, be divided into further component parts in accordance with the terms of this Agreement (each, a “Component Part”  and collectively, the “Component Parts”) (which Component Parts may be smaller than a Project Component or Project Site Component but a single Component Part shall not include portions of more than one Project Component or Project Site Component).  The segregation of the Project Site into Component Parts shall be set forth in an updated Project Sequencing Plan furnished to the Authority in accordance with Section 3.2(b) hereof.

(b)                                 Component Interests.  Subsequent to execution of the Ground Lease (or simultaneously therewith) and subject to Article 14, Developer (or a Transferee) may convey its interest in the development rights granted hereunder relating to the development of a Project Component and/or Project Site Component and/or Component Part (each, a “Component Interest”) to a Component Entity, and a Component Entity may convey such Component Interest (or portion thereof constituting a Component Part) to another Component Entity.  Simultaneously with such conveyance and as a condition thereto, the Authority and the Component Entity shall enter into a Component Agreement and Component Lease in form and substance reasonably satisfactory to the Component Entity and to the Authority and Developer as set forth in Section 9.4(e)(i) below.  The rights and obligations of a Component Entity with respect to a Component Interest shall be as set forth in the applicable Component Agreement and Component Lease and there shall be no provision for cross-defaults or cross-collateralization among Component Agreements, Component Leases, the Ground Lease or this Agreement (i.e. a default by a Component Entity under a Component Agreement or Component Lease shall have no effect on the rights or obligations of any other Component Entity under any other Component Agreement or Component Lease or on the rights and obligations of the Developer under this Agreement, Ground Lease and Project Agreements and vice-versa); provided however, that the Component Agreement and Component Lease for each separate Project Component or Component Part shall provide that, an event of default under that Component Lease shall constitute an event of default under the corresponding Component Agreement and vice-versa.

(c)                                  Component Entities.  The organization, form and ownership structure of a Component Entity (i.e. partnership, limited partnership, limited liability company, condominium association, etc.) shall be determined by the Developer in its sole discretion in the exercise of its reasonable business judgment so as to effectuate the ownership, financing, construction, operation, use and occupancy of an applicable Component Interest.  The Developer shall be permitted to apply multiple forms of ownership, means of control and/or management structures to effectuate the Project in the most efficient and cost-effective manner possible that Developer deems appropriate.  The Developer shall provide the Authority with a written summary of the organizational/corporate management and ownership structure of each Component Entity.  Notwithstanding anything herein to the contrary, following execution and delivery of Component Agreements and Component Leases by the Component Entity(ies) responsible for performance of the obligations relating to the Office Component and/or the Hotel Component or phases thereof and the Authority, this Agreement and the Ground Lease shall thereafter be applicable solely to the balance of the Project.

(d)                                 Limited Release.  Notwithstanding any provision of this Agreement to the contrary, from and after the date that a Component Agreement, Component Lease and the Transfer Documents or other documents and instruments required to be provided under Article 14 hereof are executed and delivered by a Component Entity and the Authority, the Developer’s obligations under this Agreement with respect to the applicable Component Interest, to the extent that such obligations accrue from and after such execution, delivery and approval, shall terminate.  Developer’s obligations accruing prior to such execution, delivery and approval shall survive.  None of the assets or interests of Developer or any Component Entity shall be pledged as security for any of the obligations of any other Component Entity.  From and after such date, the rights and obligations of the Authority with respect to such Component Interest shall be governed solely by the Component Agreement and the Component Lease, as the case may be, and the Authority shall look solely to the applicable Component Entity (and shall have no recourse to or against the Developer).

(e)                                  Component Agreements.  (i) Except as otherwise reasonably required to effectuate the financing of the Project and the rights of the Project Lenders related thereto, any Component Lease or Component Agreement shall (A) contain substantially the same terms and conditions as the Ground Lease and this Agreement, respectively, (B) shall not materially modify the rights or obligations of the Parties under the terms of the Ground Lease and this Agreement, respectively, with respect to any obligations that are not covered by the Component Lease and Component Agreement and from which the Parties have not otherwise been released, and (C) shall not release or discharge a Party from its performance under the Ground Lease and this Agreement, respectively, with respect to any obligations which are not covered by the Component Lease and Component Agreement and from which such Party has not otherwise been released.

(ii)  At least fifteen (15) days prior to the date on which Developer desires Authority to execute any Component Lease and Component Agreement, the Developer shall provide a copy of same to the Authority.  The Authority’s review shall be limited to the provisions of (A), (B) and (C) in Section 9.4(e)(i) above.  If the Authority disputes any matter contained within (A), (B) or (C) and such dispute cannot be resolved within thirty (30) days, the provisions of Article 21 hereof shall apply.  If the Authority fails to approve or properly dispute such Component Lease and Component Agreement within said fifteen (15) day period, the Component Lease and Component Agreement shall be deemed approved and the Authority shall be obligated to execute such Component Lease and Component Agreement.

(f)                                    Application to Component Entities and Component Leases.  The provisions of Section 9.2 and Section 9.3 hereof shall be applicable to each Component Entity as to each Component Lease and Component Agreement executed and delivered from and after the Ground Lease Closing Date and the conditions precedent to the execution and delivery thereof shall be satisfied as of each date of execution of a Component Lease and Component Agreement.

(g)                                 Direct Leases.  Subject to Article 14, Developer shall also have the right to enter directly into a Component Lease with a Permitted Transferee or a Transferee.  In such event, execution of a Component Agreement shall not be required; however, the execution of a Component Lease in such circumstance shall not release Developer from any of its obligations under this Agreement or the Ground Lease.

SECTION 9.5.  Certificate of Completion.  (a) Certificate of Completion of Construction.  Anytime after the occurrence of (i) completion of the “core and shell” construction of a Project Component or Component Part, (ii) issuance of a Project Certificate of Occupancy for such Component or Component Part by an appropriate Governmental Body (or such similar or equivalent written determination issued by DCA), (iii) the Component or

Component Part is open for use by the general public, and (iv) a certification by the Developer stating that the applicable Project Component has been substantially completed in accordance with the Plans and Specifications and the Development Approvals relating to such Component, Developer shall provide written notice thereof to the Authority.  Following receipt of such notice from the Developer, the Authority shall (following inspection by the Authority, to the extent necessary, as determined by the Authority, in its reasonable discretion) issue to the Developer a certificate in recordable form certifying that the Developer has fulfilled its obligation to complete such Component in accordance with the terms of this Agreement (the “Certificate of Completion”).  The Authority shall respond to the Developer’s written request for a Certificate of Completion within thirty (30) days by issuing either a Certificate of Completion or a written statement detailing the manner in which the Project Component or Component Part does not conform to this Agreement or has not been satisfactorily completed, and the measures which must be taken by the Developer in order to obtain the Certificate of Completion.  The Developer may resubmit a written request for a Certificate of Completion upon completion of such measures.  The Authority shall not be obligated to undertake the inspection required under this Section 9.5, or provide such Certificate of Completion if it has a reasonable basis to believe that Completion has not occurred.  In such case, the Authority shall provide the Developer with written notice thereof setting forth, at a minimum, the basis for such determination.  A Certificate of Completion may be issued for each Project Component or any Component Part of a Project Component consisting of a separate economic unit and shall be addressed to Developer, any Component Entity and any Project Lender.  Any dispute under this Section 9.5 shall be subject to resolution in accordance with Article 21 hereof.

(b)                                 Effect of Issuance of Certificate; Continuing Obligations.  A Certificate of Completion issued pursuant to Section 9.5(a) hereof shall constitute the agreement and estoppel of the Authority (or anyone claiming through the Authority) that the terms of this Agreement specifically related to the Developer’s obligation to complete construction of the Project Component, or applicable Component Part, and all other obligations under this Agreement with respect to such Project Component, or applicable Component Part, have been satisfied; however, such Certificate of Completion shall not constitute a representation or warranty of the Authority for any purpose.  After such issuance, however, except as otherwise provided in the Certificate of Completion, all executory terms and conditions of this Agreement and all representations, agreements and covenants contained herein which expressly survive the issuance of a Certificate of Completion will continue to remain in full force and effect, and the issuance of the Certificate of Completion shall not be construed as a waiver by the Authority of any of its rights and remedies pursuant to such executory terms; provided that failure to perform or comply with such representations, agreements and covenants shall not affect the validity of any Certificate of Completion issued for a Project Component, or applicable Component Part, or constitute a default under this Agreement with respect to any Project Component, or applicable Component Part, for which a Certificate of Completion has been issued.

(c)                                  Covenants Running with the Land.  Any Certificates of Completion issued by the Authority are intended as covenants that run with the land and shall inure to the benefit of and be binding upon any and all transferees of the Project Component, including any Project Lender(s) who may acquire title to the Project Component by foreclosure or similar realization or enforcement proceeding or deed in lieu of foreclosure, and any/or Successor or transferee from or at the direction of such Project Lender(s).  Any Certificate of Completion shall be recorded by Developer against title to a Project Component with respect to which, or to a Component Part of which, the Certificate of Completion has been issued.

ARTICLE 10

CONTINENTAL AIRLINES ARENA; MEADOWLANDS RACETRACK

SECTION 10.1.  Use of Arena; Use of Meadowlands Racetrack.  (a) The Parties acknowledge and agree that the Project Site excludes the Arena, the Arena Site and the Development Rights Fee and the Ground Rent payable by the Developer with respect to the Project Site is not allocable to the Arena Site.

(b)                                 The Authority shall continue to use, occupy and operate the Arena pursuant to applicable Existing Sports Complex Agreements for future uses, subject to the terms of this Agreement and the Project Agreements, the Developer’s Right of First Refusal, and consistent with the Enabling Legislation and that doing so shall not constitute an Authority Interference.  Subject to the Master Plan, the Construction Management Agreement, the Project Operating Agreement, the Declaration and the terms hereof, the Developer shall accommodate such continuing use of the Arena by the Authority.  In furtherance of the foregoing, so long as the Developer has not acquired the rights to the Arena, as provided herein, as a result of the exercise of its Right of First Refusal (as hereinafter defined), the Developer shall provide access to the Arena and Arena Site on, over and through such easements as to which the Parties shall mutually agree to enable the Authority or any party succeeding to the rights of the Authority in and to the Arena to enable the Authority or any such successor to exercise its ownership rights with respect to the Arena.  The Parties shall negotiate in good faith the terms of the Construction Management Agreement, the Project Operating Agreement and the Declaration providing for the Authority’s use of the Arena and the Arena Site and the Developer’s (or Component Entity’s, as the case may be) use of the Project Site (or applicable Project Component Site, as the case may be).  In furtherance of the Developer’s covenant to maintain access to the Arena, Authority and Developer (or Component Entity, as applicable) shall enter into reciprocal access easements providing for access to, and operation, future renovation and/or demolition of the Arena and/or future construction at the Arena Site (consistent with the terms hereof), the Arena Site, the Project and the Project Site, which shall be set forth in the Ground Lease (or the applicable Component Leases, as the case may be) and/or the Declaration.

(c)                                  Developer acknowledges that following the Effective Date, the Authority shall continue to use, occupy and operate the Meadowlands Racetrack for the future uses, subject to the terms of this Agreement and the Project Agreements, the Developer’s Right of First Refusal and consistent with the Enabling Legislation and that doing so shall not constitute an Authority Interference.

(d)                                 The rights, obligations and liabilities of the Parties under this Section 10.1 shall be subject to the mutual indemnification provisions of Section 17.6 and Section 17.7 hereof.

SECTION 10.2.  Right of First Refusal.  (a) Grant of Right of First Refusal.  (i) The Authority hereby grants to the Developer a right of first refusal, which shall be in recordable form, as described below (“Right of First Refusal”) that shall be exercisable in the event that (A) the Arena shall no longer be used, operated, managed or controlled by the Authority for the purposes in effect as of the Effective Date, and/or (B) the Authority shall have received and determined to accept a bona fide written offer for the ownership, long-term lease, exclusive use (whether by lease, operating or management contract or otherwise) and/or redevelopment of the Arena from a third party.  For purposes of avoiding disputes between the Parties, neither a lease (or the amendment or modification of a lease) to a present or future Sports Complex Tenant (or an Affiliate thereof) or the conduct of a particular category of events presently held at the Arena with greater frequency shall constitute an event permitting the exercise of the Right of First Refusal provided herein.

(ii)                                  The Right of First Refusal may not be separated from this Agreement, transferred, pledged or assigned by Meadowlands Master Developer Limited Partnership without the prior written consent of the Authority which consent may be granted or withheld in the sole discretion of the Authority.

(b)                                 Right of First Refusal Procedures.  The Right of First Refusal shall be governed by the following terms and conditions:

(i)                                     Promptly upon a determination by the Authority that either or both of the events described in Section 10.2(a) hereof have occurred (“ROFR Events”), the Authority shall deliver written notice to the Developer (the “Offer Notice”).  The Offer Notice shall include, at a minimum, a description of the event triggering the delivery of the Offer Notice and all relevant facts (including effective or other material dates) and proposed purchase price, rental and/or all other material financial terms relating to the event described in such notice, together with a description of the impacts of the occurrence of such event on the rights and obligations of the Parties under this Agreement.  Such notice shall also include copies of all supporting documentation relevant to the information set forth in the Offer Notice reasonably available to the Authority and not subject to legal and binding confidentiality agreements, and upon which the Developer is expected to base its decision, including specifically and without limitation, copies of any letter of intent, agreement of sale, redevelopment agreement, operating or management contract or use agreement and/or lease agreements.

(ii)                                  Not later than thirty (30) days following receipt of the Offer Notice, the Developer may provide written notice to the Authority of its determination as to whether the Right of First Refusal will be exercised.  If the Right of First Refusal is exercised by the Developer, the terms and conditions set forth in the Offer Notice (unless otherwise modified to the mutual satisfaction of the Parties) shall govern the Developer’s acquisition, use, reuse and/or renovation of the Arena and no further negotiations concerning the terms and conditions relating to such acquisition, use, reuse or renovation shall be required; provided however, that the Parties shall negotiate in good faith with respect to a written agreement incorporating such terms and conditions of acquisition, use, reuse and/or renovation; provided further however, that if the Offer Notice does not provide an outside date for execution of a definitive agreement, the

Authority and the Developer shall execute a definitive agreement within one hundred eighty (180) days following exercise of the Right of First Refusal.

(iii)                               In the event that the Developer rejects or fails to respond to the Offer Notice within the thirty (30) day period set forth herein (time being of the essence), the Authority may enter into the transaction contemplated by the Offer Notice upon the terms and conditions set forth therein.  In the event that the Authority fails to execute and close on a definitive agreement with the Third Party memorializing the transaction contemplated by the Offer Notice within one hundred twenty (120) days following waiver of the Right of First Refusal by the Developer, the Authority shall be obligated to deliver another Offer Notice in accordance with the provisions of Section 10.2(b)(i) hereof.

(d)                                 Limitations.  Notwithstanding anything to the contrary contained in this Agreement, the Developer acknowledges and agrees that its Right of First Refusal applies only to the Arena and the Arena Site and not to any other portion of the Meadowlands Complex.

(e)                                  Event of Default.  Developer acknowledges and agrees that the provisions of this Section 10.2 shall not apply following the occurrence of a Developer Event of Default.  Further, such provisions shall not apply during any period of time in which the Authority has given notice of the existence of a condition that, if uncured, would lead to a Developer Event of Default.  Upon the occurrence of an ROFR Event, and prior to exercising its rights under this Section 10.2(d), the Authority shall provide a copy of the Offer Notice and a second notice of the existence of such condition to the Developer and the Developer shall have an additional ten (10) Business Day cure period from receipt of such second notice and which cure shall be governed by Section 18.1 herein.  If Developer fails to remedy in accordance with the provisions of Section 18.1, the Authority shall have the right, subject to the terms hereof, to receive proposals to enter into an agreement for the acquisition, use, operation, management or redevelopment of the Arena (or any portion thereof) without providing the Offer Notice to the Developer, as contemplated by the provisions of this Section 10.2 and Developer shall have no further rights hereunder.  However, from and after the date (if any) that the Developer Event of Default has been remedied, the provisions of this Section 10.2 shall again be effective as to any future offer and the Authority’s actions shall be governed thereby.

(f)                                    Right of First Refusal for Hotel at Meadowlands Racetrack.  The Declaration and the Ground Lease shall contain a right of first refusal from the Authority for the benefit of the Developer and the Project Site, with respect to the development of a hotel at the Racetrack (the “Racetrack Hotel ROFR”).  The Racetrack Hotel ROFR shall have terms and conditions similar to the terms and conditions of the Right of First Refusal described in Sections 10.2(a) through (e) above, modified to reflect any factual differences between the nature of the two transactions and to contain the following terms and conditions:  (i) the Authority shall have the right to develop a hotel at the Meadowlands Racetrack only in the event that video lottery terminals are installed at the Meadowlands Racetrack; (ii) the Developer shall have the right to assign the Racetrack Hotel ROFR to the Component Entity owning the Hotel Component; and (iii) if at the time the Racetrack Hotel ROFR is triggered, the Developer or Component Entity, as the case may be, shall have not yet committed to develop a hotel on the portion of the Project Site planned for the Hotel Component, then the Developer or Component Entity, as the case may be, shall have a reasonable period of time to attempt to demonstrate to the Authority that a hotel having substantially the same utility to the Authority can be built on the portion of the Project Site planned for the Hotel Component instead of at the Meadowlands Racetrack, and if the Developer or Component Entity, as the case may be, shall be unable to so demonstrate, then (a) the Racetrack Hotel ROFR shall continue to be available to the Developer or the Component Entity, as the case may be, and (b) regardless of whether the Racetrack Hotel ROFR is exercised,  the Authority shall give special consideration to the Approval of a Major Modification to the Approved Master Plan and Conceptual Site Plan to permit the use of the portion of the Project Site planned for the Hotel Component for an alternative use consistent with the Enabling Legislation.  As part of the negotiation of the Ground Lease and Declaration as contemplated under this Agreement, the Parties shall exercise their good faith, diligent and commercially reasonable efforts to negotiate the details and language of the Racetrack Hotel ROFR.

SECTION 10.3.  Interference.  (a) In order to minimize the potential for Authority Interference or Developer Interference, the Authority (i) shall not execute any New Sports Complex Agreements with respect to the use or operation of the Arena if the Developer fails to exercise its Right of First Refusal, if such agreements, if implemented, would have a Material Adverse Effect on the Developer or the Project, or (ii) covenants with the Developer to refrain (and cause the entity with which the Authority has contracted for use of or operation of the Arena and the Arena Site to refrain) from taking any actions that will, in the reasonable judgment of the Developer, have a Material Adverse Effect on the Developer or the Project.

(b)                                 In order to effectuate the foregoing, the Declaration shall set forth the rights and obligations of the Parties with respect to operation of the Arena, the Arena Site, the Project and the Project Site and shall provide that any third party that will own, lease or use the Arena in the manner contemplated in the Offer Notice shall be obligated to make payment to the Developer of its pro-rata portion of Traffic and Infrastructure Improvement Costs.  In addition to the foregoing, if the Authority has funded its payment for all or a portion of the Authority Traffic and Infrastructure Payment Amount, the Developer shall refund to the Authority a prorated portion of funds received from the third party.  Such pro-rata portion shall be determined by multiplying the Actual Traffic and Infrastructure Costs by a fraction, the numerator of which shall be equal to the square footage of the Arena Site and the denominator of which shall be equal to the sum of the square footage of the Project Site plus the Arena Site.

(c)                                  The rights, obligations and liabilities of the Parties under this Section 10.3 shall be subject to the mutual indemnification provisions of Section 17.6 and Section 17.7 hereof.

ARTICLE 11

CONSTRUCTION OF PROJECT

SECTION 11.1.  Construction Management Agreement.  (a) In order to minimize the potential for the occurrence of either Developer Interference or Authority Interference as a result of construction of the Project, as a Material Condition to the Ground Lease Closing, the Parties shall exercise diligent commercially reasonable efforts to negotiate and execute a Construction

Management Agreement that will set forth the respective rights and obligations of the Parties and the procedures to be followed during construction of the Project.

(b)                                 The Construction Management Agreement shall be based upon and take into consideration all relevant factors identified by the Parties, including without limitation, (i) the Sports Complex Agreements, (ii) the Plans and Specifications, (iii) the requirements of the Development Approvals, (iv) the Final Project Sequencing Plan and the Final Traffic and Infrastructure Sequencing Plan, (v) all Traffic Studies, and (vi) the Conceptual Site Plan (prior to Approval of the Master Plan) and the Master Plan subsequent to the Authority’s Approval thereof, and shall, at a minimum, address the matters set forth in this Article 11.

SECTION 11.2.  Project Professionals; Plans and Specifications.  Developer shall select and negotiate contracts with, and shall supervise and coordinate the services of, all architects, engineers, land planners and other experts and consultants (collectively, the “Project Professionals”) necessary to provide architectural, engineering, land planning and other services for the development and construction of the Project and the completion of the Project and Traffic and Infrastructure Improvements, including the preparation by such Project Professionals of detailed plans, specifications and drawings for the Project and Traffic and Infrastructure Improvements (such plans, specifications and drawings, being herein collectively referred to as the “Plans and Specifications”).  The Plans and Specifications shall materially conform to and comply with the Conceptual Site Plan and Approved Master Plan, as the case may be, Perimeter Survey, Project Agreements and Legal Requirements.  All such contracts shall be in the name of the Developer or the Component Entity, as the case may be, but shall be consistent with the terms of this Agreement.  As of the date hereof, Developer has engaged the individuals and professional service firms set forth on Schedule 11.2 attached hereto.

SECTION 11.3.  Authority’s Construction Representative.  (a) The Authority shall appoint, and at all times during the Construction Period shall maintain, a qualified construction consultant as the Authority’s Construction Representative to review and inspect the work performed by Developer and advise the Authority in connection therewith (the “Authority’s Construction Representative”).  The Authority hereby initially appoints the party set forth on Schedule 11.3 hereof as the Authority’s Construction Representative, subject to the Authority’s right to substitute same in its sole discretion.  In the exercise of its duties on behalf of the Authority, the Authority’s Construction Representative shall have the right to exercise on behalf of the Authority, all of the rights granted to the Authority under the Project Documents.

(b)                                 The Developer shall be responsible for payment of compensation to the Authority’s Construction Representative in an amount equal to 30% of the fees and expenses payable by the Authority to the Authority’s Construction Representative per year for a period of six (6) years from the Effective Date; provided however, the aggregate cumulative amount of the Developer’s contribution over the six (6) year period shall not exceed $2,000,000.

SECTION 11.4.  Designated Representatives; Communication.  Each of Developer and the Authority hereby designate the respective Designated Representatives set forth in Schedule 11.4 hereto.  Each of the Designated Representatives shall be the agent of Developer and the Authority, respectively, until Completion of the Project and shall be authorized to act on behalf of each Party, except to the extent that such authorization is limited by the Developer or the Authority, as the case may be, in writing, provided to the other Party.  In order to maintain clear channels of reporting authority and avoid inconsistent directions and miscommunications, all communications by the (a) Authority’s Designated Representative with any of the Project Professionals or Project Contractors shall be processed through the Developer’s Designated Representative and (b) Developer’s Designated Representative with any of the Authority’s staff, consultants and/or professionals shall be processed through the Authority’s Designated Representative.  Each of the Developer and the Authority may change the Designated Representative from time to time, upon written notice to the other Party.

SECTION 11.5.  Review of Plans and Specifications.  The Developer shall consult with the Authority with respect to the design and construction of the Project and shall provide the Authority with copies of all Plans and Specifications for its review, such review to be carried out in accordance with the provisions of this Section 11.5 and Section 11.6 hereof.  The Developer shall review any comments received from the Authority and shall exercise diligent and commercially reasonable efforts to incorporate the Authority’s comments and proposed changes; provided however, that the Developer shall not be obligated to modify the Plans and Specifications in such a way as would result in a material increase in the cost of the design, permitting, construction or operation of the Project (or the applicable Component thereof) or would result in a material delay in commencement of construction of the Project (or any Component thereof) and/or Final Completion or materially vary from the Conceptual Site Plan, the Approved Master Plan as the case may be.  To the extent that Developer elects not to incorporate into the Plans and Specifications modifications proposed by the Authority, the Developer shall provide a written explanation to the Authority as to the reasons that such proposed modifications are not to be so incorporated.  Further, in such event, the Developer shall use diligent and commercially reasonable efforts to confer with the Authority to determine whether the Authority’s proposed modifications could be incorporated in some other fashion such that the adverse effects anticipated by the Developer are minimized or avoided.

SECTION 11.6.  Timing of Review.  The Authority and Developer acknowledge and agree that the scope and volume of certain Plans and Specifications to be made available to the Authority for review and comment hereunder are substantial and varied, so that it may not be possible for the Authority to review and comment on such documents within five (5) Business Days.  At the time the Developer delivers any documents to the Authority for review hereunder, Developer shall simultaneously set forth in writing a requested response date if other than five (5) Business Days, stating with specificity any significant dates or events for which the approval of the Authority is required or desirable including, without limitation, hearing dates, expiration of appeal periods or similar matters designated in the Project Schedule.  The Authority shall exercise diligent and commercially reasonable efforts to complete the review and deliver written comments to Developer prior to the expiration of any such period.  Developer shall exercise diligent and commercially reasonable efforts to deliver all documents and materials to the Authority at such times, in such a manner and in such detail as to permit the Authority to undertake a thorough review consistent with its obligations hereunder.  Upon the reasonable request of the Authority, Developer shall furnish such additional plans, specifications, documents, reports, studies, information or investigations as the Authority shall reasonably require in evaluating the Plans and Specifications.  In the event that the Authority fails to provide the Developer with its comments within the identified time for its review and comments, then the Developer may submit such documents to the appropriate regulatory agency without the Authority’s comments; provided however, that in such event, nothing herein shall be construed to prohibit the Authority from subsequently providing comments to the Governmental Body having competent jurisdiction for issuance of such Development Approval.

SECTION 11.7.  Notice of Commencement of Construction.  At least thirty (30) days prior to the commencement of construction of the Project (or Component or Component Part), the Developer (or Component Entity, as applicable) shall provide written notice to the Authority of its intent to commence construction (the thirty-day period following such notice, the “Construction Notice Period”).  On or prior to the last day of the Construction Notice Period, the Authority shall review the Plans and Specifications, and any updates to the Final Project Sequencing Plan and the Final Traffic and Infrastructure Plan and such other documents as the Authority may reasonably request to confirm compliance with this Agreement, the Master Plan, the Construction Management Agreement and the other Project Agreements to assure that construction of the Project (or the applicable Component thereof) is consistent with the Construction Management Agreement, Approved Master Plan, the Ground Lease (and, to the extent applicable, the Component Lease governing the Component that is the subject of the pre-construction notice) and the Development Approvals.  Unless the Authority provides written notice to the Developer prior to the last day of the Construction Notice Period that an inconsistency exists and the Authority has determined that construction cannot commence, provided that no Developer Event of Default then exists, the Developer may commence construction at the end of the Construction Notice Period.

SECTION 11.8.  Compliance with Master Plan and Development Approvals.  The Project shall be constructed substantially in the manner and at the locations shown and described (i) in the Master Plan (including, without limitation, all of the narrative description related thereto) or any Approved Post-Approval Item, in each case, as set forth in Section 6.2 hereof, (ii) the Development Approvals, and (iii) the Plans and Specifications reviewed by the Authority related to the development of each Project Component (subject to immaterial variances necessitated by field conditions and technical considerations permitted under this Agreement and the Project Agreements).

SECTION 11.9. Shared Utilities; Stormwater Management.  (a) Utilities.  During the Construction Period, to the extent of available capacity and as long as no Developer Interference results from such use, the Developer shall be permitted to use sewerage, electricity and water from the utility systems presently servicing the Sports Complex; provided however, that the Developer shall (at its expense) first install all necessary connections and separate meters to monitor Developer’s consumption of electricity and water.  Determinations as to whether sufficient capacity is available for the Developer’s use shall be made in accordance with the provisions of the Construction Management Agreement.  The Developer shall be responsible for payment of all costs and expenses relating to the use of such utilities.

(b)                                 Utility Easements; Modification of Utility Easements.  As part of construction of any Project Component (or any Phase thereof), Developer shall diligently proceed to cause all utility or other easements that would materially interfere with the construction or maintenance of the Project (or applicable Project Component, or Phase thereof) to be removed or relocated as expeditiously as possible.  In any event, Developer shall (with the Authority’s cooperation) cause such easements to be removed or relocated before they interfere in any material respect with the prosecution of the work involved with the Project in accordance with the Project Schedule.  To the extent reasonably requested by the Developer in order to facilitate the relocation of any existing utility easements within the Sports Complex, the Authority shall execute all reasonably necessary easements and/or amendments to existing easement agreements at such time(s) as required so that the Developer may prosecute construction of the Traffic and Infrastructure Improvements in accordance with the Project Schedule and the Final Traffic and Infrastructure Improvement Sequencing Plan.  Notwithstanding the foregoing, in light of the numerous utility lines that are anticipated to be required to be relocated prior to construction of the Project and the Traffic and Infrastructure Improvements, the Developer may (in the exercise of its sole discretion) determine not to obtain final executed easements relating to such relocations until such time as all such relocations have been completed.  In such event, the Developer shall no later than sixty (60) days prior to the estimated substantial completion of such utility relocations, provide the Authority with fully designed drawings and surveys of the utilities to be relocated and the required easements resulting therefrom.  In such event, the Developer shall, prior to commencement of construction of any relocated utilities, obtain (with the cooperation of the Authority and in accordance with the provisions of the Construction Management Agreement) such construction and access easements and rights to relocate utilities as will be required to effectuate the construction of the Project.  Except as expressly provided in this Agreement or the Project Agreements, the Authority shall have no obligation to procure or execute any agreement relating to any easement or modification to any existing easement that: (A) imposes an additional financial obligation on the Authority, (B) increases non-monetary obligations and liabilities of the Authority in any material respect, (C) materially interferes with the operation of the Sports Complex or creates material operating inefficiencies with respect to the delivery of utilities to any existing building or future development on the Meadowlands Complex permitted under this Agreement; and (D) reduces the quantity or quality of utility service to the Sports Complex.

(c)                                  Wastewater and Stormwater Systems.  (i) To the extent of available capacity (determined as of the Effective Date), the Developer shall have the right to use (A) the Authority’s wastewater system, and (B) the Authority’s detention basin in connection with Developer’s dewatering of the Project Site, in accordance with the applicable provisions of the Construction Management Agreement and the Project Operating Agreement so long as such use does not (A) impose an additional financial obligation on the Authority, (B) increase non-monetary obligations and liabilities of the Authority in any material respect, (C) materially interfere with the operation of the Sports Complex or creates material operating inefficiencies with respect to the delivery of utilities to any existing building or future development on the Meadowlands Complex permitted under this Agreement; and (D) reduce the quantity or quality of water or other utility service to the Sports Complex.  Any determinations as to whether sufficient capacity is available for the Developer’s use shall be made in accordance with the provisions of the Construction Management Agreement.  In furtherance of the foregoing, the Parties shall cooperate, in good faith, to modify that portion of the Authority’s stormwater management system servicing the Project Site, and, if necessary, other portions of the Sports Complex, and modify the Authority’s NJPDES permit relating to the foregoing.

(ii)                                  From and after the Effective Date, the Authority shall not grant any third party (including without limitation, Existing Sports Complex Tenants) use of available capacity in the Authority’s wastewater or stormwater systems in excess of the capacity utilized by existing uses and tenants without the prior written consent of the Developer (which consent shall be provided or withheld in the Developer’s reasonable discretion); provided however that if such grant will not have a Material Adverse Effect on the Project, this Section 11.9(c)(ii) shall not apply.

SECTION 11.10.  Construction Interference.  The Construction Management Agreement shall provide for reasonable protections and remedies for construction interference by Authority and Developer.

SECTION 11.11.  Compliance with Sports Complex Commitments.  (a) Sports Complex Events.  The Developer shall use commercially reasonable construction methods to avoid creating a Developer Interference, giving due consideration to, among other things, regularly scheduled professional sports contests (including, without limitation, professional football games, soccer games, racing events and professional hockey and basketball games) and in such manner as is consistent with the provisions of the Construction Management Agreement.

(b)                                 Dispute Resolution.  Developer and the Authority (subject to the terms, covenants and conditions of Sports Complex Agreements and the Construction Management Agreement) shall cooperate to resolve, in a commercially reasonable manner, any material problem regarding a Developer Interference that arises from Developer’s proposed construction activities on the Project Site.

(c)                                  Construction Barriers.  Developer acknowledges that activities in the Sports Complex involve, among other uses, sporting events and other public uses that may be adversely affected by Developer’s construction of the Project, as a result of inaccessibility of parking fields or avenues of ingress and egress, vibrations, utility interruption, noise and fumes or any other conditions arising therefrom. During the period in which the Project will be under construction, Developer shall, at Developer’s sole cost and expense, install and maintain construction barriers to separate the Project Site from the Sports Complex, as and to the extent required by the Construction Management Agreement.

(d)                                 Plan Reviews; Meetings.  Developer and the Authority agree that Developer’s Designated Representatives shall have regularly scheduled meetings with the Authority’s Designated Representatives and the Project Contractors during the planning and construction stages of the Project to discuss the impact of the construction activities on the Sports Complex, the progress of the construction activities and how anticipated construction activities can be performed in a commercially reasonable manner to minimize any Developer Interference (including, without limitation, with the conduct of regularly scheduled professional sports contests and entertainment events).  Such meetings shall be governed by the provisions of the Construction Management Agreement.

(e)                                  Indemnification.  The rights, obligations and liabilities of the Parties under this Section 11.11 shall be subject to the mutual indemnification provisions of Section 17.6 and Section 17.7 hereof.

SECTION 11.12.  Office.  During the Construction Period, Developer shall maintain within the State of New Jersey an office (the “Local Office”) from which it will perform its duties hereunder.  Such office need not be distinct from an office in which Developer carries on other activities.  Developer may change the location of such office within the State of New Jersey upon at least fifteen (15) days prior written notice to the Authority.

ARTICLE 12

PROJECT OVERSIGHT

SECTION 12.1.  Project Oversight Prior to Completion.  (a) Prior to Completion of the Project or any Component or Phase thereof, Developer and the Authority shall cooperate to exchange information relevant to the development of the Project or any Component or Phase thereof, subject to compliance with third party confidentiality agreements, and the restrictions placed on the disclosure of material non-public information by federal securities laws.  In furtherance of the foregoing, the Authority and Developer shall comply with the covenants and conditions set forth herein.

(b)                                 Project Schedule.  During the Construction Period, the Developer shall use its diligent and commercially reasonable efforts to prepare an updated Project schedule (“Project Schedule”) no less frequently than the first day of each quarter commencing on the first day of the month immediately following the Commencement of Construction.  The initial Project Schedule is attached hereto as Exhibit “E”.

SECTION 12.2.  Construction Approval.  The Authority acknowledges that prompt responses to matters submitted for its review, comment or, to the extent applicable, its Approval during the Construction Period are necessary to maintain the Project Schedule.  For that reason the Authority will not unreasonably withhold, condition or delay its review or, to the extent applicable, its Approval of any such construction-related matter submitted to the Authority during any Construction Period.  Unless otherwise provided in the Construction Management Agreement, if the Authority has not responded to Developer’s request for review or, to the extent applicable, Approval within five (5) days following the date that Developer has requested such review, comment or, to the extent applicable, Approval in writing and provided the Authority with copies of the applicable materials reasonably required or related thereto, Developer may give the Authority’s Construction Representative written notice of such failure to respond.  If the Authority does not give Developer written notice objecting to the matter in question within five (5) days after the date Developer gives this notice (which notice shall identify such five (5) days deemed Approval mechanism), the Authority’s review or, if to the extent applicable, Approval of the matter in question shall be deemed given.  The foregoing shall not limit or diminish the Authority’s rights of review provided under Section 6.2 hereof with respect to modifications of the Approved Master Plan.

SECTION 12.3.  Progress Meetings.  Unless otherwise provided in the Construction Management Agreement, Developer agrees to schedule regular progress meetings to report on the status of the Project and to review the progress under the Project Schedule.  The Authority’s Construction Representatives shall attend each of such meetings and the Authority hereby covenants to use commercially reasonable efforts to assure that the Authority’s Construction Representative is present at such meetings.  The Developer shall provide the Authority with not less than three (3) Business Days advance written notice of such meetings.  The meetings shall be held at the Project Site or at such other mutually acceptable location as may be appropriate in light of the agenda and progress meeting attendees.  Prior to the meeting, representatives of the Authority may, in compliance with state and federal laws, regulations and ordinances, visit the Project Site accompanied by representatives of Developer to inspect the progress of the work on the Project.  The agenda for the meeting shall include, but not be limited to, a status report with regard to development of Plans and Specifications, Development Approval submissions and approvals, financial commitments, construction of the Project and Traffic and Infrastructure Improvements, and activities concerning marketing, sales and leasing.  At the meeting, this information may be reasonably evaluated by the Authority to determine material compliance with the material terms and conditions of this Agreement and the Project Schedule.  The Developer shall prepare and distribute minutes of such progress meetings for review by the Authority.  Following review and revision (to the extent required) of such meeting minutes, such minutes shall be maintained as a permanent record of the Construction Period decisions made by the Parties.

SECTION 12.4.  Progress Reports.  Unless otherwise provided in the Construction Management Agreement, Developer shall endeavor in good faith to submit to the Authority a monthly written progress report (the “Progress Report”) (or more frequent information regarding the progress of the Project, if reasonably requested by the Authority) that shall include a description of activities completed, the activities to be undertaken prior to the next monthly progress report, the status of all Development Approvals, the status of any Project financing, an explanation of each activity, if any, that is showing delay, a description of problem areas, current and anticipated delaying factors and their estimated impact on performance of other activities and scheduled Completion Dates in the Project Schedule and an explanation of corrective action taken or proposed.

SECTION 12.5.  Access to Project Site.  Subject to the Authority’s provision of adequate liability insurance to insure the Authority and its Authorized Representatives, the Authority and its Authorized Representatives shall have the reasonable rights of access to enter the Project Site with a representative of Developer to inspect the site and any and all work in progress for the purpose of furthering its interest in this Agreement.  Such inspection shall be for informational purposes and shall not relieve Developer from its obligation to implement the Project in accordance with this Agreement.  In no event shall the Authority’s inspection of the Project be deemed acceptance of the work or be deemed to waive any right the Authority has under this Agreement.

SECTION 12.6.  Community Relations; Stakeholders Advisory Group.  Developer acknowledges the formation of a Stakeholders Advisory Group in connection with the RFP consisting of two (2) local mayors; two (2) legislators representing constituents from the region;

two (2) representatives from the Meadowlands Chamber of Commerce; one (1) representative from New Jersey Transit; one (1) representative from the environmental community; and one (1) representative of the local trade unions (collectively, the “Stakeholders Advisory Group”) and further acknowledges the Authority’s commitment to maintain the functionality of the Stakeholders Advisory Group during the Construction Period for the Project.  As such, Developer shall after the Effective Date until the Ground Lease Closing Date, at Developer’s sole cost and expense, designate and assign a senior member of the Project Team to act as a liaison (the “Stakeholders Liaison”) among Developer, the Authority and the Stakeholders Advisory Group.  The Stakeholders Liaison shall be available at reasonable times to meet with the Stakeholders Advisory Group or the Authority.  On a timely and regular basis, Developer shall notify the Stakeholders Advisory Group and the Authority, in writing, of (a) written comments or recommendations Developer receives from any Governmental Body regarding and/or relating to the Project and/or Developer’s construction and operation thereof, and (b) the responses and/or actions taken by Developer, if any, in response to such comments or recommendations.

SECTION 12.7.  Agreement to Cooperate; Authority’s Event Rights; Operating Plan; Security.  (a) Agreement to Cooperate.  The Parties acknowledge that the mutual presence and simultaneous operation of the Sports Complex facilities and the Project within the Meadowlands Complex present complicated operational issues that will require substantial initial and ongoing effort to successfully manage.  As further set forth herein and in the Construction Management Agreement, the Project Operating Agreement, the Ground Lease and the Declaration, the Parties exercise diligent commercially reasonable efforts to cooperate and carry out their respective rights and obligations under this Agreement and the Ground Lease in such manner as assures, to the greatest extent practicable, the efficient operation of all facilities within the Meadowlands Complex, including the Project.

(b)                                 Project Operating Agreement.  (i) In order to minimize the potential for the occurrence of either Developer Interference or Authority Interference as a result of operations of the Project, the Parties shall negotiate and execute a Project Operating Agreement that will set forth the respective rights and obligations of the Parties and the procedures to be followed during operation of the Project.

(ii)                                  The Project Operating Agreement shall be based upon and/or recognize, as applicable (A) the obligations imposed on the Authority and the rights granted under the Sports Complex Agreements, (B) the Plans and Specifications, (C) the requirements of the Development Approvals, (D) the Final Project Sequencing Plan and the Final Traffic and Infrastructure Sequencing Plan, (E) the Conceptual Site Plan (prior to Approval of the Master Plan) and the Master Plan subsequent to the Authority’s Approval thereof, (F) the Declaration, and (G) the terms of the Project Agreements, and shall, at a minimum, address the matters set forth in this Article 12.

(c)                                  Authority’s Event Rights.  The rights and obligations of the Parties with respect to the Project Site and Parking Component, access to, and vehicular parking at, and servicing of the Sports Complex for designated events to be held at the Sports Complex pursuant to the Sports Complex Agreements shall be determined by the Project Operating Agreement.

(d)                                 Security.  The Authority and the Developer shall mutually agree to a plan for security at the Sports Complex and Project Site.  Such security plan shall establish procedures and protocols to be followed by the Parties with respect to communication, coordination and cooperation (taking into account all relevant factors) so as to enable the (i) Authority to comply with its obligations under any Sports Complex Agreements, and (ii) Developer to construct, operate and manage the Project in the manner contemplated by this Agreement and the Ground Lease.  Such security plan shall be incorporated into the Project Operating Agreement and the Declaration.

ARTICLE 13

USES, USE RESTRICTIONS; TENANCY
AND OPERATOR REQUIREMENTS

SECTION 13.1.  Permitted Uses; General Covenants.   Developer acknowledges that the Enabling Legislation establishes and limits the types of facilities that may be developed at the Project Site.  The Authority has determined that the Enabling Legislation permits construction and operation on the Meadowlands Complex of facilities similar in scope and composition to the Project and permits such facilities to be operated in a manner that includes the Component Uses.  Developer represents, warrants and covenants that the Project shall be developed and maintained in all respects as a first-class mixed-use development and shall be used solely for the applicable Component Uses related to each of the Hotel Component, the Office Component, the Entertainment/Retail Component and the Parking Component.  The foregoing shall not be deemed to require that the Components be constructed and operated as separate uses, but rather, the Parties hereby acknowledge that one or more Components may be developed as combined uses sharing common areas and common amenities and facilities.  Unless the Authority’s prior Approval of a Major Modification has been obtained, the Developer shall, subject to and, to the extent required by, the material terms of the Project Agreements, substantially maintain, and represents and warrants it shall substantially maintain, the Component mix described by the definition of Entertainment/Retail Component Uses, Office Component Uses, Hotel Component Uses and Parking Component Uses, respectively.  Schedule 13.1 sets forth certain prohibited uses which will be incorporated into the Declaration and bind the Project Site and Sports Complex.

SECTION 13.2.  Tenants and Operators.  Developer shall use its commercially reasonable efforts to attract and maintain first class Tenants and operators, as that term is generally understood in the retail, office leasing, hotel, and entertainment industries, including but not limited to nationally and internationally known retail and hotel chains, real estate management companies, and entertainment providers for all Components of the Project.

SECTION 13.3.  Litigation.  (a) If any litigation, the outcome of which would make any representation or warranty provided by the Parties herein untrue or materially inaccurate is commenced or otherwise seeks to enjoin, limit or preclude the construction, development, use or operation of the Project, or effectuation of this Agreement, the Project Agreements, any Component Lease, any Component Agreement and/or the Development Approvals is instituted by a third party (collectively, “Project Litigation”), the Parties shall jointly pursue the defense of all Project Litigation to final judgment and, if adversely determined, the Parties shall jointly and diligently pursue all rights of appeal.  If a court or tribunal of competent jurisdiction issues a final, non-appealable order having the effect of limiting or precluding the ability of the Developer to perform its obligations under this Agreement or to effectuate the transactions contemplated by the Master Plan and the Development Approvals, thereby causing the Authority’s representations and warranties set forth in Section 15.9 and Section 16.2(a) hereof to be inaccurate, the following provisions shall apply in lieu of any other remedies that may be available under this Agreement, at law or in equity:

(i)                                     If the events described in Section 13.3(a) occur, resulting in a reduction in the aggregate square footage of the Project as proposed (or of any Component thereof), and such events occur prior to the Ground Lease Closing Date, the material condition relating to Project Litigation provided in Section 8.2(b)(vii) shall be deemed satisfied and the amount of the Development Rights Fee, Ground Rent and Developer PILOT Payments payable by the Developer shall be reduced on a pro-rata basis to give effect to the reduced size and/or composition of the Project.  Notwithstanding the foregoing, if the resulting amount of GLA or square footage of the Project (or the applicable Component), after giving effect to the events described in Section 13.3(a), is less than eighty percent (80%) of the GLA or square footage of the Project (or the applicable Component) as of the Effective Date (the “Minimum Project Area”), either Party may, upon thirty (30) days prior written notice to the other Party, determine to terminate this Agreement as to the Project Component (or the applicable Component thereof) rather reducing the amount of the Development Rights Fee.  If the Agreement is terminated, the Refundable Security Deposit and the amount paid by the Developer pursuant to the Deposit Letter shall be returned to the Developer on the date that such determination becomes effective.  From and after such date, neither Party shall have any rights or obligations with respect to the matters set forth in this Agreement or the transactions contemplated hereby.  If the Agreement is not terminated, the Developer shall have the right to reallocate portions of the GLA among the Components to minimize the impact of the reduction on a particular Component, subject, in all events to the terms and conditions of this Agreement and the Project Agreements.

(ii)                                  If the events described in Section 13.3(a) occur, prior to or after the Ground Lease Closing Date and such events result in the prohibition of construction and operation of any portion of the Entertainment/Retail Component, the Development Rights Fee (to the extent occurring prior to the Ground Lease Closing Date) and the Ground Rent and/or Developer PILOT Payment (to the extent occurring after the Ground Lease Closing Date) shall be reduced on a pro-rata basis in order to give effect to the impact of such order or decision, but in no event shall exceed 600,000 square feet of GLA.  600,000 square feet of GLA shall be used for purposes of calculating the pro-rata reduction provided in this Section 13.3(a)(ii).

(iii)                               If the events described in Section 13.3(a) occur subsequent to the Ground Lease Closing Date, and the amount of GLA or square footage comprising the Project is reduced as a result of such events but not so that less than the Minimum Project Area, the Parties shall negotiate in good faith to modify this Agreement and the Ground Lease (including without limitation a pro-rata reduction in the amount of the Ground Rent and/or Developer PILOT Payment payable by the Developer or a Component Entity, as the case may be) in order to give effect to the impact of such order or decision.

(b)                                 Surplus Property.  If the resulting amount of GLA or square footage of the Project (or the applicable Component), after giving effect to the events described in Section 13.3(a), is less than the Minimum Project Area as of the Effective Date, and/or (ii) the Parties do not reach a mutually acceptable modification to this Agreement and the Ground Lease so as to reflect the impacts of the decision or order described in Section 13.3(a) above (notwithstanding the provisions of Section 13.3(a)(ii) above, the Developer may request that the Authority (i) determine that the Project Site is not needed by the Authority to carry out its obligations under the Existing Sports Complex Agreements, and (ii) as “surplus property”, lease the Project Site to the Developer pursuant to the provisions of N.J.S.A. 5:10-5(f) and N.J.S.A. 5:10-18(a).  The terms of such lease shall provide for the Project to be constructed and maintained in substantially the same manner and on substantially the same terms as are set forth in this Agreement.  If the Parties do not reach a mutually acceptable modification of this Agreement and the Ground Lease (as provided in Section 13.3(a) above) and the Developer does not lease the Project Site pursuant to the provisions of this Section 13.3(b), then upon thirty (30) days prior written notice, the Developer may terminate this Agreement.  In such event, this Agreement shall be of no force and effect from and after such date.

(c)                                  Exclusive Remedy.  This Section 13.3 is intended by the Parties as the exclusive repository of the Parties’ respective rights and obligations with respect to any reduction in the GLA or restriction upon the use of the Project by reason of Project Litigation.  Except as to the right to enforce the terms and conditions of this Agreement, the Authority and Developer each waives, relinquishes and agrees to forebear from exercising any rights, claims or causes of action for any loss, contribution, indemnity, damages, or other harm with respect to the occurrence of the events described in this Section 13.3, that either Party may have or that may hereafter accrue against the other by reason of any adverse impact of any Project Litigation.

SECTION 13.4.  Sunday Closing Law Compliance.  The Developer shall comply with the provisions of the Sunday Closing Law, N.J.S.A. 2A:171-5.8, to the extent in effect in Bergen County, New Jersey, and covenants not to challenge the applicability of same to the Project or any portion thereof.  Each of the agreements with Tenants and operators of the Entertainment/Retail Component shall require compliance with Legal Requirements.

SECTION 13.5.  Declaration of Covenants and Restrictions.  (a) Contents and Effect of Declaration.  As a Material Condition to the Ground Lease Closing, Developer and the Authority shall negotiate in good faith and enter into a mutually satisfactory Declaration of Covenants and Restrictions (the “Declaration”) to be recorded in the Bergen County, New Jersey land records on the Ground Lease Closing Date and prior to the recording of any leasehold mortgage or other encumbrance relating to the Project Site.  It is intended and agreed, and the Declaration shall so expressly provide, that the agreements and covenants set forth therein shall be covenants running with the land and that they shall, in any event, and without regard to technical classification or designation, legal or otherwise, and except only as otherwise specifically provided in this Agreement, be binding, to the fullest extent permitted by law and equity, for the benefit and in favor of, and enforceable by the Authority and/or the Developer, as their interests may appear, and any successor in interest to the Project Site, or any part thereof, against Developer and/or the Authority, as the case may be, its successors and assigns and every successor in interest therein, and any party in possession or occupancy of the Project Site or any part thereof.  It is further intended and agreed that the provisions of the Declaration shall remain in effect without limitation as to time; provided however, that such agreements and covenants shall be binding on the Parties, each successor in interest to the Project, the Project Site, or any part thereof, and each party in possession or occupancy.  The Declaration shall address matters of material interest to the Parties including, without limitation, the following:  uses, design criteria, parking, non-interference, reciprocal access to and from the Arena and Project Site, respective maintenance obligations and Right of First Refusal.

(b)                                 Restriction Against Transfers.  The Declaration shall contain a restriction against transfers, as set forth in Article 14 hereof and, in addition, shall provide that in the event of any attempted transfer in violation of the restriction in Article 14 hereof, the Authority shall be entitled to the ex parte issuance of an injunction restraining such transfer, and legal fees and related expenses of the Authority in connection with any such legal action.  Upon the recording of the Declaration in the land records of Bergen County, the provision affording such injunctive relief shall have the same force and effect as a Notice of Lis Pendens.

(c)                                  Enforcement by the Authority.  In furtherance, and not in restriction of the provisions of this Section 13.5, it is intended and agreed that the Authority shall be deemed beneficiary of the provisions of the Declaration in its own right but also for the purposes of protecting the interests of the community and other parties, public or private, in whose favor or for whose benefit such agreements and covenants shall run (and the Declaration shall so state), without regard to the nature of the Authority’s interest in the Project Site.  The Authority shall have the right, in the event of any breach of any provision of the Declaration, to exercise all the rights and remedies and to maintain any actions or suits at law or in equity or other proper proceedings to enforce the curing of such breach of agreement or covenant, to which it or any other beneficiaries of such provision may be entitled, including without limitation, recoupment of any funds from a rental in violation of the Declaration, injunctive relief to prevent further violation of the Declaration, entry on the premises and specific performance.

SECTION 13.6.  Mutual Use Recognition.  As provided in this Agreement including but not limited to Sections 3.7, 10.1 and 11.1, the Authority has expressly informed the Developer and the Developer has acknowledged that the Authority requires a certain level of flexibility with respect to the current and future uses at the Sports Complex including Giants’ Stadium, Arena and Meadowlands Racetrack. The Parties have agreed herein that the mutual provisions addressing the Parties’ respective use issues will be addressed in the Project Agreements including but not limited to the Declaration. In furtherance of the foregoing, the Parties agree as follows:

(a)           Developer Recognition. Developer acknowledges and agrees that the Sports Complex includes the Arena, Giants Stadium and the Meadowlands Racetrack, each of which are established venues operated and maintained by the Authority in accordance with and pursuant to the Enabling Legislation, which venues may be upgraded, renovated or otherwise altered at any time after the Effective Date, subject to the terms of this Agreement and the Project Agreements.  Developer further acknowledges that following the Effective Date, the Authority shall continue to use, occupy and operate, directly or indirectly, Giants Stadium, the Arena and Meadowlands

Racetrack pursuant to applicable Existing Sports Complex Agreements and the Enabling Legislation including for future uses; provided, such uses are substantially consistent with the uses for which the assets are currently being used or permitted to be used by the Authority as of the Effective Date hereof and subject to the terms of this Agreement, Project Agreements, Right of First Refusal (hereinafter defined), and the Enabling Legislation. The Developer recognizes the Existing Sports Complex Agreements and acknowledges that the rights granted to Developer and the obligations assumed by Developer hereunder are subordinate to the rights granted by the Authority to the Sports Complex Tenants. Accordingly, subject to the Master Plan and the Project Agreements, the Developer shall use its diligent and commercially reasonable efforts to accommodate such continuing use of the Sports Complex facilities including but not limited to the renovation or redevelopment thereof consistent with the terms of Section 10.1 and Section 13.6(b) herein.  Subject to the foregoing, the Authority shall have maximum flexibility related to authorizing and approving uses, renovation and redevelopment plans provided such uses, renovation and/or plans are directly related to the primary business purposes of Giants Stadium, the Arena and Meadowlands Racetrack as sports and/or entertainment related spectator oriented venues. Specifically, the Authority shall have the right to:

(i)                                     authorize and/or approve entertainment, recreational,  training or educational facilities and such facilities necessary or useful to promote athletic contests, spectator events, trade shows and other expositions that are directly related to the primary business purpose of the Arena, Giants Stadium or the Meadowlands Racetrack as the case may be; provided however, that such facilities shall (A) not routinely and primarily be open to the general public during non-event times, (B) generally require payment of the admission price and/or presentation of the spectator ticket prior to accessing the space containing such facilities, and (C) not include Entertainment/Retail Uses which when taken in the aggregate (determined by square footage) could in the commercially reasonable discretion of the Developer be viewed as competing directly with the Entertainment/Retail Component Uses on the Project Site;

(ii)                                  authorize and/or approve business offices which are directly related to the primary business purposes of the Arena, Giants Stadium and the Meadowlands Racetrack as the case may be, including, without limitation, sports franchise offices, Authority offices and offices maintained in connection with any other uses permitted to be carried out at the Sports Complex; provided however, that such  offices permitted hereunder shall not be offered for lease, license or other form of occupancy agreement to third parties separately from the primary business permitted to be conducted hereunder.

(iii)                               any souvenir store, concession stand, restaurant, pushcart, or similar customary stadium/arena/track amenity within the Arena, Giants Stadium and the Meadowlands Racetrack including but not limited to, the sale at retail of food and beverage (including “white tablecloth” fine dining facilities), sports branded merchandise including clothing and souvenirs, provided however, that such facilities shall (a) routinely and primarily not be open to the general public during non-event times, (b) generally require payment of the admission price and/or presentation of the spectator ticket prior to accessing the space containing such facilities, and (c) not include Entertainment/Retail Uses which when taken in the aggregate square footage could in the commercially reasonable discretion of the Developer be viewed as competing directly with the Entertainment/Retail Component Uses on the Project Site.

(b)                                 Authority Recognition. The Authority acknowledges and agrees that the exclusive development rights granted to the Developer pursuant to the terms hereof have a significant value by reason of their exclusivity, and Developer acknowledges that the Authority has selected Developer as the exclusive developer by reason of the Developer’s unique experience and business acumen in the exercise of such rights.  In consideration of the foregoing, the Authority covenants and agrees to protect the exclusivity of such rights, subject to the terms hereof and the other Project Agreements, by and through the imposition and exercise of the rights and obligations provided in this Section 13.6. Subject to the Existing Sports Complex Agreements and the rights provided in Section 13.6(a) above, the Authority grants Developer an exclusive with respect to the Component Uses. The covenants, conditions, and restrictions contained in this Section 13.6 are for the benefit of the Project Site, and shall run with the land and inure to and pass with the Project Site, and are intended to be binding on Authority and its successors and assigns. As noted above, these exclusive rights shall be memorialized in the Declaration and recorded against the Project Site and Sports Complex. The Authority shall use diligent, commercially reasonable efforts to enforce the restrictive covenants provided herein at the Authority’s sole cost and expense.  The Authority acknowledges that Developer may, but is not obligated to, enforce such restrictive covenants and the Authority hereby authorizes Developer, at Developer’s election following the failure of the Authority to enforce such rights, to file suit at law or in equity on the Authority’s behalf and seek a court injunction or damages against any third party in violation of such restrictive covenants, in which event Authority shall reimburse Developer for all reasonable attorney’s fees, expenses and costs of suit.  The rights granted herein shall be incorporated into the Ground Lease, the Declaration and any Component Agreement and Component Lease (except a Component Lease to which the Authority is not a party).

ARTICLE 14

TRANSFER RESTRICTIONS

SECTION 14.1.  Transfers Prohibited.  Except as otherwise specified in Section 14.2 below, neither this Agreement nor the Developer’s interest in the Project or any Component thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred, directly or indirectly, by operation of law or otherwise (all of the foregoing, collectively a “Transfer”), without the prior Approval of the Authority, which Approval shall not be unreasonably withheld, conditioned or delayed so long as Developer shall have complied with the terms of this Article 14, as applicable.

SECTION 14.2.  Permitted Transfers.  (a) Notwithstanding the prohibitions set forth in Section 14.1 of this Agreement, the following Transfers shall be permitted without prior Approval of the Authority:

(i)                                     a Transfer to an Affiliate of either Mills or Mack-Cali solely for the purpose of owning, developing, constructing, financing, leasing, operating and/or managing the Project, the Project Site and/or a Component under this Agreement, provided that such entity shall have promptly following formation executed and delivered to the Authority (A) evidence reasonably satisfactory to the Authority of the due formation and identity of the constituent members of such Affiliate, (B) a Component Agreement or other written assumption of all or a portion of the obligations and liabilities of Developer hereunder in form and substance reasonably satisfactory to the Authority, (C) if applicable, a Component Lease executed and delivered in accordance with and subject to the terms of this Agreement, and (D) completed documents required pursuant to Section 19.4 hereof, with contents reasonably acceptable to the Authority; or

(ii)                                  a mortgage or mortgages (including a deed or deeds of trust or other security instruments) granted to Project Lender(s) in connection with Project Indebtedness, including any Transfer to the holder of a mortgage (or deed of trust or other security instrument) securing Project Indebtedness in connection with a foreclosure of a mortgage or exercise of remedies under other security instruments or a deed in lieu of foreclosure or to any purchaser at any foreclosure sale under such Project Indebtedness; provided however, any purchaser at a foreclosure sale or any successor in interest from the holder of the mortgage (or deed of trust or other security instrument) that shall acquire title through foreclosure or deed in lieu of foreclosure shall, as a condition to exercising the rights of Developer under this Agreement,  execute a recognition and estoppel or other agreement in form reasonably acceptable to the Authority in which such holder or successor agrees to be bound by the terms and conditions of this Agreement.

(iii)                               any lease, license or other occupancy or similar agreement with a Tenant or operator, however styled or denominated, for all or any portion of the Project with occupancy to occur following issuance of a Certificate of Completion for the relevant portion of the Project subject to such lease, license, occupancy or other agreement;

(iv)                              Transfers of ownership interests in Developer, or their existing respective direct or indirect equity owners, provided that Mills or Mack-Cali shall retain Control of the Developer following such Transfer;

(v)                                 Transfers that are required in order to protect The Mills Corporation’s or Mack-Cali Realty Corporation’s status as a Real Estate Investment Trust under the Internal Revenue Code (“REIT”);

(vi)                              Transfer as a result of (A) a change in ownership or Control of Developer, The Mills Corporation, The Mills Limited Partnership and/or Mack-Cali Realty Corporation and/or Mack-Cali Realty, L.P. (including as a result of change in Control, by operation of law or otherwise) occurring in connection with the merger, acquisition or consolidation of The Mills Corporation and/or Mack-Cali Realty Corporation or (B) the sale of all or substantially all of their respective assets, as the case may be.

The foregoing are referred to in this Agreement as “Permitted Transfers”.  In addition to any other documentation required pursuant to the terms of this Agreement, to the fullest extent practicable, the Developer shall deliver written notice of a Permitted Transfer (together with all other documents required in connection with the transfer enumerated above) not less than fifteen (15) days prior to the effective date of such Permitted Transfer.  To the extent fifteen (15) days advance written notice is not practicable, notice of such Permitted Transfer shall be provided as soon as practicable and in any event no later than contemporaneously with such Permitted Transfer.

(b)                                 Notwithstanding the provisions of Section 14.1, changes in the ownership of the Developer to admit entities who wish to acquire an equity interest in the Developer shall not constitute a Transfer hereunder so long as such Transfer does not result in a change in Control of the Developer.  However, in such event, the Developer shall provide written notice to the Authority setting forth the name of the entity that has purchased such equity interest in the Developer as provided in Section 14.2(a) above.

SECTION 14.3.  Involuntary Transfers; Bankruptcy.  (a) Successors.  Upon any transfer or assignment of this Agreement or the development rights granted hereunder in fact or by operation of law, as a result of any bankruptcy or insolvency proceeding, to any Successor, such Successor shall execute, acknowledge and deliver to the Authority an agreement in form and substance satisfactory to the Authority whereby such Successor shall agree to assume all of the covenants and agreements set forth in this Agreement on the part of Developer to be performed, and whereby such Successor shall expressly agree that all of the provisions of this Article shall, notwithstanding such assignment, continue to be binding upon it with respect to all future assignments and transfers.  For purposes of this Agreement, a “Successor” means any entity assuming the obligations of Developer under this Agreement or otherwise acquiring an interest in and to the development rights either separately or in connection with the acquisition of the goodwill and all or substantially all of the other property and assets of the Developer, or assuming all or substantially all of the Developer’s liabilities (including the liabilities of Developer hereunder); provided however, that such assignment shall not be effected with the primary intent of subverting or avoiding the restrictions and prohibitions set forth in this Article.

(b)                                 Bankruptcy.  In the event that Developer shall file a petition under the Bankruptcy Code or if any involuntary petition under the Bankruptcy Code is filed against Developer, and Developer assumes this Agreement and proposes to assign this Agreement pursuant to the provisions of the Bankruptcy Code to any Person who shall have made a bona fide offer to accept an assignment of this Agreement on terms acceptable to Developer, then notice of such proposed assignment shall be given to the Authority by the Developer no later than twenty (20) Business Days after acceptance by the Developer of such bona fide offer, but in any event no later than ten (10) Business Days prior to the date that Developer shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption.  Such notice shall set forth (i) the name and address of such Person, (ii) all of the terms of such offer, and (iii) adequate assurance of future performance by such Person under this Agreement as set forth in Section 14.3(c) below, including without limitation, the assurance referred to in Section 365(b)(1) of the Bankruptcy Code.

(c)                                  Adequate Assurance.  The term “adequate assurance of future performance” as used in this Agreement shall mean that any proposed assignee shall, among other things, (i) deliver to the Authority financial statements of such assignee (or the Person or Persons having Control over such assignee) for the prior three (3) fiscal years, as finally determined after an audit and certified as correct in all material respects by a certified public accountant, which financial statements shall disclose a net worth determined in accordance with generally accepted accounting principles substantially equal to the net worth determined in accordance with generally accepted accounting principles and adjusted for the effect of inflation, of The Mills Corporation on the Effective Date; (ii) provide evidence reasonably satisfactory to the Authority that neither The Mills Corporation nor Mack-Cali Realty Corporation nor any of their Affiliates shall have a financial, beneficial or other interest in the proposed assignee and (iii) provide such other information or take such action as the Authority, in its reasonable discretion, shall determine is reasonably necessary to provide adequate assurance of future performance by such assignee of its obligations under this Agreement.

SECTION 14.4.  Transfers for Which Authority Approval Required.  (a) Request for Transfer. In the event that the Developer proposes to Transfer this Agreement or its interest in the Project (or any Project Component or Component Part) or its leasehold interest in the Project Site (or any Project Component Site or Component Part) other than in connection with a Permitted Transfer, the Authority’s prior written Approval shall be required, which Approval shall not be unreasonably withheld, delayed or conditioned.  In such event, the Developer shall provide written notice to the Authority at least thirty (30) days but not more than one hundred fifty (150) days prior to the date of the proposed Transfer.  Together with such notice, the Developer and the proposed transferee (“Proposed Transferee” and, if Approved pursuant to this Section 14.4, a “Transferee”) shall submit to the Authority:

(i)                                     A written request for Approval of the Proposed Transferee (a “Transferee Application”) executed by the Developer and the Proposed Transferee setting forth the full and correct legal name of the Proposed Transferee and any assumed names used by such Proposed Transferee during the preceding five (5) years, the principal place of business of the Proposed Transferee, the name, mailing address, telephone and fax number and e-mail address of the Proposed Transferee’s contact person to whom the Authority shall direct communications and inquiries and stating the proposed date and general terms of the proposed Transfer.

(ii)                                  Financial statements, including profit and loss and cash flow statements prepared in accordance with generally accepted accounting principles consistently applied for the three (3) fiscal years of the Proposed Transferee next preceding the date of submission of the Transferee Application, or, if the last preceding fiscal year has ended less than one hundred twenty (120) days prior to the date of the Transferee Application and financial statements for such year have not been completed, financial statements for the three (3) fiscal years next preceding that year shall be provided, which financial statements, in each case, shall have been reviewed by an independent certified public accountant and certified by the Chief Financial Officer of the Proposed Transferee to be true and complete in all material respects.  In the event that a Proposed Transferee cannot demonstrate such operating history, then evidence of such operating and/or management experience by the Proposed Transferee or the principal owners/operators of the Proposed Transferee with respect to similar properties which shall be reasonably acceptable to the Authority.

(b)                                 Approval of Transfer Documents.  No Transfer for which the Approval of the Authority is required under this Section 14.4 shall occur until such time as the Authority has Approved fully executed documents evidencing such Transfer which are reasonably satisfactory in form and substance to the Authority, including without limitation, the following items (collectively, the “Transfer Documents”):

(i)                                     If applicable, Component Agreement and Component Lease relating to the Component Interest to be transferred, executed by the Authority and the Transferee (which shall be a Component Entity), by virtue of which the Transferee recognizes and assumes the obligations of the Developer under this Agreement and the Project Agreements as they relate to the Component Interest being transferred.

(ii)                                  In the event of a Component Lease being entered into pursuant to Section 9.4(g) hereof, a Component Lease executed by the Developer and the Transferee.

(iii)                               To the extent not previously provided or otherwise required to be provided hereunder or to the extent any previously provided information or materials are no longer accurate, (A) a statement providing the Transferee’s full and accurate legal name, any assumed name under which it intends to operate, and its notice address, (B) if an entity, its state of formation, copies (bearing filing stamps, as appropriate) of its formation and operating documents, (C) the names and addresses of each of the executive officers and directors or, partners or members, as applicable, of the Transferee, (D) evidence of the authority of the entity to assume and perform the obligations of the Developer under the Component Agreement and of the individual acting for such entity to so act, and (E) a certificate of existence and good standing from the Secretary of State of its state of formation, and, if doing business in New Jersey, a certificate from the Secretary of State of the State, establishing its qualification to do business in the State.

(iv)                              Completed documents required pursuant to Section 19.4 hereof, with contents reasonably acceptable to the Authority.

(c)                                  Release of Developer.  A Transfer to a Transferee Approved by the Authority pursuant to this Section 14.4, as evidenced by the Authority’s Approval in writing of the Transfer Documents, shall release the Developer from any further obligation under this Agreement or the Ground Lease as to the Component Interest transferred.  Following such Transfer, the Authority shall look solely to the Component Entity for performance of the obligations of such Entity with respect to the applicable Component.  The Authority shall execute such documentation as may reasonably be requested by the Developer to evidence such discharge and release.  Notwithstanding the foregoing, a Component Lease executed by the Developer pursuant to Section 9.4(g) hereof shall not release the Developer hereunder.

(d)                                 No Transfers Prior to Ground Lease Closing Date. Notwithstanding the foregoing to the contrary, prior to the Ground Lease Closing Date, the Developer shall not convey, transfer, hypothecate or grant, in whole or in part, any of the rights granted hereunder to persons or entities that are not owned or Controlled directly or indirectly by The Mills Corporation or Mack-Cali Realty Corporation.

ARTICLE 15

ENVIRONMENTAL MATTERS

SECTION 15.1.  Acknowledgments; Allocation of Responsibility; Waiver.  (a) Acknowledgements; Allocation of Responsibility.  Subject to the terms and conditions of this Article, the Authority and Developer acknowledge and agree that:

(i)                                     Developer has been provided certain documentary and other due diligence information and an opportunity to conduct certain investigations of the Project Site as authorized by the Authority.

(ii)                                  Developer shall be solely responsible for the performance of any and all Remediation on, in or under the Project Site and any other properties to which Releases of Hazardous Materials have migrated, or shall migrate, from the Project Site, as required by any Environmental Law, including, without limitation Remediation arising out of the Authority’s Environmental Responsibility hereunder, provided however, that the Authority shall pay the Authority’s Environmental Remediation Contribution, if any is determined to be due pursuant to the terms of this Article.

(iii)                               The Authority and the Developer shall cooperate and consult with each other at all relevant times so that the Developer may perform any and all necessary Remediation in a timely and cost-effective manner, but without creating Developer or Authority Interference and without intentionally causing violation of any obligation of the Authority under any Environmental Law.  The Developer may perform the Remediation under the voluntary cooperation program of the NJDEP pursuant to a memorandum of agreement (“MOA”). The Authority shall have the right to review in advance and Approve each of the steps in the Remediation (to the extent arising out of, or relating to, the Authority’s Environmental Responsibility) that the Developer proposes to present to the NJDEP and to receive copies of all communications to and from the Developer, its environmental consulting firm and the NJDEP.  Nevertheless, it is agreed that the Developer may propose to the NJDEP to (A) remove or otherwise remediate Hazardous Materials at the Project Site only to the extent necessary to meet its nonresidential criteria for soils; (B) establish a CEA for groundwater; and (C) install and maintain engineering and institutional controls consistent with such proposal.  If the NJDEP shall approve and the Developer shall properly perform such Remediation, the Authority will execute and file a deed in the land records of Bergen County giving notice that the Project Site is subject to Land Use Restrictions.  The Developer’s obligations to maintain engineering and institutional controls and any monitoring or other continuing obligations shall remain in effect, notwithstanding the issuance of a no further action letter and/or covenant not to sue by the NJDEP.

(iv)                              Notwithstanding anything in this Agreement to the contrary, the Authority shall be responsible, at its sole cost and expense, to perform any and all activities relating to or in any way associated with addressing a natural resource damage claim by any Governmental Body that arises out of the Authority’s Environmental Responsibility.

(b)                                 Waiver of Other Remedies.  This Article 15 together with the indemnities provided in Article 17 are intended by the Parties as the exclusive repository of the Parties’ respective rights and obligations with respect to any Environmental Claim or Remediation required under any Environmental Law.  Except as to the right to enforce the terms and conditions of this Agreement, the Authority and Developer each waives, relinquishes, and agrees to forbear from exercising any rights, claims, or causes of action for any loss, contribution, indemnity, damages, or other harm with respect to the Project Site, either Party may have or that may hereafter accrue against the other under any Environmental Law, known and unknown, including without limitation the Spill Act, CERCLA, RCRA and the common law.

SECTION 15.2.  Developer Initiated Data.  (a) In order to more fully inform itself regarding any Release of Hazardous Materials (i) with respect to any area of the Project Site identified in the Master Plan as a location for proposed construction or demolition, Developer, at its sole cost and expense, may conduct such investigations, sampling and other assessments as it deems appropriate and obtain environmental data from an environmental laboratory certified by the NJDEP for the test performed at any and all locations shown on the Conceptual Project Site Plan or the Master Plan, as the case may be, and the methodology of such sampling shall be performed in accordance with the NJDEP Technical Regulations and (ii)  in any other areas of the Project Site that may be the Authority’s Environmental Responsibility, Developer, at its sole cost and expense, may conduct such investigations, sampling and other assessments as it deems appropriate and obtain environmental data from an environmental laboratory certified by the NJDEP for the test performed at any and all locations on the Project Site, and the methodology of such sampling shall be performed in accordance with the NJDEP Technical Regulations; provided however, that, in the event that such investigations, sampling and other assessments reveals the Release of Hazardous Material that is the Authority’s Environmental Responsibility, then the costs associated with such activities shall be part of the Authority’s Environmental Remediation Contribution.

(b)                                 Promptly upon receipt, and in no event more than five (5) days after receipt, Developer shall provide a copy to the Authority of such data or other reports obtained pursuant to subsection (a) above.  Except as otherwise provided in this Article, the Authority shall not be required to undertake any Remediation or other actions in response to any such data or other report that are not otherwise required by NJDEP or any other Governmental Body, but shall provide evidence to Developer that the Authority has reported to the NJDEP any information in such reports that the Authority is required by Environmental Laws to report to the NJDEP.  Nothing in this Section shall preclude or require, or be deemed to preclude or require, Developer from making any notification to any Governmental Body .

SECTION 15.3.  Developer’s Remediation.  (a) Developer shall have the responsibility to comply with all Environmental Laws subject to the payment of the Authority’s Environmental Remediation Contribution.

(b)                                 Developer shall proceed in a commercially reasonable manner with any Remediation as the NJDEP may require, and shall use its commercially reasonable efforts to obtain for the Project Site an NFA and, if legally available, a covenant not to sue; provided however, the Developer shall be excused from obtaining a covenant not to sue if and to the extent the statute or regulations applicable to the issuance of such covenant are amended or modified such that a covenant not to sue is not legally available or would enlarge the scope of the Developer’s Environmental Responsibility beyond that otherwise required by this Article.

(c)                                  Developer shall promptly upon receipt and in no event more than five (5) Business Days thereafter, provide to the Authority copies of any testing results, reports,

correspondence and notices to or from Developer relating to or in connection with the Environment.

(d)                                 Until the Project Site has received all required NFA’s or equivalent written acknowledgment from a Governmental Body to the effect that the Project Site, including all environmental media on, at, in, under or from the Project Site, does not require any further Remediation, the Developer shall perform any required Remediation, including ongoing monitoring, inspection, reporting and maintenance requirements of any Land Use Restrictions.  In the event the groundwater under or from the Project Site is the subject of a Classification Exception Area (“CEA”) designation by the NJDEP, Remediation of such groundwater shall remain the Developer’s responsibility, until such time as such CEA is terminated or made permanent without requirement for any monitoring or active Remediation by the Developer or any Person.

(e)                                  In performing any Remediation at or with respect to the Project Site after the Effective Date, the Developer shall:

(i)                                     Perform, and cause all consultants, contractors, and other agents retained by the Developer to perform, all such Remediation in a workmanlike manner and consistent with all applicable Environmental Laws and Legal Requirements.

(ii)                                  Comply with all Environmental Laws and Legal Requirements applicable to the implementation of such Remediation

(iii)                               Provide the Authority with a reasonable opportunity to review in advance and comment upon any work plans, reports or any other submissions to any Governmental Body respecting any Remediation that arises out of the Authority’s Environmental Responsibility and to consult with the Developer, and the Developer shall incorporate such comments of the Authority to avoid or minimize any Developer Interference.  Developer shall give the Authority an opportunity to review and comment prior to making any submission to any Governmental Body; provided however, that the Authority shall provide its comments to the Developer as quickly as reasonably possible, but in no event more than five (5) Business Days after receipt of a document from the Developer, except as otherwise provided in Section 11.6 hereof.  Developer may submit documents to the appropriate regulatory agency if comments have not been provided by the Authority at the expiration of the aforementioned five (5) day period.

(iv)                              Implement Remediation in such manner, at such times and with such advance notice as to minimize any Developer Interference and, in the event of an Interference, the Parties shall consult in order to minimize or avoid any such Interference, and the Authority’s written consent, which shall not be unreasonably withheld, conditioned or delayed shall be required for the installation of any Remediation Equipment to be permanently installed in or on the Project Site or for any Remediation Equipment that may be temporarily installed in proximity to any building within the Sports Complex.

(v)                                 Provide the Authority with copies of all documents relating to Remediation that the Developer (A) submits to any Governmental Body in connection with any Remediation proposed or implemented by the Developer at the same time the Developer submits such documents to such Governmental Body, and (B) receives from any Governmental Body in connection with the Project Site, within five (5) Business Days from the date of the Developer’s receipt of the same.

(vi)                              Be solely responsible for the management, transportation, treatment, handling, and disposal of all wastes generated at the Project Site in connection with any Remediation, including, without limitation, completion of all manifests and other shipping and disposal documents in accordance with Environmental Law and the identification of the Authority as the “generator” of such wastes on all such manifests and documents and other shipping and disposal documents.  The Redeveloper shall furnish to the Authority all manifest copies and other information necessary to enable the Authority to fulfill its obligations as generator.

(vii)                           Not develop any permanent hazardous or solid waste facilities at or within the Project Site (for example landfills or impoundments); provided however, nothing in this subsection shall preclude Developer from using or reusing excavated soils as fill, backfill, or otherwise on the Project Site subject to the requirements of the NJDEP soil reuse policies and procedures.

(viii)                        Implement any required mitigation as a result of dredging, filling, use, encroachment, injury or damage to wetlands, or other natural resources on any portion of the Project Site.

(ix)                                Locate and remove as soon as practicable, or relocate on the Project Site to a location reasonably acceptable to the Authority, all Remediation Equipment and Hazardous Materials and other wastes generated at the Project Site, including soil piles and other visible evidence of Remediation, where their continued presence is unsightly, or constitutes an Developer Interference or health or safety hazard.

(x)                                   Promptly upon completion of any required Remediation or phase of Remediation, and if permitted by the NJDEP, fill and grade all test holes, close any monitoring well no longer required in connection with the Remediation in compliance with applicable Environmental Law, remove all associated Remediation Equipment, pave or repair any existing groundcover and regrade, seed, or landscape and otherwise restore the Project Site to the maximum extent practicable to the prior existing conditions consistent with any required Remediation.

(xi)                                Install all future wells in connection with the Remediation with flush mounting and locks.

(f)                                    The Authority shall reimburse the Developer for the Authority’s Environmental Remediation Contribution either through: (i) payment by the Authority to the Developer for the Authority’s Environmental Remediation Contribution arising out of the

Authority’s Environmental Responsibility within thirty (30) days from the date of receipt of all documentation supporting the Developer’s request for payment, or (ii) offsetting such amount from (A) the Development Rights Fee (to the extent the Ground Lease Closing Date has not occurred), or (B) to the extent that the Ground Lease Closing Date has occurred, any payments then due and payable or to be paid by the Developer during the term of this Agreement or the Ground Lease (including specifically and without limitation, the Ground Rent and/or the Developer PILOT Payments).  The amount of such offset shall be equal to the costs paid by the Developer to perform Remediation attributed to the Authority’s Environmental Responsibility (together with interest thereon until fully paid at the Overdue Rate, plus the reasonable and ordinary costs of collection, including without limitation, reasonable attorneys fees).  In the event that this Agreement is terminated pursuant to the terms hereof, as the case may be, and Developer has incurred Remediation costs that constitute a part of the Authority’s Environmental Remediation Contribution, then the Authority shall reimburse the Developer in accordance with Section 15.3(f)(i).  If at the time that the Developer is obligated to pay the Development Rights Fee, additional Remediation attributed to the Authority’s Environmental Responsibility is necessary, then the Authority shall deposit Five Hundred Thousand Dollars ($500,000) in escrow to be held by the Developer.  The Developer may draw from this amount to pay for Remediation costs until Remediation is completed and all NFAs are issued for the Project Site.  In the event that this initial escrow amount is depleted, the Authority shall deposit an additional amount of Five Hundred Thousand Dollars ($500,000) in escrow for reimbursement of costs incurred by the Developer that are the Authority’s Environmental Remediation Contribution.  The Authority shall be obligated to replenish the escrow fund, beyond the amounts specified above, on a continuous basis, in amounts as agreed to by the parties, until all NFAs are issued.  Any remaining balance held in escrow shall be returned to the Authority.

SECTION 15.4.  Historic Fill Material.  Notwithstanding anything in this Agreement to the contrary, in the event that the NJDEP determines that all or portions of the Project Site contains Historic Fill Material and that an engineering control in the form of a cap is appropriate Remediation for such material, then the costs for construction of such cap shall not constitute part of the Authority’s Environmental Remediation Contribution and shall be paid for by the Developer; provided however, that in the event that NJDEP determines that an area within Historic Fill Material requires Remediation other than capping, and such Remediation is not the Developer’s Environmental Responsibility, then the costs associated with such Remediation shall remain as the Authority’s Environmental Contribution.  Further, in the event that NJDEP determines that maintenance and monitoring activities are necessary in order to ensure protectiveness of the cap, then such activities shall be undertaken and paid for by the Developer.

SECTION 15.5.  Environmental Insurance.  (a) Contractor’s Environmental Liability Insurance.  (i) Developer shall cause the Project Contractors engaged for the Remediation and the contract(s) for construction of the Project Improvements, if Hazardous Material(s) exist where such improvements are proposed, to obtain, prepay in full for, and deliver to the Authority an environmental liability insurance policy(ies) reasonably acceptable to the Authority with respect to the Project Site for environmental investigation and clean-up costs for any releases of pollutants or contaminants, as defined in the policy(ies), that may occur on, over or under the Project Site or may be emitted, discharged or leaked from the Project Site resulting from the Remediation of the Project Site and construction of the Project Improvements or the applicable

Phase thereof.  The term of such policy(ies) shall commence upon the earlier of (A) Developer’s first acquisition of an interest in the Project Site or (B) commencement of the earlier of the Project Improvements and the Remediation, and continue until the issuance of the final Completion Certificate for the Project Improvements.  Such policy shall provide coverage (including legal defense costs) for bodily injury, property damage, and environmental cleanup costs on a claims-made basis, with a deductible or self-insured retention not greater than Twenty-Five Thousand Dollars ($25,000) per occurrence.  Such insurance policy shall be obtained from an insurer admitted to do business in New Jersey or a surplus lines insurer reasonably acceptable to the Authority.  Such insurance policy shall name the Authority Indemnified Parties and the Developer as additional named insured persons and shall require the written consent of the Authority for cancellation by the Developer.  The environmental liability insurance to be maintained pursuant to this Section 15.5(a) shall have occurrence limits of not less than $5,000,000 per occurrence and an aggregate of not less than $5,000,000.

(b)                                 Authority Approval.  The Authority shall have the right to reasonably approve the form and substance of all insurance policies required to be provided pursuant to this Section.

SECTION 15.6.  No Third-Party Rights.  Nothing in this Article 15 shall be deemed to create any rights of contribution or subrogation in any insurer or third party, or any third-party beneficiary rights, provided, however, such rights shall inure to Affiliates, as applicable.

SECTION 15.7.  Effect on Indemnities.  Nothing in this Article 15 shall alter or limit, or be deemed to alter or limit, the indemnities of the Parties as provided in Article 17 hereof.

SECTION 15.8.  Survival.  The provisions of this Article 15 shall survive the termination of this Agreement and shall expire fifteen (15) years after the Developer has provided the Authority with an NFA or NFAs for the entire Project Site and a covenant not to sue, if applicable, under ISRA; provided however, that if this Agreement is terminated, then the Developer’s obligation to perform Remediation under this Agreement that arises out of the Authority’s Environmental Responsibility or relates to capping Historic Fill  Material, as well as maintaining and monitoring such cap, shall likewise terminate and the Authority shall within thirty (30) days of receipt of all documentation from Developer evidencing incurrence of Remediation costs reimburse the Developer for all such costs that are the Authority’s Environmental Remediation Contribution.  Notwithstanding anything herein to the contrary, the Authority’s Environmental Remediation Contribution shall not include costs associated with capping Historic Fill Materials.  Notwithstanding termination of this Agreement, the Developer shall be obligated to complete Remediation associated with the Developer’s Environmental Responsibility.  The foregoing provisions shall be equally applicable with respect to any Component (or Phase thereof) upon provision by the Developer of an NFA for such Component (or Phase thereof) and a covenant not to sue, if applicable, with respect to such Component (or Phase).

SECTION 15.9.  Environmental Representations and Warranties by the Authority.  Except as set forth in Schedule 15.9 hereof, the Authority hereby represents and warrants that, to the best of its knowledge:

(i)                                     The Sports Complex is not in violation of any Environmental Law.

(ii)                                  The Authority does not own, operate or lease any property which a Governmental Body has demanded to be Remediated of any Hazardous Material and which has not been Remediated of such Hazardous Material.

(iii)                               There is no federal or State lien as referred to in CERCLA, the Spill Act or similar law that has attached to the Authority property.

(iv)                              Except for Remediation undertaken by the Authority and funded by the federal or State Government, there has been no federally or State funded removal or remedial action at the Sports Complex.

(v)                                 No Section 104 information request or similar request under applicable State law, such as the Spill Act, has been issued to the Authority pertaining to the Sports Complex.

(vi)                              The Authority has not received written notice of intention to commence suit pertaining to the Sports Complex pursuant to the New Jersey Environmental Rights Act, N.J.S.A. 2A:35A-1, et seq., the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1, et seq., (as amended by the Clean Water Enforcement Act, P.L. 1990, c. 38) or the Federal Water Pollution Act, 33 U.S.C. §1251 et seq.

(vii)                           With the exception of applications filed for Development Approvals relating to the Project, there are no pending applications for any environmental approvals or permits with respect to the Project Site or the business conducted at the Project Site.

(viii)                        No underground storage tank exists on the Project Site.

ARTICLE 16

REPRESENTATIONS AND WARRANTIES

SECTION 16.1.  Representations and Warranties by Developer.  (a) Developer hereby represents and warrants the following to the Authority for the purpose of inducing the Authority to enter into this Agreement and to consummate the transactions contemplated hereby, all of which shall be true as of the date hereof:

(i)                                     Formation.  Developer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business under the laws of the State of New Jersey, and has all requisite partnership power and authority to carry on its business as now conducted and as contemplated by this Agreement will be conducted, and to enter into and perform its obligations under this Agreement.

(ii)                                  Partners.  As of the Effective Date, (A) Meadowlands Mills Limited Partnership and Mack-Cali Meadowlands Special L.L.C. are general partners of the

Developer, with Meadowlands Mills Limited Partnership, the managing general partner of the Developer, and (B) Meadowlands Mills Limited Partnership and Mack-Cali Meadowlands Entertainment L.L.C. are the limited partners of Developer.

(iii)                               Legal Authority; Power.  Developer has the legal power, right and authority to (A) enter into this Agreement and the instruments and documents referenced herein to which Developer is a party, (B) consummate the transactions contemplated hereby, (C) take any steps or actions contemplated hereby, and (D) perform its obligations hereunder.

(iv)                              Execution; No Violation.  This Agreement has been duly executed by Developer, and is valid and legally binding upon Developer and enforceable in accordance with its terms on the basis of the laws presently in effect and the execution and delivery hereof and will not violate the limited partnership agreement or other formation or operating documents of the Developer or result in a breach or constitute a default under or violate the terms of any indenture, agreement or other material instrument to which Developer is a party or by which the Developer or its material assets may be bound or affected.

(v)                                 No Pending Litigation.  There is no pending, or to the best of Developer’s knowledge (after reasonable inquiry) threatened, litigation that would prevent Developer from performing its duties and obligations hereunder or have a material adverse effect on the financial condition or business of the Developer.  There are no outstanding judgments against the Developer that would have a material adverse affect upon the assets or property of the Developer or which would materially impair or limit the ability of the Developer to enter into or carry out the transactions contemplated by this Agreement.

(vi)                              Financial Matters.  Developer has the capability of obtaining the requisite debt and equity financing in an amount sufficient for the construction, development and operation of the Entertainment/Retail Component.

(vii)                           No Conflict.  This Agreement is not prohibited by and does not conflict with any agreements, instruments, judgments or decrees to which the Developer is a party or is otherwise subject.

(viii)                        No Violation of Laws.  The Developer has received no notice as of the date of this Agreement asserting any non-compliance in any material respect by the Developer with applicable statutes, rules and regulations of the United States of America, the State of New Jersey, the State of Virginia or of any other state, municipality or agency.  The Developer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority which is in any respect material to the transactions contemplated hereby.

(ix)                                No Speculation.  Developer’s undertakings pursuant to this Agreement are for the purpose of development of the Project and the Project Site and not for speculation in land holding.

(x)                                   Project Documents.  The Conceptual Site Plan, Preliminary Traffic and Infrastructure Sequencing Plan, Preliminary Project Sequencing Plan, the Final Traffic and Infrastructure Improvements, the Estimated Wetlands Restoration Amount all as set forth on the exhibits and schedules attached hereto and incorporated herein are based upon reasonable assumptions and fairly present to the Authority the subject matter thereof.

SECTION 16.2.  Representations and Warranties by Authority.  (a) The Authority hereby represents and warrants the following to Developer for the purpose of inducing Developer to enter into this Agreement and to consummate the transactions contemplated hereby, all of which shall be true as of the date hereof:

(i)                                     Formation.  The Authority is an instrumentality of the State of New Jersey, and under the Enabling Legislation has all requisite power and authority to enter into and perform its obligations under this Agreement.

(ii)                                  Legal Authority; Power.  The Authority has the legal power, right and authority to (A) enter into this Agreement and the instruments and documents referenced herein to which the Authority is a party, (B) consummate the transactions contemplated hereby, (C) take any steps or actions contemplated hereby, and (D) perform its obligations hereunder.  The Enabling Legislation provides the Authority with sufficient right and power to carry out the Authority’s obligations set forth in the Agreement and the terms and conditions and the respective rights and obligations of the Parties set forth herein are consistent with the Enabling Legislation.

(iii)                               Execution; No Violation or Conflict.  This Agreement has been duly executed by the Authority and is valid and legally binding upon the Authority and enforceable in accordance with its terms on the basis of laws presently in effect and the execution and delivery hereof and will not violate the Enabling Legislation, by-laws or other regulations or documents governing the actions of the Authority or result in a material breach or constitute a material default under or violate the terms of, or conflict with, any indenture, agreement or other instrument to which the Authority is a party or by which the Authority or its material assets may be bound or affected.

(iv)                              No Developer Interference.  The Existing Sports Complex Agreements are the only agreements relating to the use of the Sports Complex facilities in existence as of the Effective Date.  Based upon the Conceptual Site Plan attached hereto as Schedule 6.1(b), and in light of the activities described in the Preliminary Project Sequencing Plan and the Preliminary Traffic and Infrastructure Sequencing Plan, the provisions of the Existing Sports Complex Agreements do not and will not, to the best of the Authority’s knowledge (after diligent inquiry), conflict with the respective rights, duties and obligations of the Parties under this Agreement, nor do such Existing Sports Complex Agreements limit or preclude the Parties’ ability to carry out and perform their respective rights and obligations under this Agreement.

(v)                                 No Pending Litigation.  Except for the matters disclosed on Schedule 16.2(v) hereof, there is no pending, or to the best of the Authority’s knowledge (after reasonable inquiry) threatened, litigation that would prevent the Authority from performing its duties and obligations hereunder or have a material adverse effect on the financial condition or activities of the Authority.  There are no outstanding judgments against the Authority that would have a material adverse effect upon the Project Site or which would materially impair or limit the ability of the Authority to enter into or carry out the transactions contemplated by this Agreement.

(vi)                              No Violation of Laws.  The Authority has received no notice as of the date of this Agreement asserting non-compliance in any material respect by the Authority with applicable statutes, rules or regulations of the United States of America, the State of New Jersey, or of any other state, municipality or agency.  The Authority is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority which is in any respect material to the transactions contemplated hereby.

SECTION 16.3.  Indemnification.  This Article shall be subject to the provisions of Section 17.6 and Section 17.7 hereof.

SECTION 16.4.  Incorporation into Agreements.  The representations and warranties set forth in this Article 16 shall be incorporated into the Ground Lease, each Component Lease, and each Component Agreement with such modifications as the context shall require.

ARTICLE 17

INSURANCE; INDEMNIFICATION

SECTION 17.1.  Developer Insurance.  (a) At all times during the term of this Agreement and the Ground Lease, as applicable, Developer shall maintain or cause to be maintained at its own cost and expense or at the cost and expense of its subcontractors, insurance in the form and amounts detailed herein.  All policies shall be placed with insurers reasonably acceptable to Authority, and be rated at least “A” with a financial size category of at least “X” by A.M. Best & Co.

(b)                                 All insurance provided by Developer or its subcontractors, as required by this Article, shall have the Authority added as an additional insured, except for workers compensation and insurance against damage to the Project Site and or the Project by fire or other risk.

(c)                                  Developer shall procure policies for all such insurance for periods of not less than one year and shall deliver to Authority certificates or memoranda and copies of such policies with evidence of the payment of premiums thereon and shall procure renewals thereof from time to time at least thirty (30) days before the expiration thereof.  See Sections 17.2-.4 hereof for the type of policies to be obtained.  All policies placed pursuant to this Agreement shall contain provisions that they may not be canceled or materially changed without thirty (30) days prior written notice to Authority.

(d)                                 All premiums on policies referred to in this Agreement shall be paid by Developer.  Certificates representing such policies shall be delivered to the Authority’s Vice

President of Risk Management immediately upon receipt from the insurance company or companies.  Certificates and copies of new or renewal policies replacing any policies expiring during the term hereof shall be delivered to Authority at least thirty (30) days before the date of expiration, together with proof satisfactory to Authority that the premiums have been paid by Developer.  Premiums on policies shall not be financed in any manner whereby the lender, on default or otherwise, shall have the right or privilege of surrendering or canceling the policies, provided however, that Developer may pay premiums in installments so long as same does not constitute a default under any Project Indebtedness.

(e)                                  If the Developer shall have secured and maintained the policies of insurance described in this Section in the limits set forth in Section 17.2, Section 17.3 or Section 17.4, as the case may be, and the proceeds of such insurance shall be insufficient to pay the entire cost of the rebuilding, restoration, repair, replacement and alteration work required by the Developer pursuant to this Section, the excess cost shall be borne by Developer.

(f)                                    Developer shall not carry separate insurance (other than personal injury liability insurance) concurrent in form or contributing in the event of loss with that required by this Agreement to be furnished or which may reasonably be required to be furnished by Developer.

(g)                                 Subject to the provisions of this Agreement with respect to Interference and use of the Arena and Arena Site, and except to the extent otherwise provided in the Construction Management Agreement, the Project Operating Agreement and the Declaration, Developer shall be responsible for maintaining the Project Site and the Project in a safe and secure condition at all times.  Developer shall ensure compliance with all federal, State, county and municipal laws, rules and regulations having jurisdiction over the Project Site and/or the Project.

(h)                                 In the event any item of insurance required to be procured by Developer hereunder is not available, or is not available at commercially reasonable rates,  Developer may propose a modification of such requirement and provide the reasons therefore in writing to Authority.  Authority may, at its sole discretion, waive or modify any provision hereunder in light of such request.

(i)                                     If at any time any of the policies shall be or become unsatisfactory to Authority, acting in a reasonable manner, as to form and substance, or if any of the insurers issuing such policies shall be or become unsatisfactory to Authority, acting in a reasonable manner, Developer, upon the written request of the Authority, shall promptly attempt to obtain a new and satisfactory policy in replacement.  With respect to all insurance required to be obtained pursuant to this Agreement, Authority will not find a policy issued by a satisfactory insurer to be unsatisfactory as to form and substance unless it contains an exclusion or omission of coverage not generally included in policies issued for similar projects.  Without limiting the generality of the provisions of this Section, from time to time during the term hereunder, but not more than once every three (3) years, Authority, acting in a reasonable manner, shall have the right to require Developer to raise the limits of the various liability coverages set forth in this section, or to require insurance against other insurable hazards, and Developer shall comply or cause compliance with, any such reasonable request.

(j)                                     Developer shall be responsible for the payment of all amounts not paid by the insurers that issue policies required by Sections 17.2, 17.3 and 17.4 by reason of deductibles, self-insured retentions and aggregate and per-occurrence limits.

SECTION 17.2.  Developer’s Insurance Obligations During the Pre-Construction Period.  Prior to or simultaneous with the execution of this Agreement, the Developer shall deliver to the Authority’s Vice President of Risk Management, certificates of insurance evidencing the insurance policies described in this Section 17.2 and copies of such policies.  The Parties acknowledge that applicable insurance requirements and the certificates thereto have previously been delivered to the Authority pursuant to the Right of Entry Agreement.  These insurance coverages shall remain in effect until the OCIP referenced in Section 17.3 has been reviewed and approved by the Authority (in the exercise of its reasonable discretion).  These insurance requirements apply to all Project Professionals that are retained subsequent to the execution of this Agreement. The Developer shall thereafter deliver certificates evidencing renewal of each policy on or before the date of certificate expiration.

(i)                                     Primary commercial general liability insurance (including contractual coverage) with limits not less than $1,000,000 per occurrence and $1,000,000 in the aggregate, with a $150,000 deductible.

(ii)                                  Excess liability insurance with limits not less than $10,000,000 per occurrence and $10,000,000 in the aggregate providing defense and indemnity immediately upon exhaustion of the underlying primary coverage.  The coverage of the excess liability  policy shall follow the form or otherwise correspond to the form of the primary policy.

(iii)                               Worker’s compensation insurance in accordance with statutory requirements.

(iv)                              Automobile liability insurance providing coverage of not less than $1,000,000 combined single limit for bodily injury and property damage arising out of ownership or use of any vehicle whether or not owned.

SECTION 17.3.  Developer’s Insurance Obligations During The Construction Period.  (a) At all times during the Construction Period, and until the Project is Completed, Developer shall maintain or cause to be maintained at its own cost and expense, the following kinds and the following amounts of insurance with respect to the Project. With regard to Section 17.3(a)(i), (ii) and (iv) below, it is the intent of the Developer to obtain an owner controlled insurance program (OCIP) or an equivalent managed insurance program, subject to availability of pertinent coverages/policies, the ultimate design of which will be subject to review and  approval by the Authority.  The OCIP shall be obtained and delivered to the Authority for review within forty-five (45) days following the Effective Date.  The amount of deductible for each policy will be agreed upon by the Parties prior to the inception of the OCIP.  The Developer agrees that the OCIP (or similarly managed insurance program) will be specific to the Project and will not be sharing limits with other projects.

(i)                                     Commercial General Liability (CGL) in an amount not less than $2,000,000 per occurrence.  The policy shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury and pollution incidents arising from pollutants that are brought on or to the Project Site in connection with construction operations and liability assumed under an insured contract including, but not limited to this Agreement and the Ground Lease.

(ii)                                  Umbrella and/or Excess Liability insurance sufficient to provide total liability limits of $50,000,000 for General Liability, Auto Liability and Employer’s Liability.  The coverage of the excess liability policy shall follow the form or otherwise correspond to the form of the primary policy.

(iii)                               Automobile liability insurance for all owned, non-owned and hired vehicles insuring against bodily injury, including death, and property damage in an amount not less than $1,000,000 per occurrence.

(iv)                              Statutory Worker’s Compensation coverage including Employer’s Liability limits of not less than $1,000,000 each accident for bodily injury by accident and $1,000,000 per employee for bodily injury by disease.

(v)                                 Builder’s Risk insurance covering improvements to the site in an amount not less than the full-completed value of the Project.  The policy shall be written on an “All Risk” form and provide coverage for the perils of Flood and Earthquake, separately in an amount not less than $25,000,000.  The policy shall include,  coverage for debris removal, demolition and increased cost of construction, interruption by civil or military authority and ingress/egress.

(vi)                              Boiler & Machinery insurance covering all boilers and mechanical equipment when connected and ready for use and following electrical, hydrostatic, pneumatic or gas pressure acceptance tests, in an amount not less than $25,000,000.

(vii)                           Coverage offered under the Federal Terrorism Risk Insurance Act of 2002 shall be required, in an amount not exceeding the requirements of the Project Lenders.

(viii)                        Owners Protective Professional Indemnity insurance with a minimum limit of $4,000,000 for each claim and annual aggregate applicable solely to the Project.  The policy shall be endorsed to provide for an extended reporting period on claims for three (3) years past the Final Completion Date and shall include Authority Indemnified Parties as additional insureds.  The Developer shall also furnish (or cause to be furnished) to the Authority evidence reasonably satisfactory to the Authority that any Project Professional with whom it has contracted for the design of the Project carries errors and omissions insurance, with a minimum limit of $1,000,000 for each claim and annual aggregate.

The Developer agrees to cause each of the design Project Professionals to name the Authority as additional insured on the respective Project Professionals’ errors and omissions insurance.

(b)                                 Developer shall obtain performance and payment bonds from the Project Contractors in an amount not less that 100% of the full contract value awarded for any and all improvement to the premises. In lieu of bonds, Developer may use Subguard insurance policy.

SECTION 17.4.  Developer’s Insurance Obligations During Post-Construction Period.  It is the intention of the Developer to design the OCIP described in Section 17.3(a) hereof to roll over into the Master Insurance Program at Final Completion of the Project.  The amount of deductible of each policy will be agreed upon by the Parties prior to completion of the OCIP.  The Master Insurance Program, which shall be maintained by the Developer, at its own cost and expense, at all times through the Post-Construction Period until expiration or early termination of the Ground Lease, will include the following policies with respect to the Project:

(i)                                     Commercial General Liability (CGL) in an amount not less than $1,000,000 per occurrence.  CGL insurance shall cover liability arising from premises, operations, independent contractors, product-completed operations, personal injury and advertising injury and liability assumed under an insured contract including, but not limited to, this Agreement and the Ground Lease.

(ii)                                  Automobile liability insurance for all owned, non-owned and hired vehicles insuring against bodily injury, including death, and property damage in an amount not less than $1,000,000 per occurrence.

(iii)                               Statutory Worker’s Compensation coverage including Employer’s Liability limits of not less than $1,000,000 each accident for bodily injury by accident and $1,000,000 per employee for bodily injury by disease.

(iv)                              Umbrella and/or Excess Liability insurance sufficient to provide total liability limits of $100,000,000 for General Liability, Auto Liability, Employer’s Liability.  The coverage of the excess liability policy shall follow the form or otherwise correspond to the form of the primary policy.

(v)                                 Property insurance on all buildings, structures, improvements and betterments fixtures, machinery, apparatus and business personal property owned by Developer in an amount not less than the full replacement cost of the insured property.  The policy shall be written on an “All Risk” form and provide coverage for the peril of Flood and Earthquake, separately in an amount not less than $25,000,000.  The policy shall include coverage for debris removal, demolition and increased cost of construction, interruption by civil or military authority and ingress/egress.

(vi)                              Business Interruption, Extra Expense or Loss of Rents insurance in such amounts as shall be reasonably required by the Developer’s Project Lenders.

(vii)                           Boiler & Machinery insurance covering all boilers and mechanical equipment when connected and ready for use and following electrical, hydrostatic, pneumatic or gas pressure acceptance tests, in an amount not less than $25,000,000.

(viii)                        Coverage available under the Federal Terrorism Risk Insurance Act of 2002 shall be required.

(ix)                                Garagekeeper’s liability insurance with aggregate and per occurrence limits of at least $1,000,000.

SECTION 17.5.  Authority Insurance.  (a) At all times during the Construction Period and until Completion of the Project, the Authority shall maintain or cause to be maintained at its own cost and expense, the types and amounts of insurance with respect to the Meadowlands Complex and the Authority’s operations, as described below, with such variations as shall reasonably be required to conform with customary insurance practice.

(b)                                 The Authority shall furnish the Developer with satisfactory proof that it has obtained the insurance described below from insurance companies or underwriters licensed in the State of New Jersey.  Except for the coverages to be maintained in connection with subsections (i) and (iii) below, the Developer shall be named as an additional insured under the policies listed below.  The Authority shall furnish to the Developer certificates for such insurance showing the type, amount and class of operations insured, and the effective and expiration dates of the policies.  The certificates shall be submitted promptly upon execution of this Agreement.  Specific reference to this Agreement shall be made in all policies.  All insurance certificates provided by the Authority hereunder shall stipulate that the insurance will not be changed or cancelled without giving at least sixty (60) days’ prior written notice to the Developer by certified mail or other commercially acceptable means that provides a receipt as evidence of delivery.

(i)                                     The Authority will maintain, at its expense, commercial property insurance including boiler and machinery coverage on all of its owned buildings and contents as well as on property of others that its contractually obligated to insure. The limits of insurance will be in an amount equal to the replacement value of the buildings and contents owned and the property of others but not greater than $500,000,000. The amount of the deductible maintained, if any, will be based on the impact the deductible has on the insurance premium.  The insurance policy will be issued by an insurance company that has an A rating by AM Best.

(ii)                                  The Authority will maintain, at its expense, commercial general liability and automobile Insurance in limits of $1,000,000 combined single limits for primary exposures and $100,000,000 in excess of the primary policy. The amount of the deductible maintained, if any, will be based on the impact the deductible has on the insurance premium. The insurance policy will be issued by an insurance company that has an A rating by AM Best.  Developer shall be named by endorsement as an additional insured in these policies with respect to occurrences arising from the Authority’s operations at the Sports Complex that are not within the Project Site.

(iii)                               The Authority, at its option, will either maintain workmen’s compensation insurance, in statutory limits, or self insure for workmen’s compensation exposures with a retention not greater than $500,000.  Excess workers compensation insurance will be obtained for exposures in excess of the retention.

SECTION 17.6.  Developer Indemnification.  (a) Indemnification by Developer.  The Developer (or the applicable Component Entity, as the case may be) covenants and agrees, at its sole expense, to indemnify, protect, defend and hold the Authority Indemnified Parties harmless from and against all direct and actual (but not arising out of the negligence or misconduct of the Authority or any Authority Indemnified Party), liability, losses, damages, demands, costs, claims, actions, or expenses (including attorneys’ fees and court costs) arising out of, directly resulting in the failure to perform its obligations under or breach of the terms of Sections 3.7, 4.2, 5.3, 10.1, 10.3, 11.11, and 16.1 and Article 20 of this Agreement (each constituting a breach of “Developer Indemnified Claim”).

(b)                                 Implementation of Developer Indemnification Obligations.  In any situation in which the Authority Indemnified Parties are entitled to receive and desire defense and/or indemnification by the Developer (or the applicable Component Entity, as the case may be) for a Developer Indemnified Claim, the Authority Indemnified Parties shall give prompt notice of such Developer Indemnified Claim to the Developer (or the applicable Component Entity, as the case may be).  Failure to give prompt notice to the Developer (or the applicable Component Entity, as the case may be) shall not relieve the Developer (or the applicable Component Entity, as the case may be) of any liability to indemnify the Authority Indemnified Parties, unless such failure to give prompt notice materially impairs the Developer’s (or the applicable Component Entity, as the case may be) ability to defend or materially increases cost due to such delay.  Upon receipt of such notice, the Developer (or the applicable Component Entity, as the case may be) shall resist and defend any action or proceeding arising out of any Developer Indemnified Claim on behalf of the Authority Indemnified Parties, including the employment of a counsel reasonably acceptable to the Authority Indemnified Parties, and the payment of all expenses incurred by the Developer (or the applicable Component Entity, as the case may be) in connection therewith.  The Developer (or the applicable Component Entity, as the case may be) shall have the right to negotiate and consent to settlement of any Developer Indemnified Claim, subject to Approval of the Authority.  All of the Authority Indemnified Parties shall have the right to employ separate counsel in any action arising out of any Developer Indemnified Claim and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of the Indemnified Party unless the employment of such counsel is specifically authorized by the Developer (or the applicable Component Entity, as the case may be), which authorization may be withheld in the Developer’s reasonable discretion.  The Developer (or the applicable Component Entity, as the case may be) shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of the Developer (or the applicable Component Entity, as the case may be) or if there is a final judgment against the Developer (or the applicable Component Entity, as the case may be) in any such action, the Developer (or the applicable Component Entity, as the case may be) agrees to defend, indemnify and hold harmless the Authority Indemnified Parties from and against any loss or liability by reason of settlement or judgment of a Developer Indemnified Claim.

(c)                                  Survival.  This indemnity by the Developer shall survive the expiration or termination of this Agreement and Completion of the Project.

(d)                                 Limitation.  Notwithstanding anything herein to the contrary, the duty of the Developer hereunder to pay any Developer Indemnified Claim shall be reduced by the amount the Authority recovers from any third party regarding such Developer Indemnified Claim.

SECTION 17.7.  Authority Indemnification.  (a) Indemnification by Authority.  Authority covenants and agrees, at its sole expense, to indemnify, protect and hold the Developer Indemnified Parties (which shall also include any Component Entity which has executed a Component Lease and Component Agreement) harmless from and against all direct and actual (but not arising out of the negligence or misconduct of the Developer or any Developer Indemnified Party), liability, losses, damages, demands, costs, claims, actions or expenses (including attorneys’ fees and court costs) arising out of, directly resulting from the Authority’s actions or inactions with respect to perform any of its obligations under or breach of the terms of Sections 3.7, 4.2, 5.3, 10.1, 10.3, 11.11 and 16.2 and Article 20 of this Agreement (each constituting an “Authority Indemnified Claim”).

(b)                                 Implementation of Authority Indemnification Obligations.  In any situation in which the Developer Indemnified Parties are entitled to receive and desire defense and/or indemnification by the Authority for an Authority Indemnified Claim, the Developer Indemnified Parties shall give prompt notice of such Authority Indemnified Claim to Authority.  Failure to give prompt notice to Authority shall not relieve the Authority of any liability to indemnify the Developer Indemnified Parties, unless such failure to give prompt notice materially impairs Authority’s ability to defend.  Upon receipt of such notice, the Authority shall resist and defend any action or proceeding arising out of any Developer Indemnified Claim on behalf of the Developer Indemnified Parties, including the employment of counsel reasonably acceptable to the Developer Indemnified Parties, the payment of all expenses and the right to negotiate and consent to settlement of any Authority Indemnified Claim.  All of the Developer Indemnified Parties shall have the right to employ separate counsel in any action arising out of any Developer Indemnified Claim and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of the indemnified party unless the employment of such counsel is specifically authorized by the Authority, which authorization shall not be unreasonably withheld or delayed.  The Authority shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of Authority or if there is a final judgment against Authority in any such action, Authority agrees to defend, indemnify and hold harmless the Developer Indemnified Parties from and against any loss or liability by reason of such settlement or judgment of an Authority Indemnified Claim.

(c)                                  Survival.  This indemnity by the Authority shall survive the expiration or termination of this Agreement and Completion of the Project.

(d)                                 Limitation. Notwithstanding anything herein to the contrary, the duty of the Authority hereunder to pay any Authority Indemnified Claim shall be reduced by the amount that the Developer recovers from any third party regarding such Authority Indemnified Claim, and shall be payable only from the Development Rights Fee, the Ground Rent or Developer PILOT Payments.

ARTICLE 18

EVENTS OF DEFAULT AND REMEDIES

SECTION 18.1.  Events of Default By Developer.  Any one or more of the following shall constitute a “Developer Event of Default” hereunder, unless such event results from the occurrence of a Force Majeure Event:

(i)                                     Breach of Covenant.  Failure of Developer to observe and perform any material covenant, condition or agreement in this Agreement or any Project Agreement (including without limitation, the Right of Entry Agreement) and continuance of such failure for a period of thirty (30) days, after receipt by Developer of written notice from the Authority specifying the nature of such failure and requesting that such failure be remedied; provided, however, if the breach of any such covenant, condition or agreement is one that cannot be substantially remedied within the thirty (30) days after such written notice has been given, it shall not be an Event of Default as long as Developer is proceeding with due diligence to remedy the same as soon as practicable.

(ii)                                  Insolvency.

(A)                              Developer shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets;

(B)                                a custodian shall have been legally appointed with or without consent of the Authority;

(C)                                Developer shall have made a general assignment for the benefit of creditors, or shall have filed a voluntary petition in bankruptcy or a petition or an answer seeking an arrangement with creditors or has taken advantage of any insolvency law;

(D)                               Developer shall have filed an answer admitting the material allegations of a petition in any bankruptcy or insolvency proceeding;

(E)                                 Developer shall take any action for the purpose of affecting any of the foregoing;

(F)                                 a petition in bankruptcy shall have been filed against Developer and shall not have been dismissed for a period of ninety (90) consecutive days;

(G)                                an order for relief shall have been entered with respect to or for the benefit of Developer under the Bankruptcy Code; or

(H)                               an order, judgment or decree shall have been entered, without the application, approval or consent of subject party by any court of competent jurisdiction appointing a receiver, trustee, custodian or liquidator of Developer or a substantial part of its assets and such order, judgment or decree shall have continued unstayed and in effect for any period of ninety (90) consecutive days.

(iii)                               Liens; Assessments.  Subject to the Developer’s right of offset, as provided in Section 3.3 and Section 5.3(b) hereof, Developer shall fail to pay any Developer PILOT Payments when due, or shall place thereon any encumbrance or lien unauthorized by this Agreement, or shall suffer any levy or attachment to be made, or any materialmen’s or mechanics’ lien, or any other unauthorized encumbrance or lien to attach (other than a Permitted Lien or Project Indebtedness) and such encumbrance or lien is not removed, insured over, bonded or discharged or other provision reasonably satisfactory to the Authority made for such payment, removal, or discharge, within sixty (60) days after written demand by the Authority to do so.

(iv)                              Fraud, Willful Misconduct.  A final, non-appealable decision or other determination by a court of competent jurisdiction that Developer, a partner of Developer or an Affiliate of either, has engaged in fraud in the inducement of this Agreement, the Ground Lease and/or any Project Agreement, or willful misconduct with respect to the Project and such determination results in a Material Adverse Effect to the Authority.

(v)                                 To the extent that the Developer has been released from further obligations under the Ground Lease by reason of the assignment and assumption of the Developer’s obligations hereunder pursuant to the terms of a Component Agreement and Component Lease by a Component Entity, the Authority shall look solely to the performance of the Component Entity for performance of the duties and obligations set forth in this Agreement with respect to the Component that is the subject of such Component Agreement and Component Lease arising after the effective date of the Component Agreement.  As such, the occurrence of an “event of default” under a Component Agreement and a Component Lease shall (1) have no effect on the rights or obligations of the Developer under the terms of this Agreement or the Ground Lease with respect to those Components that have not been released, and (2) shall not constitute a Developer Event of Default hereunder, and the occurrence of a Developer Event of Default under this Agreement or an “event of default” under the Ground Lease with respect to those Components that have not been released shall have no effect on the rights or obligations of the other Component Entities under the terms of their respective Component Agreements and Component Leases and shall not constitute an event of default thereunder.

SECTION 18.2.  Events of Default by Authority.  Any one or more of the following shall constitute an “Authority Event of Default” hereunder, unless such event results from the occurrence of a Force Majeure Event:

(i)                                     Breach of Covenant. Failure of Authority to observe and perform any material covenant, condition or agreement in this Agreement or any Project Agreement and (i) continuance of such failure for a period of thirty (30) days, after receipt by Authority of written notice from the Developer specifying the nature of such failure and requesting that such failure be remedied; provided however, if the breach of any such covenant, condition or agreement is one that cannot be completely remedied within the thirty (30) days after such written notice has been given, it shall not be an Event of Default as long as Authority is proceeding with due diligence to remedy the same as soon as practicable.

(ii)                                  Failure to Deliver Approval.  Failure by the Authority to deliver any consent or Approval required to be delivered by the Authority within the time frame specified in this Agreement or any Project Agreement, and such failure shall continue for a period of fifteen (15) days after written notice from the Developer.  The Developer shall be precluded from sending any notice of an Authority Event of Default resulting from failure by the Authority to deliver any consent or Approval required to be delivered, as provided above, until the Developer has provided a written notice (a “Caution Notice”) to the Authority cautioning that the Authority’s failure to deliver the required consent or Approval will result in the occurrence of an Authority Event of Default.  Such Caution Notice shall provide the date by which such consent or Approval shall be delivered (which shall not be less than five (5) but more than ten (10) days following the date of such Caution Notice) by the Authority in order to avoid the occurrence of an Authority Event of Default described in this Section 18.2(ii).

(iii)                               Insolvency.

(A)                              the Authority shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets under the applicable provisions of the Bankruptcy Code or is unable to meet its financial obligations, as they become due;

(B)                                a custodian shall have been legally appointed with or without consent of the Developer;

(C)                                Authority shall have made a general assignment for the benefit of creditors, or shall have filed a voluntary petition in bankruptcy or a petition or an answer seeking an arrangement with creditors or has taken advantage of any insolvency law;

(D)                               the Authority shall have filed an answer admitting the material allegations of a petition in any bankruptcy or insolvency proceeding;

(E)                                 the Authority shall take any action for the purpose of affecting any of the foregoing;

(F)                                 a petition in bankruptcy shall have been filed against the Authority and shall not have been dismissed for a period of ninety (90) consecutive days;

(G)                                an order for relief shall have been entered with respect to or for the benefit of the Authority under the Bankruptcy Code; or

(H)                               an order, judgment or decree shall have been entered, without the application, approval or consent of subject party by any court of competent jurisdiction appointing a receiver, trustee, custodian or liquidator of the Authority or a substantial part of its assets and such order, judgment or decree shall have continued unstayed and in effect for any period of ninety (90) consecutive days.

(iv)                              Fraud, Willful Misconduct.  A final, non-appealable decision or other determination by a court of competent jurisdiction that the Authority or any Authority Indemnified Party has engaged in fraud in the inducement of this Agreement, the Ground Lease and/or any Project Agreement, or willful misconduct and such determination results in a Material Adverse Effect to the Project.

SECTION 18.3.  Force Majeure Events.  Notice by the Party claiming the occurrence of a Force Majeure Event shall be sent to the other Party in accordance with the terms hereof as soon as commercially practicable after actual notice of such occurrence has been received by the Party claiming the occurrence of such Force Majeure Event, and the failure to deliver such notice by either Party in accordance with the terms hereof shall constitute a waiver of the Force Majeure Event.  During any Force Majeure Event that affects the Project (or any Component thereof) or the performance of any material obligation under this Agreement, the Parties shall continue to perform their respective obligations with respect to the unaffected portions of the Project and/or Components thereof.  Notwithstanding the foregoing, the unavailability of funds for payment of the costs of the Project shall not constitute a Force Majeure Event.  The existence of a Force Majeure Event shall not prevent a Party from declaring the occurrence of an Event of Default by the Party relying on such Force Majeure Event provided that the event that is the basis of the Event of Default is not a result of the Force Majeure Event.

SECTION 18.4.  Limited Remedies of Authority Upon Developer Event of Default.  Subject to the provisions of Section 8.2 hereof relating to termination of this Agreement prior to the Ground Lease Closing Date and subject to the provisions of Section 18.6 hereof, the Authority may pursue all remedies at law or in equity upon the occurrence of a Developer Event of Default including, without limitation, termination of this Agreement.

SECTION 18.5.  Limited Remedies of Developer Upon Authority Event of Default.  Subject to the provisions of Section 18.6 hereof, the Developer may pursue all remedies at law or in equity upon the occurrence of an Authority Event of Default including, without limitation, termination of this Agreement.

SECTION 18.6.  Limitation on Damages.  (a) Notwithstanding the provisions of this Article 18 to the contrary, the liability of the Developer (as a result of the occurrence of a Developer Event of Default) and/or the liability of the Authority (as a result of the occurrence of an Authority Event of Default) shall be limited to the actual damages incurred by the non-defaulting Party and in no event shall the defaulting Party be liable to the non-defaulting Party for economic or consequential damages.  In furtherance of the foregoing, the non-defaulting Party shall execute a written release evidencing such Party’s release of the non-defaulting Party for any and all claims for economic or consequential damages.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, neither the partners, members nor officers, directors or employees (disclosed or undisclosed) of the Developer shall be liable or responsible for payment of moneys, liabilities or obligations due to the Authority under this Agreement and the Authority shall look solely to the assets of the Developer for satisfaction of any remedy provided under this Agreement or for payments of any amounts due as a result of the occurrence of a Developer Event of Default.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, neither the partners nor officers, directors or employees of the Authority shall be liable or responsible for payment of moneys due to the Developer under this Agreement and the Developer shall look solely to the assets of the Authority for satisfaction of any remedy provided under this Agreement or for payments of any amounts due as a result of the occurrence of an Authority Event of Default.

SECTION 18.7.  Failure or Delay.  Except as otherwise expressly provided in this Agreement, any failure or delay by either Party in asserting any of its rights or remedies as to any default, shall not operate as a waiver of any default, or of any such rights or remedies, or deprive either such Party of its right to institute and maintain any actions or proceedings that it may deem necessary to protect, assert or enforce any such rights or remedies.

SECTION 18.8.  Remedies Cumulative.  Except as expressly provided herein to the contrary, (i) no remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise, and (ii) the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

ARTICLE 19

MINORITY PARTICIPATION;

NON-DISCRIMINATION; DISCLOSURES

SECTION 19.1  Developer Affirmative Action Obligations.  With respect to affirmative action, Developer shall use diligent and commercially reasonable efforts to comply with all terms and conditions imposed on the Project by State law, with the Authority being a third party beneficiary thereof with full rights of enforcement.  The Developer shall submit to the Authority for its review a plan for the engagement or retention of businesses owned and operated by persons of African-American, Latino or Asian descent and businesses owned and operated by women.  Such plan shall be submitted concurrently with (but not as part of) the Master Plan.

SECTION 19.2.  Non-Discrimination.  To the extent that the provisions of N.J.S.A. 10:2-1 through 10:2-4 and the rules and regulations promulgated pursuant thereto are applicable to the Project, the Parties hereby agree to endeavor in good faith to voluntarily make such provisions a part of this Agreement, with such provisions to be binding upon the Parties and included in the Declaration.  In furtherance of the foregoing, neither Party shall discriminate against or segregate any person, or group of persons, on account of race, color, religion, creed, national origin, ancestry, physical handicap, age, marital status, sex, affectional or sexual orientation in the sale, lease, sublease, rental, transfer, use, occupancy, tenure or enjoyment of the Project Site.  In addition, neither Party, nor any person claiming under or through Developer or the Authority, shall establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use of occupancy of tenants, lessees, subtenants, sub lessees, or vendees on the Project Site.

SECTION 19.3.  Prevailing Wages.  Except as otherwise provided in any Project Labor Agreement executed by the Developer with respect to the Project, and notwithstanding any inapplicability to the Project, as a matter of law, of the provisions of the New Jersey Prevailing Wage Act, N.J.S.A. 34:11-56.25 et seq., the Parties hereby agree to voluntarily make such provisions a part of this Agreement, with such provisions to be binding upon the parties and included in the Declaration.  Developer represents and warrants to Authority that neither Developer, nor, to its best knowledge, any Project Contractor or Project Professional, is on record with the New Jersey Office of the Commissioner of the Department of Labor as having failed to pay prevailing wages in accordance with the New Jersey Prevailing Wage Act.

SECTION 19.4.  Additional Disclosures.  On the Effective Date, Developer, Mills and Mack-Cali shall each shall execute and deliver to the Authority the following acknowledgments; (a) Moral Integrity Affidavit; the form of which is attached hereto as Schedule 19.4-1; (b) Stockholder Disclosure Form, the form of which is attached hereto as Schedule 19.4-2; and (c) Stockholder Disclosure Form B, the form of which is attached hereto as Schedule 19.4-3.

ARTICLE 20

PUBLICITY; PROMOTIONAL MATERIALS;

PROJECT MARKETING PLANS; SIGNAGE

SECTION 20.1.  Publicity; Promotional Materials.  (a) Promotional Materials.  The Parties shall mutually agree as to the protocols to be followed with respect to any public announcements, press releases, advertising, marketing materials or promotional materials (collectively, the “Promotional Materials”) regarding the Project.  Such protocols shall recognize and balance the respective prerogatives of the Parties and the respective obligations of the Parties to comply with differing Legal Requirements, as well as the need for the Developer to promote a lease, manage, operate and finance the Project (or any Component).

(b)                                 Cooperation.  The Parties shall undertake good faith efforts and endeavor to use commercially reasonable efforts to consult, cooperate, and coordinate their activities with respect to publicity and distribution of Promotional Materials with respect to the Project.

SECTION 20.2.  Signage, Advertising and Marketing Rights.  (a) The Parties acknowledge and recognize the importance of signage, advertising and Promotional Materials to the economic and operational success of the Project and the Authority’s operation of the Sports Complex.  Further, the Parties agree that without cooperation, coordination and a mutual understanding of the policies, prerogatives and competitive issues involved, each Party will likely suffer harm (economic or otherwise) and/or the loss of competitive market and other economic benefits.

(b)                                 As such, the Parties shall exercise their respective diligent and commercially reasonable efforts to negotiate (at the earliest practicable date, but in no event later than the Material Conditions Termination Date) such mutually acceptable and beneficial terms and conditions relating to Signage, advertising and marketing and such terms and conditions shall be included in the Project Operating Agreement.

(c)                                  The Project Operating Agreement shall (as to matters of Signage, advertising and marketing) be based upon the following:

(i)                                     The Developer shall have complete discretion with respect to Signage, tenant identification, promotion of the Project (or any Component) and similar activities (whether revenue producing or otherwise), as long as such Signage, etc. is wholly-contained within the interior of the buildings and structures of the Project (or any Component thereof).

(ii)                                  As part of the Master Plan process, the Authority and the Developer shall negotiate mutually acceptable design criteria and aesthetic standards or requirements that will govern exterior Signage, advertising, tenant identification and other revenue-producing materials or activities, to the extent displayed on the exterior of the Project’s buildings or structures, on totem or monument signs, etc.  Thereafter, as long as the Developer adheres to such design criteria and aesthetic standards and requirements, as set forth in the Master Plan, the Developer shall, subject to the provisions of Section 20.2(c)(iv) below, have the sole and excusive right to (A) undertake any and all advertising or marketing of any kind on the Project and/or the Project Site including, without limitation, advertising and marketing distributed through Signage and any related media (whether printed, transmitted on a video screen or message board, transmitted verbally or otherwise, whether presently available or made available in the future, and (B) grant to Project tenants or other third parties and/or manage and coordinate the use and distribution of such rights by and among such Project tenants or other third parties.

(iii)                               Except as provided in Section 20.2(c)(iv) below, the Developer shall be permitted (with Authority Approval) to negotiate, execute and perform under any agreements relating to advertising, naming rights, sponsorships, pouring rights, and other revenue-producing activities as the Developer may determine.  However, the Developer shall review and coordinate any such activities with the Authority so as to minimize or avoid the potential for Developer Interference and/or Authority Interference.

(iv)                              The Developer acknowledges that the Authority has, prior to the Effective Date, executed certain Existing Sports Complex Agreements which may provide Signage, marketing and advertising rights for or with respect to Sports Complex facilities, events and Sports Complex Tenants.  Subject to Section 6.4 hereof, the Developer’s rights under this Section 20.2 and the Project Operating Agreement shall be subject to the rights, duties and obligations of the Authority and the priority of such Existing Sports Complex Agreements in effect as of the Effective Date over the rights of the Developer.  The provisions of Section 3.7 hereof shall govern the rights of the Parties during the period from the Effective Date to the date that the Project Operating Agreement is executed and effective.  Thereafter, the rights and obligations of the Parties shall be governed by the Project Operating Agreement.

SECTION 20.3.  Intellectual Property.  (a) Developer, the Project Professionals, and the Project Contractors shall not acquire any right or interest to proprietary materials or intellectual property owned or used by the Authority, the Sports Complex Users, or the Authority’s Construction Representative, including but not limited to their respective trademarks and trade names.

(b)                                 Neither the Authority nor the Authority Indemnified Parties shall acquire any right or interest in proprietary materials or intellectual property owned or used by the Developer or the Developer’s Project Professionals or Project Contractors, including but not limited to trademarks and trade names.

ARTICLE 21

ARBITRATION

SECTION 21.1.  Scope.  Notwithstanding anything to the contrary elsewhere in this Agreement, the alternative dispute resolution processes provided for in this Article 21 (“Project Arbitration”) shall be the exclusive means for resolution of disputes arising under, relating to, or touching upon this Agreement and Project Documents that contain this project arbitration provision (“Project Arbitration Provision”), the interpretation thereof, or the performance or breach by any party thereto, including but not limited to original disputes as well as all disputes asserted as cross claims, counterclaims, third party claims, or claims for indemnity or subrogation, in any threatened or ongoing court litigation with third parties, if such disputes involve parties to contracts containing this Project Arbitration Provision (collectively “Arbitration Claims”, individually an “Arbitration Claim”); provided however, that these Project Arbitration processes shall not apply to (a) any dispute that involves an Arbitration Claim exceeding $5,000,000.00, exclusive of interest, fees and costs; (b) any Arbitration Claim arising or relating to any matter asserted as an issue in any Project Litigation; (c) any Arbitration Claim relating to a breach of the use restrictions provided in this Agreement, the Ground Lease or Declaration or (d) any Environmental Claim.  In such event, the Parties shall be free to pursue all available actions at law or in equity in the Superior Court of New Jersey, subject to the restrictions and limitations provided herein.

SECTION 21.2.  Arbitration Procedures.  (a) Demand for Arbitration.  Notice of a demand for arbitration of any Arbitration Claim by one Party shall be filed in writing with the other Party.

(b)                                 Selection of Arbitrator.  The arbitration shall be conducted by a single arbitrator, selected as follows:   Within ten (10) days of receipt of a demand for arbitration, the parties shall exchange a list of five (5) proposed arbitrators, ranked in order of preference, all of whom shall be either a former judge of the New Jersey Superior Court, Appellate Division or a former justice of the New Jersey Supreme Court.  The Parties shall select the highest ranked arbitrator from the names common to the lists of the Parties.  If no common names exist, the parties shall exchange a further list of five (5) ranked proposed arbitrators from the same pool of former judges and justices within ten (10) days until the parties agree upon an arbitrator (the “Arbitrator”).

(c)                                  Rules.  The Arbitrator will conduct the hearing pursuant to the rules and procedures of the American Arbitration Association, then in effect.

(d)                                 Discovery.  The Arbitrator shall determine the nature and scope of discovery, if any.  No discovery may be had of privileged materials or information.  The Arbitrator upon proper application shall issue such orders as may be necessary and permissible under law to protect confidential, proprietary or sensitive materials or information from public disclosure or other misuse.  Either Party may make application to the Superior Court of the State of New Jersey to have a protective order entered as may be appropriate to confirm such order of the Arbitrator.

(e)                                  Hearing.  The Parties have structured this procedure with the goal of providing for the prompt and efficient resolution of all disputes falling within the purview of this Article.  To that end, either Party can petition the Arbitrator for an expedited hearing if circumstances justify it.  In any event, the hearing of any dispute not expedited will commence as soon as practicable, but in no event later than thirty (30) days after selection of the Arbitrator.  This deadline can be extended only with the consent of the Parties to the dispute, or by decision of the Arbitrator upon a showing of emergency circumstances.  The hearing, once commenced, will proceed from Business Day to Business Day until concluded.

(f)                                    Award.  The Arbitrator shall, within fifteen (15) days from the conclusion of any hearing, issue his or her award.  Any award providing for deferred payment shall include interest at a reasonable rate.  The award is to be rendered in accordance with the Project Agreements and State law.

(g)                                 Scope of Award.  The Arbitrator shall be without authority to award punitive damages, and any such punitive damage award shall be void.  The Arbitrator shall also be without authority to issue an award against any individual party in excess of $5,000,000, exclusive of interest, arbitration fees, costs and attorneys’ fees, attributable to any Arbitration Claim by or against the Project Architect or Project Contractor, and any such award shall be void.  If an award is made against any party in excess of $200,000, exclusive of interest, arbitration fees, costs and attorneys’ fees, it must be supported by written findings of fact, conclusions of law and a statement as to how damages were calculated.

(h)                                 Jurisdiction.  The Arbitrator shall not be bound for jurisdictional purposes by the amount asserted in either Party’s Arbitration Claim, but shall conduct a preliminary hearing into the question of jurisdiction upon application of either Party at the earliest convenient time, but not later than the commencement of the arbitration hearing.

(i)                                     Entry of Judgment.  Either Party can make application to the New Jersey Superior Court for confirmation of an award, and for entry of judgment on it.  Payment of such judgment shall be made following receipt of a final non-appealable decision or order of the Court’s decision or order.

(j)                                     Severance and Joinder.  To reduce the possibility of inconsistent adjudication, (i) an identical Project Arbitration Provision must be included in all Project Documents, (ii) at the request of either Party, the Arbitrator may join and/or sever any party or parties, and consolidate or sever claims arising under other contracts containing this Project

Arbitration Provision and (iii) the Arbitrator may, on his own authority, join or sever parties and claims subject to this Project Arbitration process as he deems necessary for a just resolution of the dispute, consistent with the Parties’ goal of the prompt and efficient resolution of disputes.  Nothing herein shall create the right by either Party to assert claims against another party not recognized under the substantive law applicable to the dispute.  The Arbitrator is not authorized to join to the proceeding parties not in privity with the Authority or the Developer.

(k)                                  Appeal.  Either Party may appeal (i) errors of law by the Arbitrator if, but only if, the errors arise in an award in excess of $200,000, (ii) the exercise by the arbitrator of any powers contrary to or inconsistent with this Agreement, or (iii) any grounds provided for in N.J.S.A. 2A:24-8.  Appeals shall be to the Superior Court within fifteen (15) days of entry of the award.  The Superior Court shall have the authority to confirm, vacate, modify or remand an award appealed under this section.

(l)                                     Statutory Arbitration Provisions.  Except as otherwise provided herein, arbitration pursued under this provision shall be governed by N.J.S.A. 2A:24-1 et seq.

SECTION 21.3.  Fees and Costs.  All fees and costs associated with any arbitration pursuant to this Article 21, including without limitation the Arbitrator’s fees, and the prevailing Party’s reasonable attorneys’ fees, expert witness fees and costs, will be paid by the non-prevailing Party.  The determination of prevailing party and non-prevailing Party, and the appropriate allocation of fees and costs, will be included in the award by the Arbitrator.

SECTION 21.4.  Confidentiality.  Any proceeding initiated under this Article 21 shall be deemed confidential to the maximum extent allowed by New Jersey law and no party shall make any disclosure related to the disputed matter or the outcome of any proceeding except to the extent required to seek interim equitable relief or to enforce an agreement reached or award made hereunder.

ARTICLE 22

MISCELLANEOUS

SECTION 22.1.  Cooperation, Assurances, Estoppel Agreements, etc.  The Authority and Developer have executed this Agreement to set forth their basic agreements as to the rights, restrictions, procedures and principles that will govern the development of the Project.  As a result the Authority and the Developer understand that the Parties shall be required to agree to and work-out additional details and agreements in good faith and using their commercially reasonable efforts following the Effective Date. The Developer and the Authority agree to take such actions, including the execution and delivery of such documents and instruments as shall become necessary or appropriate to carry out the terms, provisions and intent of this Agreement.  The Authority further understands and acknowledges that in order for the Developer to obtain Project financing that the lending institutions and/or public or private capital markets may require certain additional agreements with the Authority and Developer (or Component Entity, as the case may be) to enable Developer (or Component Entity, as the case may be) to obtain the necessary financing. Understanding that the basic agreements, rights, restrictions, procedures and principles that govern the development of the Project will not be materially modified as a result, the Authority will cooperate with Developer (or Component Entity, as the case may be) and its Project Lenders to put into effect changes and modifications to this Agreement and enter into additional agreements and understandings reasonably necessary to enable Developer (or Component Entity, as the case may be) to obtain Project financing from designated lenders and carry out the intent of this Agreement. Such agreements and instruments may include, but not be limited to, tri-party agreements, estoppels, non-disturbance agreements, attornment agreements, certifications and the like, all of which shall be reasonably acceptable to the Authority and the Developer (or Component Entity, as the case may be).  Whenever this Agreement provides for the approval or consent of the Authority or the Developer, or any matter is to be to the Authority’s or Developer’s satisfaction or discretion, unless specifically stated to the contrary, such approval, consent or satisfaction shall be made, given or determined in the reasonable discretion of the Party whose approval, consent or satisfaction is required or called for hereunder.  The Party acting for the Authority or Developer or the persons designated by the Authority or Developer to so act on its or their behalf in making all approvals, consents or determinations shall evidence such authority as the Parties shall reasonably request.  Notwithstanding the foregoing, neither of the Parties shall have any obligations to enter into any agreement, including without limitation the modification of any existing agreement, that shall materially diminish the rights, increase the obligations or alter the reasonable commercial expectations of the Parties.

SECTION 22.2.  Invalidity.  If any term or provision of this Agreement shall to any extent or for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but the remainder of this Agreement and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, subject to such modification hereof as may be necessitated by such invalidity.

SECTION 22.3.  Legal Requirements; Venue.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to principles of conflicts of law.  New Jersey shall be the venue for resolution of any disputes that are not resolved pursuant to Article 21 hereof, without regard to principles of federal or State jurisdiction.

SECTION 22.4  Notices.  Any notice, report, demand, request or other instrument or communication authorized, required or desired to be given under this Agreement by Developer or the Authority shall be in writing and shall be deemed given if addressed to the party intended to receive the same, at the address of such party set forth below, when delivered at such address by hand or by overnight delivery service, or three (3) days after the same is deposited in the United States mail as first class certified mail, return receipt requested, postage paid, whether or not the same actually shall have been received by such party:

If to Developer:

Meadowlands Mills/Mack-Cali Limited Partnership

c/o The Mills Corporation

1300 Wilson Blvd., Suite 400

Arlington, VA 22209

Attn.: Kenneth R. Parent, Chief Operating Officer

With a copy to:

Mack-Cali Meadowlands Corporation

c/o Mack-Cali Realty Corporation

11 Commerce Drive

Cranford, NJ 07016

Attn: Mitchell Hersh, President and Chief Executive Officer

and

DeCotiis, FitzPatrick, Cole & Wisler, LLP

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, NJ 07666

Attention: M. Robert DeCotiis, Esq. and Eric D. Wisler, Esq.

If to the Authority:

New Jersey Sports and Exposition Authority

Meadowlands Sports Complex

50 State Route 120

East Rutherford, NJ 07073

Attn.: President

With a copy to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza

Suite 600

New Brunswick, NJ 08901

Attn.:  Karl Piirimae, Esquire

SECTION 22.5.  Notice Address.  Either Party may change the address to which any such notice, report, demand, request or other instrument or communication to such Party is to be delivered or mailed, by giving written notice of such change to the other Parties, but no such notice of change shall be effective unless and until received by such other Parties.  No such notice, report, demand, request or other instrument or communication given hereunder shall be invalidated or rendered ineffective due to any failure to give, or delay in giving, a copy of such notice, report, demand, request or other instrument or communication to any Party to whom such copy is to be given as provided above.

SECTION 22.6.  Calculation of Time.  In computing any period of time prescribed by or allowed by any provisions of this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, provided however, that when any period of time so stated would end on a Saturday, Sunday or legal holiday, such period shall be deemed to end on the next day following which is not a Saturday, Sunday or legal holiday.  Unless otherwise stated herein, all notices and other periods shall expire as of 5:00 p.m. local time in East Rutherford, New Jersey on the last day of the notice or other period.

SECTION 22.7.  Expenses.  Whether or not the transaction contemplated by this Agreement is consummated, unless otherwise provided by the terms of this Agreement, each Party shall pay its own expenses incident to the preparation and performance of this Agreement, including, without limitation, attorneys’ fees.

SECTION 22.8.  Waivers; Extensions.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained.  No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

SECTION 22.9.  Counterparts; Captions; Context.  This Agreement may be executed in counterparts, each of which shall be deemed an original.  This Agreement shall not be binding or effective until duly executed by the Authority and Developer.  The captions are for convenience of reference only and shall not affect the construction to be given to any of the provisions hereof.  Where the context shall indicate or require: (i) all references to singular nouns or pronouns shall include the plural, and vice versa; (ii) the masculine shall include the feminine, and the neuter, and vice versa; and (iii) all pronouns shall be deemed modified to reflect the correct gender where so required.

SECTION 22.10.  Entire Agreement, Modifications.  This Agreement, the Deposit Letter, and the Access and Indemnity Agreements constitute the entire contract between the Parties hereto with respect to the Project and the subject matter hereof and supersedes any and all prior negotiations, agreements and understandings, written or oral, formal or informal, all of which are deemed to be merged herein.  No provision of this Agreement be supplemented, terminated, modified or waived except by a writing signed by both Parties.  No modification or amendment to this Agreement of any kind whatsoever, shall be made or claimed by the Authority or Developer, and no notice of any extension, change, modification or amendment made or claimed by the Authority or Developer shall have any force or effect whatsoever unless the same shall have been reduced to writing, approved by the board of directors of the Party (to the extent required by the constituent documents of a Party) and fully signed by the Authority and Developer.

SECTION 22.11.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and, to the extent permitted hereby, their respective heirs, legal representatives, successors and assigns.

SECTION 22.12.  No Joint Venture.  Nothing in this Agreement shall be construed to create a joint venture or partnership between the Authority and Developer.

SECTION 22.13. Time of the Essence.  The Parties acknowledge and agree that time is of the essence as to all of the dates provided in this Agreement and the Project Schedule.

SECTION 22.14.  Negation of Third-Party Beneficiaries.  The provisions of this Agreement are for the exclusive benefit of the Parties hereto and not for the benefit of any third person, nor shall this Agreement be deemed to have conferred any rights, express or implied, upon any third person.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above (“Effective Date”).

NEW JERSEY SPORTS AND EXPOSITION AUTHORITY		MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP

		By:	Meadowlands Mills Limited Partnership,
By:	/s/ George R. Zoffinger		its General Partner
	Name: George R. Zoffinger		By:	Meadowlands Mills, L.L.C.,
	Title : President			its Majority Partner
				By:	The Mills Limited Partnership,
its Manager
				By:	The Mills Corporation,
its General Partner

			By:	/s/ Laurence C. Siegel
				Name:	Laurence C. Siegel
				Title:	Chairman, Chief Executive Officer and President

SCHEDULE 1.1

DEFINITIONS

“Access and Indemnity Agreements” means (a) that certain Right of Entry Agreement, dated April 25, 2003 and (b) that certain Right of Entry Agreement dated as of October 24th, 2003 to be effective as of July 28th, 2003, by and between the Authority and Developer.

“Actual Traffic and Infrastructure Costs” shall have the meaning ascribed to such term in Section 3.3(d) hereof.

“Affiliate” means with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person.

“Agreement” means this Redevelopment Agreement, as the same may be amended or supplemented from time to time in accordance with its terms.

“ALTA Survey” shall have the meaning ascribed to such term in Section 6.1 hereof.

“Approval”, “Approve” or “Approved” means the written consent, authorization or acknowledgement to be issued or granted by the Authority or the Developer, as and to the extent required under the terms of this Agreement, and, unless expressly noted otherwise, which shall not be unreasonably withheld, conditioned or delayed.

“Approval Notice” shall have the meaning ascribed to such term in Section 6.2(e)(i) hereof.

“Approved Plans” shall have the meaning ascribed to such term in Section 11.5 hereof.

“Arbitration Claim” and “Arbitration Claims” are defined in Section 21.1 hereof.

“Arbitrator” shall have the meaning ascribed to such term in Section 21.2(b) hereof.

“Arena” is defined in the third paragraph of the Preamble hereof.

“Arena Site” means that portion of the Project Site upon which the Arena is situated, comprised of approximately 11 acres of land and as more particularly depicted in Exhibit “A” hereto.

“Authorized Representative” means an agent of the Authority or the Developer that is expressly permitted to perform the acts and enter into the agreements on behalf of the Authority or the Developer, as applicable.

“Authority” means the New Jersey Sports and Exposition Authority and its successors and assigns.

“Authority’s Construction Representative” is defined in Section 11.3 hereof.

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“Authority’s Environmental Remediation Contribution” means the Authority’s obligation to pay or reimburse the Developer one hundred percent (100%) of the Incremental Cost or such other portion of the Incremental Cost as the Parties may mutually agree.

“Authority’s Environmental Responsibility” means the Release or suspected or threatened Release of any Hazardous Material (i) occurring prior to, existing on or originating from the Project Site or the Sports Complex property, as of the Effective Date and/or (ii) on the Project Site after the Effective Date, except for Remediation within Developer’s Environmental Responsibility.  Notwithstanding the foregoing, with respect to Hazardous Material migrating onto the Project Site from property other than the Sports Complex, the Authority’s Environmental Responsibility shall extend only to required investigation of such material, including monitoring activities, together with preparation of any reports, other required documents or any administrative matter required by applicable Environmental Law.  For purposes of this definition, a threatened Release shall include, but not be limited to, drums, underground storage tanks and other containers on the Sports Complex that at one time contained, contain or are suspected to contain a Hazardous Material from which an actual Release has not occurred.

“Authority Event of Default” shall have the meaning ascribed to such term in Section 18.2 hereof.

“Authority Indemnified Claim” shall have the meaning ascribed to such term in Section 17.7(a) hereof.

“Authority Indemnified Parties” means Authority and its officers, board members, agents, employees, contractors and consultants.

“Authority Interference” shall mean an actual, direct interference by (or on behalf of) the Authority (or any Sports Complex User) having a material and adverse impact on any of the following: (i) the Developer’s contractual obligations under any agreements executed by the Developer (or Component Entity) for or with respect to the Project (or any Component thereof) and/or the performance by the Developer of its obligations hereunder or under any of the Project Documents (or any third-party agreements contemplated by this Agreement, including but not limited to, under Article 21), (ii) the construction, use, management or operation of the Project and/or the Project Site, (iii) the timely delivery of supplies, inventory, food stuffs or any other item required for the construction, use, management or operation of the Project and/or the Project Site, or (iv) the right or ability of the Developer (or Component Entity)  to carry out or effectuate the transactions contemplated hereunder or under this Agreement or any of the Project Documents; provided however, that any such determination shall be made taking into consideration the construction activities required to be undertaken in order to carry out the Developer’s obligations with respect to the construction of the Project (including without limitation, the presence and operation of construction equipment, lay down areas and delivery of construction materials).

“Authority Profit Participation” shall have the meaning ascribed to such term in Section 5.4 hereof.

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“Authority Traffic and Infrastructure Payment Amount” shall have the meaning ascribed to such term in Section 8.2(b)(xi) hereof.

“Bankruptcy Code” means 11 U.S.C. § 101 et seq., as the same may be amended and supplemented from time to time.

“Baseball Stadium” shall have the meaning ascribed to such term in Section 3.2(a)(ii) hereof.

“Borough” means the Borough of East Rutherford, a municipal corporation of the State of New Jersey.

“Building Permit(s)” means the permit(s) issued by the New Jersey Department of Community Affairs with respect to the Project or any Component (or Phase) thereof, which Building Permits shall be based upon the Plans and Specifications prepared by the Developer in support of an application for such Building Permit.

“Business Day” means Monday through Friday, excluding weekends and federal holidays, from the hours of 9:00 am to 5:00 pm, Eastern Standard Time.

“Caution Notice” shall have the meaning ascribed to such term in Section 18.2(ii) hereof.

“CEA” is defined in Section 15.3(d) hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq.

“Certificate of Completion” shall have the meaning ascribed to such term in Section 9.5(a) hereof.

“Claim” means any pending or threatened claim, demand, notice, allegation, order, directive, suit, action, cause of action, judgment, lien, demand for arbitration, proceeding, or investigation by any Person seeking or asserting Damage against the Authority or the Developer (or any Affiliate or Component Entity or predecessor of same).

“Commence Construction” or “Commencement of Construction” means the undertaking by Developer of any actual physical construction of the Project (or any Component or Phase thereof) and/or the Traffic and Infrastructure Improvements.

“Completion” or “Completed” means, as to any Component (or Phase or Component Part thereof), that the requirements set forth in Section 9.5(a) hereof have been satisfied.

“Completion Dates” means the dates set forth in the Project Schedule by which Certificates of Occupancy for the applicable Component (or Phase thereof) shall have been issued, or such later date as shall have been established as a result of an occurrence of one or more Force Majeure Events.

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“Complex Agreement Objections” shall have the meaning ascribed to such term in Section 6.4(a) hereof.

“Component” shall have the meaning ascribed to such term in the Recitals and shall refer to an element of the Project, such as the Parking Component, the Entertainment/Retail Component, the Office Component and the Hotel Component, or any Component Part.

“Component Agreement” means each of the separate “redevelopment agreements” executed by the Authority and a Component Entity setting forth the rights, duties and obligations with respect to a particular Project Component or Component Part (as opposed to the Project in its entirety), which Component Agreement shall contain terms and conditions with respect to the Project Component or Component Part that is the subject of such Component Agreement which are substantially similar in all material respects as those contained in this Agreement, taking into consideration the nature and extent of the applicability to such Component or Component Part.

“Component Entity” means any Permitted Transferee or Transferee that has executed a Component Agreement and Component Lease.

“Component Interest” shall have the meaning ascribed to such term in Section 9.4(b) hereof.

“Component Lease” means each of the separate subleases, condominium unit, air rights agreements, separate and direct ground leases or other real estate interest acquired by and entered into by a Component Entity and the Authority (or the Developer and Transferee, as permitted hereunder) setting forth the rights, duties and obligations with respect to the particular Project Component Site or Component Part (as opposed to the Project Site in its entirety) which Component Lease shall contain terms and conditions with respect to the Project Component Site or Component Part that is the subject of such Component Lease, which are substantially similar to those contained in the Ground Lease and Project Documents, taking into consideration the nature and extent of their applicability to such Project Component Site or Component Part.

“Component Parts” shall have the meaning ascribed to such term in Section 9.4(a) hereof.

“Component Uses” means collectively the Entertainment/Retail Uses, Office Component Uses, Hotel Component Uses and Parking Component Uses.

“Conceptual Site Plan” means the documentation attached as Schedule 6.1(b) hereof.

“Construction Contracts” means, collectively, the contracts entered into, from time-to-time, between Developer or a Component Entity and any Project Contractor for performance of services or sale of goods in connection with the design, engineering, installation or construction of the Project.

“Construction Management Agreement” means the agreement to be executed between the Authority and the Developer setting forth the respective rights and obligations of the Parties during the Construction Period so as to minimize the potential for the occurrence of Developer Interference or Authority Interference.

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“Construction Notice Period” shall have the meaning ascribed to such term in Section 11.7 hereof.

“Construction Period” means as to the Project, or any Component (or Phase thereof) or the Traffic and Infrastructure Improvements (or Phase thereof), that period of time commencing on the Commencement of Construction and ending on the Completion Date such Component (or Phase thereof) or the Traffic and Infrastructure Improvements (or Phase thereof).

“Consumer Price Index” or “CPI” means the Consumer Price Index for Urban Consumers for the New York-Northern New Jersey-Long Island, New York-New Jersey-Connecticut-Pennsylvania Urban Area (CPI-U) published by the United States Department of Labor, Bureau of Labor Statistics, or such other index compiled and published by the Department of Labor in lieu of or in substitution for the CPI.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”) means with respect to any Person, including without limitation any Affiliate or Component Entity, the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“DCA” means the New Jersey Department of Community Affairs, or such other governmental or regulatory agency to which the powers and responsibilities relating to construction code enforcement may be transferred by Executive Order signed by the Governor or by statute.

“Damage” means any loss, cost, assessment, damage, debt, liability, deficiency, fine, penalty, judgment, lien or expense incurred or to be incurred by Authority or Developer, including, without limitation, fees and disbursements of attorneys, consultants, engineers and other professionals, damages from business interference or interruption, costs to avoid business interference or interruption, costs and expenses of any Remediation, environmental damages, and response costs (including, without limitation, response costs under CERCLA or any other Environmental Law).

“Declaration” shall have the meaning ascribed to such term in Section 13.5 hereof.

“Deposit Letter” means that certain letter agreement between the Authority and Mills and Mack-Cali (or the Developer as assignee), dated March 26, 2003, pursuant to which a $500,000 earnest money deposit was deposited with the Authority for use by the Authority in furtherance of the performance of its obligations hereunder, as and to the extent provided in such letter agreement.

“Deposit Letter of Credit” shall have the meaning ascribed to such term in Section 5.2(a)(ii)(A) hereof.

“Designated Representatives” shall mean those individuals designated by Developer and the Authority, respectively, to receive and deliver notices and/or make decisions with regard to certain matters specifically provided in this Agreement.

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“Developer” means Meadowlands Mills/Mack-Cali Limited Partnership.

“Developer Event of Default” shall have the meaning ascribed to such term in Section 18.1 hereof.

“Developer Fault” shall have the meaning ascribed to such term in Section 5.2 hereof.

“Developer Indemnified Claim” shall have the meaning ascribed to such term in Section 17.6(a) hereof.

“Developer Indemnified Parties” means the Developer and its officers, partners, agents, employees, contractors and consultants.

“Developer Interference” shall mean an actual, direct material interference by (or on behalf of) the Developer, having a material and adverse impact on any of the following: (i) the Authority’s contractual obligations under this Agreement or the Sports Complex Agreements; (iii) reasonable or customary access to the Sports Complex by Sports Complex Users or patrons of events held at any of the venues located within the Sports Complex, whether on, over or through roads located within the Sports Complex or from off-site roads and accessways; (iv) subject to the terms of this Agreement, provision of services, utilities, labor or amenities to Sports Complex Users, or (v) the delivery of supplies, inventory, foodstuffs or any other item required for the use, operation and conduct of sports and entertainment events at the Sports Complex; provided however, that any purported Interference shall be considered taking into consideration the construction activities required to be undertaken in order to carry out the Developer’s obligations with respect to the construction of the Project (including, without limitation, the presence and operation of construction equipment, lay down areas and delivery of construction materials).

“Developer PILOT Payments” is defined in Section 5.3(a) hereof.

“Developer’s Environmental Responsibility” means the Remediation of the Release of any Hazardous Materials caused by any Remediation of the Project Site and construction of the Project by the Developer or its Affiliates, employees, agents, or contractors.

“Developer’s Response” means, collectively, the following documents, provided by Developer, in their entirety, and does not include oral representations related thereto:

(i)                                     Response to Request for Proposals, dated on or about September 16, 2002 (responds to Authority Request for Proposals of June 29, 2002 and Addendum No. 1 of August 2002);

(ii)                                  Response to First Request for Additional Information (“RAI”), dated on or about October 30, 2002 (responds to RAI of October 14, 2002);

(iii)                               Response to Second RAI, dated December 30, 2002 (responds to Second RAI of November 21, 2002 and Authority’s letters clarifying this request dated on or about November 22, 2002 and on or about November 25, 2002);

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(iv)                              Response to Third RAI, dated January 29, 2003  (responds to Third RAI of January 22, 2003); and

(v)                                 Response to Fourth RAI, dated February 11, 2003  (responds to Fourth RAI of February 10, 2003).

“Development Approvals” means the permits, licenses, approvals, authorizations, consents, decrees, waivers, and certifications set forth on Schedule 8.2(b) hereto and such other permits, licenses, approvals, authorizations, consents, decrees, waivers, and certifications as may be issued by the Governmental Bodies having competent jurisdiction therefore in order that the Project (or any Component thereof) and/or the Traffic and Infrastructure Improvements may be constructed and/or operated.  Development Approvals shall not include permits that would be obtained at the time of construction of Phase III and/or Phase IV, as set forth in Section 3.2(a) hereof, any Building Permits, or any Certificates of Occupancy or other permits that are obtainable only subsequent to the Commencement of Project Construction.

“Development Approval Documents” shall have the meaning ascribed to such term in Section 7.1 hereof.

“Development Rights Fee” shall have the meaning ascribed to such term in Section 5.2(a) hereof.

“Disapproval Notice” shall have the meaning ascribed to such term in Section 6.2(e)(i) hereof.

“Due Diligence Documents” shall have the meaning ascribed to such term in Section 6.4 hereof.

“Effective Date” means the date on which both Parties have executed this Agreement.

“Empire Tract” means that real property described on Exhibit “F” hereof.

“Enabling Legislation” is defined in the second paragraph of the Preamble hereof.

“Entertainment/Retail Component” is defined in the eighth paragraph of the Preamble hereof.

“Entertainment/Retail Component Uses” means any and all uses (a) intended for or related to entertainment, “shoppertainment”™, recreation and sales, including, without limitation, motion pictures, sports, recreation, education, leisure, retail and other vending facilities, food or beverage, dining facilities and services, together with other buildings, structures, pushcarts, kiosks, properties, appurtenances and facilities, whether vending or otherwise related to, incidental to, necessary for or complementary thereto, (b) intended for or related to hosting, operating, managing, or otherwise effectuating athletic contests, sporting events, exhibitions, spectacles, events, broadcasting and/or media facilities, live telecasts, or other expositions, (c) intended for or related to the sale of goods and services related to, incidental to, necessary for or complementary to, the Entertainment/Retail Component, other Project Components and/or the Sports Complex and activities carried out by the Authority and/or

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the Sports Complex Users on the Meadowlands Complex, and/or (d) as may be further described in the Approved Master Plan.

“Entertainment/Retail Tenant” means a Project Site tenant that, within the Entertainment/Retail Component, carries out Entertainment/Retail Component Uses.

“Entertainment/Retail Uses” means any and all uses intended for or related to entertainment, “shoppertainment”™, recreation and sales, including, without limitation, motion pictures, sports, recreation, education, leisure, retail and other vending facilities, food or beverage, dining facilities and services.

“Environment” means all air, land, and water, including, without limitation, the ambient air, ground (surface and subsurface), water (surface or groundwater), the ocean, natural resources (including flora and fauna), soil, sediments, subsurface strata, or any present or potential drinking water supply.

“Environmental Claim” means any Claim relating to, or in connection with, the Project or Project Site and/or the Traffic and Infrastructure Improvements, including any Claim for Damage, personal injury, real or personal property damage, or natural resource damage, arising directly or indirectly out of any violation or alleged violation of, or noncompliance or alleged noncompliance with, any Environmental Law or Remediation, or any pollution, nuisance, contamination, adverse effect upon the Environment or public health or safety, including the presence, suspected presence, Release, or threatened or suspected Release or any Hazardous Material either on, at, in, under, or from the Project Site or any portion of the Meadowlands Complex that is adjacent to or in the vicinity of the Project Site.

“Environmental Law” means any applicable federal, state, local or other law, statute, ordinance, rule, regulation, Authority Permit, judgment, order, decree, license, or other binding requirement of, or binding agreement with, any Governmental Body, now or hereafter in effect and, in each case, as amended from time to time, relating to or governing the presence, Release, or threatened Release of Hazardous Material, the protection of natural resources, health, safety or the Environment, or the management, manufacture, use, processing, sale, generation, handling, labeling, distribution, transportation, treatment, storage, disposal, Remediation, disclosure, or notice of the presence, Release or threatened Release of Hazardous Material, including, without limitation, (a) the Atomic Energy Act, 42 U.S.C. § 2011 et seq., as amended (“AEA”), (b) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended (“CAA”), (c) CERCLA, (d) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., as amended (“EPCRA”), (e) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended (“FIFRA”), (f) the federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended (“FWPCA”), (g) the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., as amended (“HMTA”), (h) the Low-Level Radioactive Waste Policy Act, 42 U.S.C. § 2021b et seq., as amended (“LLRWPA”), (i) the Nuclear Waste Policy Act of 1982, 42 U.S.C. § 10101 et seq., as amended (“NWPA”), (j) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended (“OSHA”), (k) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended (“RCRA”), (l) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., as amended (“SDWA”), (m) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as

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amended (“TSCA”), (n) the substantive equivalent of any of the foregoing in any state or foreign jurisdiction, (o) ISRA, (p) the Spill Act, and (q) NJDEP’s Technical Regulations.

“Estimated Wetlands Restoration Amount” shall have the meaning ascribed to such term in Section 3.5(d) hereof.

“Existing Sports Complex Agreements” means the agreements set forth on Exhibit “H” hereto.

“Final Completion” means that (a) a Component (or a Phase thereof) of the Project and/or the Traffic and Infrastructure Improvements shall have been Completed, and (b) the Developer shall have delivered to the Authority a final Completion Certificate certifying that: (i) the Punchlist Items have been completed, (ii) the Developer has settled with the Project Contractors and the subcontractors all claims for payments and amounts due under the Construction Contracts or, in lieu thereof, has provided customary surety or other similar bond for payment with respect to such lien, and (iii) all final “as-built” plans and specifications for the Project shall have been delivered to the Authority for its records.

“Final Completion Date” means that date on which Final Completion of a Component (or Phase thereof) or of the Traffic and Infrastructure Improvements (or Phase thereof) is determined, in the Authority’s reasonable judgment, to have occurred.

“Final Project Sequencing Plan” shall have the meaning ascribed to such term in Section 3.2(b) hereof.

“Final Traffic and Infrastructure Improvements” shall have the meaning ascribed to such term in Section 3.3(c) hereof.

“Final Traffic and Infrastructure Sequencing Plan” shall have the meaning ascribed to such term in Section 3.2(c) hereof.

“Force Majeure Event” means the following acts, events or conditions or any combination thereof that has had or may be reasonably expected to have a direct, material, adverse effect on the rights or obligations of the Parties to this Agreement; provided however, that such act, event or condition shall be beyond the reasonable control of the party relying thereon as justification for not performing an obligation or complying with any condition required of such party under the terms of this Agreement:

                                                                                                                                                (i)                                     an act of God, lightning, blizzards, hurricane, tornado, earthquake, unusual or extreme weather conditions for the geographic area of the Meadowlands Complex, acts of a public enemy, war, blockade, insurrection, riot or civil disturbance, sabotage, act of terrorism, or similar occurrence;

                                                                                                                                                (ii)                                  a landslide, fire, explosion, flood or release of nuclear radiation not caused by an act or omission of the party relying on the Force Majeure Event;

                                                                                                                                                (iii)                               the order, judgment, action and/or determination of any federal, state or local court, administrative agency or Governmental Body with jurisdiction over the

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Project, the Project Site, the Traffic and Infrastructure Improvements, or the Parties, excepting decisions interpreting federal, state and local tax laws generally applicable to all business taxpayers, which order, judgment, action, and/or determination materially and adversely affects the rights or obligations of the Parties hereunder and/or the costs of design, permitting, construction or operation of the Project, the Traffic and Infrastructure Improvements or the costs of performance by the Parties of their respective obligations hereunder; provided however, that such order, judgment, action and/or determination shall not be the result of the illegal or unlawful actions of the Party relying thereon and that neither the contesting of any such order, judgments, action and/or determination, in good faith, nor the reasonable failure to so contest, shall constitute or be construed as a willful, intentional or negligent action or inaction by such Party;

                                                                                                                                                (iv)                              the suspension, termination, interruption, denial or failure of or delay in renewal or issuance of a Development Approval; provided however, that such suspension, termination, interruption, denial or failure of or delay in renewal or issuance shall not be the result of the willful, intentional or negligent action or inaction of the Party relying thereon or responsible for obtaining and that neither the contesting of any such suspension, termination, interruption, denial or failure of renewal or issuance, in good faith, nor the reasonable failure to so contest, shall constitute or be construed as a willful, intentional or negligent action or inaction by such Party;

                                                                                                                                                (v)                                 strikes, walkouts or similar labor action affecting Project Contractors, subcontractors, equipment manufacturers, suppliers of material and/or transporters of same;

                                                (vi)                              the institution and pendency of any Project Litigation; and

                                                                                                                                                (vii)                           acts or omissions of the other Party, except in conformance with this Agreement.

The Parties hereto acknowledge that the acts, events or conditions set forth in subparagraphs (i) through (vii) above are intended to be the only acts, events or conditions that may (upon satisfaction of the conditions specified above) constitute a Force Majeure Event.

“Giants” means the New York Football Giants, Inc., a corporation duly organized under the laws of the State of New York.

“Giants Lease” shall have the meaning ascribed to such term in Section 3.7(d) hereof, including any amendment thereto entered into after the Effective Date.

“Giants Negotiation Period” shall have the meaning ascribed to such term in Section 3.7(d)(i).

“Giants Stadium” means the football stadium located within the Meadowlands Complex.

“GLA” means gross leaseable area.

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“Governmental Body” or “Governmental Bodies” means any federal, state, county or local agency, department, commission, authority, court, or tribunal and any successor thereto, of competent jurisdiction, exercising executive, legislative, judicial, or administrative functions of or pertaining to government; provided however, the Authority shall not, for purposes of this Agreement only, constitute a Governmental Body.

“Ground Lease” means that certain agreement to be executed between Authority and Developer for the lease of the Project Site, in form and content to be mutually agreed upon by the Parties, but incorporating the terms, covenants and conditions set forth in the Ground Lease Term Sheet attached as Exhibit “B” hereto.  To the extent applicable, “Ground Lease” shall also mean the separate Component Leases executed by the Authority directly with a Component Entity (in lieu of the Developer) with respect to a Component Interest (in lieu of the Project in its entirety).

“Ground Lease Closing” means the payment of the Development Rights Fee, execution and delivery of the Ground Lease and such other actions contemplated to be performed set forth in Section 9.3 hereof.

“Ground Lease Closing Date” means the date on which the Ground Lease shall be executed and delivered by the Parties and the Development Rights Fee is paid to the Authority.  Such date shall be the 150th day following the satisfaction or waiver by the Developer of the Material Conditions, or such earlier date as may be established pursuant to Section 9.1(b) hereof.

“Ground Lease Term Sheet” means the term sheet attached hereto as Exhibit “B”.

“Ground Rent” shall have the meaning ascribed to such term in the Ground Lease.

“Ground Rent Payment Conditions” shall have the meaning ascribed to such term in Section 5.2(d) hereof.

“Hazardous Material” means any material, substance, or waste that, because of its presence, quantity, concentration, or character, (a) is regulated under any Environmental Law, (b) would cause or pose a material threat, hazard, or risk to human health or safety or the Environment, or (c) may result in the imposition of, or form the basis for, a Claim, Damage, Environmental Claim, or Remediation, including, without limitation:  (i) any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA, the Spill Act, or RCRA; (ii) any hazardous substance, element, compound, mixture, solution, or substance designated pursuant to Section 102 of CERCLA or otherwise regulated under CERCLA; (iii) any substance designated pursuant to Section 311(b)(2)(A) of FWPCA or otherwise regulated under FWPCA; (iv) any toxic pollutant listed pursuant to Section 307 of FWPCA; (v) any hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of RCRA or otherwise regulated under RCRA; (vi) any substance containing petroleum or otherwise regulated under Section 9001 of RCRA; (vii) any hazardous air pollutant listed pursuant to Section 112 of CAA or otherwise regulated under CAA; (viii) any hazardous chemical substance or mixture designated pursuant to Section 4, 6 or 7 of TSCA; (ix) any radioactive material or waste identified or defined pursuant to Section 2 of LLRWPA or Section 2 of NWPA or otherwise regulated under LLRWPA or NWPA; (x) any “hazardous waste” as that term is

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defined in HMTA; and (xi) any petroleum product or byproducts, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans; and (xii) heavy metals that require Remediation.

“Historic Fill Material” means non-indigenous material, deposited to raise the topographic elevation of the Project Site, which was contaminated prior to emplacement, and is in no way connected with the operations at the Sports Complex and which includes, without limitation, construction debris, dredge spoils, incinerator residue, demolition debris, fly ash, or non-hazardous solid waste.  Historic Fill Material does not include any material which is substantially chromate chemical production waste or any other chemical production waste or waste from processing of metal or mineral ores, residues, slag or tailings.  In addition, Historic Fill Material does not include a municipal solid waste landfill site.

“Hotel Component” is defined in the eighth paragraph of the Preamble hereof.

“Hotel Component Uses” means any and all facilities, sales and services primarily intended for overnight lodging, dining, conference services and related amenities consistent with a first-class hotel and/or conference center, together with ancillary and complementary supporting retail space, and as may be further and more particularly described in the Master Plan.

“Incremental Costs” means those additional costs and expenses incurred by Developer that would not have been incurred but for required Remediation that is the Authority’s Environmental Responsibility under this Agreement, exclusive of costs and expenses for Remediation of Releases of Hazardous Materials that are part of the Developer’s Environmental Responsibility.

“Infrastructure Improvements” means any improvement or utility necessitated or required by the implementation of the Project, which is located on or off the Project Site including but not limited to sidewalk and roadway construction, electric power transmission lines, sewer transmission conduits or pipes, water lines or pipes, storm sewers, telephone transmission lines, television cable lines and other similar utilities.  Infrastructure Improvements shall not include Traffic and Infrastructure Improvements.

“Initial Threshold” shall have the meaning ascribed to such term in Section 5.4 hereof.

“Interference Notice” shall have the meaning specified in Section 11.10 hereof.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended.

“Job Skills Program” shall have the meaning ascribed to such term in Section 3.6 hereof.

“Land Use Restrictions” means those notices, restrictions, and covenants (including the implementation, operation and maintenance of institutional and engineering controls) affecting the title and use of the Project Site or some portion thereof as prescribed by any Governmental

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Body to protect the public and the Environment from unsafe exposures to Hazardous Materials or to effectuate mitigation of adverse impacts on the Environment and which may be memorialized in recorded documents, including without limitation conservation easements, deed notices and, for groundwater, CEAs, under any Environmental Law.

“Legal Requirements” means all laws, statutes, codes, ordinances, orders, regulations and requirements of any Governmental Body, now or hereafter in effect, and, in each case, as amended from time to time, including, without limitation, the Enabling Legislation.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of any such asset, whether or not filed, recorded or otherwise perfected under applicable law.

“Limiting Factors” shall have the meaning ascribed to such term in Section 3.7(d)(i).

“Local Office” is defined in Section 11.12 hereof.

“MOA” shall have the meaning ascribed to such term in Section 15.1(a) hereof.

“Mack-Cali” means Mack-Cali Meadowlands Corporation, or its permitted successors or assigns.

“Major Modification” means an amendment or modification of the Approved Master Plan that proposes (a) a material increase in the size of a Component, (b) a complete or partial change from one Component Use to a different Component Use (e.g. Office Component to Hotel Component), (c) a material increase in the square footage (or GLA, to the extent applicable) devoted to any Component Use or a material reallocation of square footage (or GLA, to the extent applicable) devoted to a use within a Component (e.g., a replacement of entertainment space with retail space), (d) a material modification of the exterior appearance of the Project, and/or (e) such other material modification to the Project or a Component (or Phase thereof) which, if effectuated, would cause the Project or such Component (or Phase thereof) to be materially and adversely inconsistent with the Approved Master Plan.

“Master Plan” shall have the meaning ascribed to such term in Section 6.2 hereof.

“Material Adverse Effect” means a (A) material adverse effect on (i) the performance, operations, business, property, assets, liabilities or financial condition of the Authority, the Developer or the Project; (ii) the ability of Developer to achieve Final Completion on or prior to any scheduled Completion Date or to meet any interim date provided in the final Project Sequencing Plan, the Project Schedule, or any update thereof, (iii) compliance by the Authority or the Developer with any Legal Requirements (including without limitation, Development Approvals), or (iv) the use or operation of the Sports Complex or any portion of the Project, and (B) contravention, modification or limitation of a respective Party’s rights granted or permitted under this Agreement or the Project Agreements.

“Material Conditions” shall have the meaning ascribed to such term in Section 8.2 hereof.

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“Material Conditions Termination Date” shall have the meaning ascribed to such term in Section 8.2 hereof.

“Meadowlands” and “Meadowlands Sports Complex” shall have the meanings ascribed thereto in the Preamble to this Agreement.

“Meadowlands Complex” means the Sports Complex, as defined in this Schedule 1.1.

“Meadowlands Racetrack” means that certain horseracing track and related improvements located in the Sports Complex.

“Mills” means Meadowlands Mills Limited Partnership, or its permitted successors or assigns.

“MIMAC” means the Meadowlands Interagency Mitigation Advisory Committee, or such successor entity to which the responsibilities of MIMAC are transferred.

“MIMAC Agreement” means the agreement between the Developer and MIMAC setting forth the terms and conditions relating to establishment and operation of the Wetlands Mitigation Bank.

“Minor Modification” means any proposed modification of the Approved Master Plan other than a Major Modification.  Any addition, change or amendment to the Approved Master Plan required to address the requirements of any Development Approval and/or submittal of additional related items that were not included in the Master Plan Approved by the Authority shall (to the extent not constituting a Major Modification) be deemed to constitute a Minor Modification.

“Municipalities” means the Borough (as defined above) and the municipalities immediately adjacent to the Borough, namely Rutherford, Wallington, Carlstadt, Secaucus and Passaic.

“NFA” means a No Further Action Letter as defined in ISRA and the Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1 et seq., and its implementing regulations, or, if the Remediation is under the supervision of any Governmental Body other than DEP, such comparable determination and document from such other Governmental Body as is available under applicable Environmental Law.

“NJDEP” means the New Jersey Department of Environmental Protection, or any successor regulatory agency to which the powers of NJDEP have been transferred.

“NJDEP Technical Regulations” means the NJDEP’s Technical Requirements for Site Remediation,  N.J.A.C. 7:26E-1, et seq.

“NJMC” means the New Jersey Meadowlands Commission, formerly known as the Hackensack Meadowlands Development Commission, or any other regulatory agency to which the powers of NJMC have been transferred.

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“New Sports Complex Agreement” means either (a) an agreement executed by the Authority subsequent to the Effective Date with respect to the construction, operation, use or maintenance of the Sports Complex, including any agreement with a current Sports Complex Tenant, or (b) any modification or supplement to an Existing Sports Complex Agreement, executed by the Authority subsequent to the Effective Date, and in either case, Approved by the Developer, in writing.

“OCIP” shall have the meaning ascribed to such term in Section 17.3 hereof.

“Offer Notice” shall have the meaning ascribed to such term in Section 10.2(b) hereof.

“Office Component” is defined in the eighth paragraph of the Preamble hereof.

“Office Component Uses” means the facilities and services primarily intended for a Class “A” office building, together with any necessary or desired amenities, together with ancillary and complementary supporting retail space, all as more particularly described in the Master Plan.

“Office/Hotel Tenant” means a Project Site tenant that, within the Office Component or Hotel Component, as the case may be, operates, manages, promotes, or otherwise effectuates, either directly or indirectly through lessees, licensees, or agents, Hotel Component Uses and Office Component Uses.

“Outside Material Conditions Termination Date” shall have the meaning ascribed to such term in Section 8.3 hereof.

“Overdue Rate” means a rate per annum equal to the prime rate of interest that is published in the Wall Street Journal from time to time (or such other publication that is reasonably designated by the Party entitled to collect interest at the Overdue Rate in the event that the Wall Street Journal ceases publication or, if published, ceases to publish the prime rate of interest) plus four per centum (4%).

“Parking Component” means that portion of the Project consisting of approximately 12,500 parking spaces in multi-story concrete parking structures which Component is intended to be operated for Parking Component Uses.  The Parking Component may be constructed in multiple locations on the Project Site and may be incorporated into a building or other structure that is constructed as part of a different Project Component.  The Parking Component may be designed, permitted and constructed in Phases in accordance with the Final Project Sequencing Plan.

“Parking Component Uses” shall mean the short-term parking of passenger motor vehicles for business invitees to the Project (or any Component thereof) and the attendees of Sports Complex events, as set forth in the Project Operating Agreement.

“Party” or “Parties” means the Developer or the Authority, as appropriate.

“Perimeter Survey” shall have the meaning ascribed to such term in Section 6.1 hereof.

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“Permitted Exception” shall have the meaning ascribed to such term in Section 4.2(b) hereof.

“Permitted Liens” means the following types of Liens: (i) Liens incurred in connection with the Project Indebtedness; (ii) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time due and payable or which is being contested in good faith by appropriate proceedings in accordance with the terms of this Agreement; (iii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business for amounts not yet overdue; (iv) leases or subleases granted to third parties in accordance with the terms of this Agreement; (v) Permitted Exceptions, and (vi) easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case that (A) do not result in a material diminution in the value of the Authority’s interest in the Sports Complex or the Project Site or (B) cause Developer Interference or an Authority Interference or materially and adversely interfere with the use and operation of the Project; and (vi) any zoning or similar law or right reserved to any Governmental Body to control or regulate the use of the Project Site.

“Permitted Transferee” shall have the meaning ascribed to such term in Section 14.2(a) hereof.

“Permitted Transfers” is defined in Section 14.2 hereof.

“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company or corporation, trust, unincorporated association, institution, public or governmental body, or any other entity including without limitation the Developer, Project Contractors, subcontractors, Designated Representatives or any tenant, operator or concessionaire operating within the Project.

“Phase” is defined in Section 3.2 hereof.

“PILOT Negotiation Period” is defined in Section 5.3(d) hereof.

“PILOT Payments” is defined in Section 5.3(b) hereof.

“Plans and Specifications” shall have the meaning provided in Section 11.2 hereof.

“Post-Approval Item” shall have the meaning ascribed to such term in Section 6.2 hereof.

“Preliminary Project Sequencing Plan” shall have the meaning ascribed to such term in Section 3.2(b) hereof.

“Preliminary Traffic and Infrastructure Sequencing Plan” shall have the meaning ascribed to such term in Section 3.2(c) hereof.

“Progress Report” is defined in Section 12.4 hereof.

“Prohibited Uses” shall have the meaning ascribed to such term in Schedule 13.1 hereto.

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“Project” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“Project Agreements” shall mean, collectively, the agreements set forth on Schedule 1.2 hereto.

“Project Arbitration” is defined in Section 21.1 hereof.

“Project Arbitration Provision” shall have the meaning ascribed to such term in Section 21.1 hereof.

“Project Architect” means an architect or firm of architects designated by the Developer, from time to time, licensed to practice in the State of New Jersey and approved by the Authority pursuant to the terms hereof, or identified on Schedule 11.2 hereto.

“Project Certificate of Occupancy” means a permanent certificate of occupancy or a temporary certificate of occupancy, in either case, for the Project, Phase, Component or Component Part, as the case may be, issued by the appropriate Governmental Body pursuant to applicable Legal Requirements which permanent or temporary certificate of occupancy shall permit the Project (or any Component thereof, or Phase thereof, as the case may be) to be used for the Component Uses of the Project, shall be in full force and effect, and, in the case of a temporary certificate of occupancy, if such temporary certificate of occupancy shall provide for an expiration date not less than fifteen (15) days after the anticipated date of Completion of any outstanding Punchlist Items as certified by the Project Architect.

“Project Component” or “Component” shall have the meaning ascribed to such term in the Recitals hereof.

“Project Component Site” means a portion of the Project Site upon which a Project Component is constructed.

“Project Contractor” means a general contractor retained by the Developer or any Component Entity, as the case may be, for construction of the Project Improvements or any element thereof.

“Project Documents” means (a) all of the documents submitted by the Developer or any Component Entity, as the case may be, to the Authority or any Governmental Body in connection with the Approval of the Master Plan or the request for any Development Approvals, and (b) all Project Agreements.

“Project Improvements” means all buildings, structures, improvements, site preparation work, Infrastructure Improvements, and amenities as are related to or reasonably necessary for the implementation and Completion of the Project in accordance with the Master Plan.

“Project Indebtedness” means the debt obligations issued by, or the construction or permanent loans made to, the Developer for purposes of providing moneys for payment of a portion of the costs of the Project and/or the obligations of the Developer under this Agreement, the Ground Lease and/or the Project Agreements.

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“Project Lender(s)” means any financial institution or other financial services entity providing construction or permanent financing to the Developer (or any Component Entity) or for any Component.

“Project Litigation” shall have the meaning described in Section 13.3 hereof.

“Project Operating Agreement” means the agreement to be executed between the Authority and the Developer setting forth the rights and obligations of the Parties in connection with operation of the Project and the Meadowlands Complex after the Construction Period so as to minimize the potential for the occurrence of Developer Interference or Authority Interference.

“Project Professionals” shall have the meaning ascribed to such term in Section 11.2 hereof.

“Project Schedule” shall have the meaning ascribed to such term in Section 12.1 hereof.

“Project Site” means that property within the Meadowlands Complex that is more specifically described on Exhibit “A” hereto.

“Project Team” means the Developer’s staff assigned to the Project and the Project Professionals.

“Promotional Materials” shall have the meaning ascribed to such term in Section 20.1(b) hereof.

“Property Tax Waiver” shall have the meaning ascribed to such tax in Section 5.3(b) hereof.

“Proposed Transferee” shall have the meaning ascribed to such term in Section 14.3 hereof.

“Punchlist Items” means minor or insubstantial details of construction or mechanical adjustment, the non-completion of which, when all such items are taken together, will not interfere in any material respect with the use or occupancy of any Component for the Component Uses or the ability of the Developer or any Tenant to perform work that is necessary or desirable to prepare such portion of the Project for such use and occupancy.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., as amended.

“Racetrack Hotel ROFR”  shall have the meaning ascribed to such term in Section 10.2(f) hereof.

“Rail Access Project” shall have the meaning ascribed to such term in Section 3.3(d) hereof.

“Rail Access Project Expenditure” shall have the meaning ascribed to such term in Section 3.3(d) hereof.

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“Refundable Security Deposit” shall have the meaning ascribed to such term in Section 5.2(a)(ii) hereof

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing, migration or placement into or contamination of, the Environment.

“Remediate,” “Remediation,” or “Remediated” means any assessment, examination, analysis, test, monitoring, investigation, containment, cleanup, response or remedial action, removal, mitigation, restoration, storage, transportation, treatment, disposal, maintenance, RCRA closure activities or other activity with respect to or in response to any Release of any Hazardous Material, including, without limitation, preparation of any reports and other documents, any disclosure or notice or any other administrative matter required thereunder or arising therefrom, and including any post-closure obligations for such activities, such as monitoring and maintenance of and compliance with engineering and institutional controls.

“Remediation Equipment” means any equipment at the Project Site used in connection with any Remediation at the Project Site.

“Response” is defined in the sixth paragraph of the Preamble hereof.

“Response Period” shall have the meaning ascribed to such term in Section 6.2(f) hereof.

“Resubmitted Master Plan Information” shall have the meaning ascribed to such term in Section 6.2(e)(i) hereof.

“Resubmitted Post-Approval Item Information” shall have the meaning ascribed to such term in Section 6.2(f) hereof.

“REIT” shall have the meaning ascribed to such term in Section 14.2(a) hereof.

“RFP” is defined in the fifth paragraph of the Preamble hereof.

“Right of Entry Agreement” means the agreement between the Authority, Mills and Mack-Cali, dated July 28, 2003 and assigned to the Developer, as the same may be amended or modified from time to time in accordance with its terms.

“Right of First Refusal” shall have the meaning ascribed to such term in Section 10.2(a) hereof.

“ROFR Event” shall have the meaning ascribed to such term in Section 10.2(b) hereof.

“Second Threshold” shall have the meaning ascribed to such term in Section 5.4 hereof.

“Settlement Agreement” means that certain Settlement Agreement by and among the Borough, the East Rutherford Sewerage Authority and the Authority dated January 1, 1990, as amended by an addendum executed in January 1997, relating to Authority’s obligation to make PILOT payments to the Borough under N.J.S.A. 5:10-18(b).

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“Signage” shall mean all exterior signage (permanent or temporary) and all other exterior advertising media used for advertising or marketing purposes at the Project Site, including, but not limited to, any such exterior signage or exterior advertising media located at the Project, and such signage and advertising media without limitation, “JumboTron”-type screens, advertising signs, banners or displays, time clocks, message boards, billboards, public address announcements, and any advertising media located at the Project through which any other Person holding such rights advertises or markets or may advertise or market products, services, events or any other items.  The term “Signage,” as used herein, shall specifically include any exterior or advertising media not presently utilized or contemplated by the Parties that may be utilized at any time in the future for the advertising or marketing of products, services, events, or other items at the Project.

“Small Business Marketing Program” shall have the meaning ascribed to such term in Section 3.6 hereof.

“Spill Act” means the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11, et seq., as amended.

“Sports Complex” or “Meadowlands Complex” means the real property owned by the Authority, as depicted on Exhibit “B” hereto, upon which the Meadowlands Sports Complex, including but not limited to the Continental Airlines Arena, Giants Stadium, the Meadowlands Racetrack are situated.

“Sports Complex Agreements” means  collectively, (a) the Existing Sports Complex Agreements, and (b) any New Sports Complex Agreements.

“Sports Complex Tenants”, subject to the terms of all Project Agreements, means (a) as of the Effective Date, the following professional sports teams: the New Jersey Nets (NBA), the New Jersey Devils (NHL), the New York Giants (NFL), the New York Jets (NFL), the New York/New Jersey MetroStars (MLS), and (b) subsequent to the Effective Date, any professional sports team or other user of the Sports Complex pursuant to a New Sports Complex Agreement.

“Sports Complex Users” means Sports Complex Tenants, and such other sports teams, entertainment, shows, exhibitions, advertisers, users and concessionaires that use or may use the Sports Complex from time to time during the term of this Agreement.

“Stakeholders Advisory Group” shall have the meaning ascribed to such term in Section 12.6 hereof.

“Stakeholders Liaison” shall have the meaning ascribed to such term in Section 12.6 hereof.

“State” means the State of New Jersey.

“substantially complete” or “substantially completed” means that all work related to a Component, Component Part or the Final Traffic and Infrastructure Improvements, as the case may be, has achieved a state of completion so that it is eligible for review by the Authority

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pursuant to the criteria set forth in Section 9.5(a) hereof for delivery of a Certificate of Completion.

“Successor” shall have the meaning ascribed to such term in Section 14.3(a) hereof.

“Tenant(s)” means the Office/Hotel Tenants and the Entertainment/Retail Tenants.

“Title Insurer” shall have the meaning ascribed to such term in Section 4.2(a) hereof.

“Title Insurance Commitment” shall have the meaning ascribed to such term in Section 4.2(a) hereof.

“Title Objection” shall have the meaning ascribed to such term in Section 4.2(b) hereof.

“Title Objection Date” shall have the meaning ascribed to such term in Section 4.2(b) hereof.

“Title Policy” shall have the meaning ascribed to such term in Section 4.3 hereof.

“Traffic and Infrastructure Improvements” means improvements to roadways and sidewalks, installation of traffic signals and signage, relocation of utilities and other improvements, located on and off the Project Site and such other improvements implemented, for the purpose of improving vehicular and pedestrian access to the Project Site.  The Traffic and Infrastructure Improvements may be permitted, designed and constructed in Phases in accordance with the Final Traffic and Infrastructure Sequencing Plan.

“Traffic and Infrastructure Cap Amount” shall have the meaning ascribed to such term in Section 3.3(d) hereof.

“Traffic Study” shall have the meaning ascribed to such term in Section 6.2(c)(i) hereof.

“Transferee” shall have the meaning ascribed to such term in Section 14.3(a) hereof.

“Transferee Application” shall have the meaning ascribed to such term in Section 14.4 hereof.

“Transfer Documents” shall have the meaning ascribed to such term in Section 1.3(b) hereof.

“Transfers” shall have the meaning ascribed to such term in Section 14.1 hereof.

“Unspent Traffic and Infrastructure Amount” shall have the meaning ascribed to such term in Section 3.3(d)(ii) hereof.

“WMB Approvals” shall have the meaning ascribed to such term in Section 3.5(b) hereof.

“Wetlands Mitigation Bank” shall have the meaning ascribed to such term in Section 3.5(b) hereof.

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